Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 15, 2009

among

ROCKWOOD SPECIALTIES GROUP, INC.,
as US Borrower

ROCKWOOD SPECIALTIES LIMITED,
as UK Borrower

ROCKWOOD SPECIALTIES INTERNATIONAL, INC.,
as a Guarantor

The Several Lenders
from Time to Time Parties Hereto

CREDIT SUISSE,
as Administrative Agent

CREDIT SUISSE,

UBS SECURITIES LLC

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers and Joint Bookrunners

i

6.2.	Collateral	110
6.3.	Legal Opinions	112
6.4.	Receipt of Senior Subordinated Notes and Senior Subordinated Loan Agreement Proceeds	113
6.5.	Equity Contributions	113
6.6.	Closing Certificates	113
6.7.	Corporate Proceedings of Each Credit Party	113
6.8.	Corporate Documents	114
6.9.	Fees	114
6.10.	Escrow Agreements; Acquisition	114
6.11.	Patriot Act	114

SECTION 7.	Conditions Precedent to All Credit Events; Certain Funds Period; Clean-Up Period; Conditions Precedent to Restatement Date	115
7.1.	No Default; Representations and Warranties	115
7.2.	Notice of Borrowing; Letter of Credit Request	115
7.3.	Certain Funds Period	115
7.4.	Clean-Up Period	117
7.5.	UK Borrower	118
7.6.	Revolving Credit Loans and Extended Revolving Credit Loans	118
7.7.	Conditions Precedent to Restatement Date	118

SECTION 8.	Representations, Warranties and Agreements	118
8.1.	Corporate Status	118
8.2.	Corporate Power and Authority	119
8.3.	No Violation	119
8.4.	Litigation	119
8.5.	Margin Regulations	119
8.6.	Governmental Approvals	119
8.7.	Investment Company Act	120
8.8.	True and Complete Disclosure	120
8.9.	Financial Condition; Financial Statements	120
8.10.	Tax Returns and Payments	120
8.11.	Compliance with ERISA	121
8.12.	Subsidiaries	122
8.13.	Patents, etc.	122
8.14.	Environmental Laws	122
8.15.	Properties	122

SECTION 9.	Affirmative Covenants	123
9.1.	Information Covenants	123
9.2.	Books, Records and Inspections	126
9.3.	Maintenance of Insurance	126
9.4.	Payment of Taxes	127
9.5.	Consolidated Corporate Franchises	127
9.6.	Compliance with Statutes, Obligations, etc.	127
9.7.	ERISA	127

9.8.	Good Repair	128
9.9.	Transactions with Affiliates	128
9.10.	End of Fiscal Years; Fiscal Quarters	128
9.11.	Additional Guarantors and Grantors	129
9.12.	Pledges of Additional Stock and Evidence of Indebtedness	130
9.13.	Use of Proceeds	132
9.14.	Changes in Business	133
9.15.	Further Assurances	133
9.16.	UK Borrower	134
9.17.	Sale and Purchase Agreement	134
9.18.	Post-Closing Obligations	134

SECTION 10.	Negative Covenants	136
10.1.	Limitation on Indebtedness	136
10.2.	Limitation on Liens	139
10.3.	Limitation on Fundamental Changes	141
10.4.	Limitation on Sale of Assets	144
10.5.	Limitation on Investments	145
10.6.	Limitation on Dividends	148
10.7.	Limitations on Debt Payments and Amendments	150
10.8.	Limitations on Sale Leasebacks	151
10.9.	Senior Secured Debt to Consolidated EBITDA Ratio	151
10.10.	Consolidated EBITDA to Consolidated Interest Expense Ratio	151
10.11.	Capital Expenditures	151

SECTION 11.	Events of Default	152
11.1.	Payments	152
11.2.	Representations, etc.	152
11.3.	Covenants	152
11.4.	Default Under Other Agreements	153
11.5.	Bankruptcy, etc.	153
11.6.	ERISA	154
11.7.	Guarantee	154
11.8.	Pledge Agreement	154
11.9.	Security Agreement	154
11.10.	Mortgages	154
11.11.	Foreign Guarantees	155
11.12.	Foreign Security Documents	155
11.13.	Subordination	155
11.14.	Judgments	155
11.15.	Change of Control	155

SECTION 12.	The Administrative Agent	156
12.1.	Appointment	156
12.2.	Delegation of Duties	156
12.3.	Exculpatory Provisions	156
12.4.	Reliance by Administrative Agent	157

12.5.	Notice of Default	157
12.6.	Non-Reliance on Administrative Agent and Other Lenders	158
12.7.	Indemnification	158
12.8.	Administrative Agent in its Individual Capacity	159
12.9.	Successor Agent	159
12.10.	Withholding Tax	159

SECTION 13.	Collateral Allocation Mechanism	160
13.1.	Implementation of CAM	160
13.2.	Letters of Credit	161
13.3.	Net Payments Upon Implementation of CAM Exchange	162

SECTION 14.	Miscellaneous	163
14.1.	Amendments and Waivers	163
14.2.	Notices	165
14.3.	No Waiver; Cumulative Remedies	166
14.4.	Survival of Representations and Warranties	167
14.5.	Payment of Expenses and Taxes	167
14.6.	Successors and Assigns; Participations and Assignments	167
14.7.	Replacements of Lenders under Certain Circumstances	172
14.8.	Adjustments; Set-off	172
14.9.	Counterparts	173
14.10.	Severability	173
14.11.	Integration	173
14.12.	GOVERNING LAW	173
14.13.	Submission to Jurisdiction; Waivers	173
14.14.	Acknowledgments	174
14.15.	WAIVERS OF JURY TRIAL	174
14.16.	Confidentiality	174
14.17.	Judgment Currency	175
14.18.	Permitted Amendments	176
14.19.	Effect of the Amendment and Restatement	176

SCHEDULES

Schedule 1.1 (a)	Additional Cost
Schedule 1.1 (b)	Mortgaged Properties
Schedule 1.1 (c)	Commitments and Addresses of Lenders
Schedule 8.12	Subsidiaries
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A-1	Form of Canadian Guarantee

Exhibit A-2	Forms of Canadian Pledge Agreements
Exhibit A-3	Form of Canadian Security Agreement
Exhibit B	Forms of French Pledge Agreements
Exhibit C-1	Forms of German Abstract Acknowledgements of Indebtedness
Exhibit C-2	Form of German Assignment of Claims
Exhibit C-3	Form of German Guarantee
Exhibit C-4	Form of German Negative Pledge Agreement
Exhibit C-5	Form of German Pledge Agreement
Exhibit C-6	Forms of German Conditional Security Agreements
Exhibit C-7	German Pledge Agreement (Brockhues)
Exhibit D	Form of Guarantee
Exhibit E-1	Form of Italian Guarantee
Exhibit E-2	Forms of Italian Share Pledge Agreements
Exhibit E-3	Form of Italian Trademark Pledge Agreement
Exhibit F	Form of Mortgage (Real Property)
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Pledge Agreement
Exhibit I	Form of Security Agreement
Exhibit J-1	Form of Singapore Guarantee
Exhibit J-2	Forms of Singapore Pledge Agreements
Exhibit J-3	Form of Singapore Security Agreement
Exhibit K	Forms of Taiwan Pledge Agreements
Exhibit L-1	Form of UK Debenture
Exhibit L-2	Form of UK Guarantee
Exhibit L-3	Forms of UK Pledge Agreements
Exhibit M	Form of Luxembourg Pledge Agreements
Exhibit N	Form of Letter of Credit Request
Exhibit O-1	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit O-2	Form of Opinion of Tom Riordan
Exhibit O-3	Form of Opinion of Latham & Watkins LLP
Exhibit O-4	Form of Opinion of Latham & Watkins LLP
Exhibit O-5	Form of Opinion of Borden Ladner Gervais
Exhibit O-6	Form of Opinion of Latham & Watkins LLP
Exhibit O-7	Form of Opinion of Lee and Li
Exhibit O-8	Form of Opinion of Norton Rose Milan
Exhibit O-9	Form of Opinion of Burness
Exhibit O-10	Form of Opinion of Arendt & Medernach
Exhibit O-11	Form of Opinion of Local Counsel
Exhibit P	Form of Closing Certificate
Exhibit Q	Form of Assignment and Acceptance
Exhibit R-1	Form of Promissory Note (Tranche A-1 Term Loans)
Exhibit R-2	Form of Promissory Note (Tranche A-2 Term Loans)
Exhibit R-3	Form of Promissory Note (Tranche E Term Loans)
Exhibit R-4	Form of Promissory Note (Tranche G Term Loans)
Exhibit R-5	Form of Promissory Note (Revolving Credit Loans)
Exhibit R-6	Form of Promissory Note (Tranche H Term Loans

v

Exhibit R-7	Form of Promissory Note (Tranche I Term Loans)
Exhibit R-8	Form of Promissory Note (Extended Revolving Credit Loans and Swingline Loans)
Exhibit S	Form of Confidentiality Agreement
Exhibit T	Form of Post-Closing Schedule
Exhibit U	Form of Joinder Agreement

AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 15, 2009, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the “US Borrower”), ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower”), ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation (“Holdings”), the lending institutions from time to time parties hereto, CREDIT SUISSE, as Administrative Agent and as Collateral Agent (such terms and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1), and UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Syndication Agents.

WHEREAS, on the Closing Date, the US Borrower, the UK Borrower, Holdings, the Administrative Agent and certain of the Lenders entered into the Existing Credit Agreement pursuant to which certain of the Lenders agreed to extend credit to the Borrowers on a revolving credit basis and/or to make term loans to the US Borrower and the UK Borrower as specified therein;

WHEREAS, the Borrowers desire that certain of the Lenders and the other parties hereto agree to amend and restate the Existing Credit Agreement in its entirety and to continue to extend credit under the Existing Credit Agreement as amended and restated by this Agreement;

WHEREAS, the Required Lenders have, on or prior to the Restatement Date, authorized and directed the Administrative Agent to execute this Agreement pursuant to the Amendment Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement;

NOW, THEREFORE, the parties hereto agree to amend and restate the Existing Credit Agreement as follows:

SECTION 1.           Definitions

1.1.          Defined Terms.  (a)    As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

“Accepting Lenders” shall have the meaning provided in Section 14.18.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the sum of the amounts for such period of, without duplication, (a) income from continuing operations before income taxes and extraordinary items, (b) interest expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) non-recurring charges, (f) non-cash charges, (g) losses on asset sales and (h) restructuring charges or reserves less the sum of the amounts for such period of (i) non-recurring gains, (j) non-cash gains, (k) gains on asset sales and (l) interest income, all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquisition” shall mean the acquisition by the US Borrower and/or certain of its Affiliates pursuant to the Sale and Purchase Agreement of the outstanding capital stock (and the economic ownership of certain assets and businesses subject to a fiduciary trust agreement) of certain members of the Dynamit Nobel group (collectively, the “Target”) from the New Sellers.

“Acquisition Agreements” shall mean the Purchase Agreement and the Sale and Purchase Agreement.

“Acquisition Equity Contribution” shall mean, in connection with the Acquisition, (a) the contribution by investment entities controlled by KKR and DLJ Merchant Banking of approximately $488,000,000 (assuming an exchange rate of $1.20 to €1.00 and subject to adjustment based on the Sale and Purchase Agreement such that the amount of such contribution, together with the amount described in Section 6.4, the aggregate amount of the Term Loans funded on the Funding Date and the amount of any Revolving Credit Loans funded on the Funding Date to finance the Acquisition (which shall be accompanied by a proportionate increase in the amount of such equity contribution), shall be sufficient to pay the purchase price under the Sale and Purchase Agreement) in cash made on the Funding Date to Parent in the form of common equity, (b) the use by Parent of the full amount of such cash consideration described in clause (a) to purchase common equity of PIK Holdco and/or to make a cash equity contribution to the common equity of PIK Holdco, (c) the use by PIK Holdco of the full amount of such cash consideration described in clause (b) (less up to $21,000,000 used to refinance a portion of the PIK Notes and pay related fees and prepayment premiums) to purchase common equity of Holdings and/or to make a cash equity contribution to the common equity of Holdings and (d) the use by Holdings of the full amount of such cash consideration described in clause (c) to purchase common equity of the US Borrower and/or to make a cash equity contribution to the common equity of the US Borrower.

“Acquisition Escrow Agreement” shall mean the Acquisition Escrow Agreement dated as of the Funding Date among the New Sellers, the US Borrower, Knight Erste Beteiligungs GmbH and The Bank of New York, as Financing Escrow Agent.

“Additional Cost” shall mean, in relation to any Foreign Currency Borrowing, the cost as calculated by the Administrative Agent in accordance with Schedule 1.1(a) imputed to each Lender participating in such Borrowing of compliance with the mandatory liquid assets requirements of the Financial Services Authority (or other applicable regulatory authority) during the applicable Interest Period, expressed as a percentage.

“Adjusted Total Extended Revolving Credit Commitment” shall mean at any time the Total Extended Revolving Credit Commitment less the aggregate Extended Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean CS, together with its Affiliates, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.  With respect to Foreign Currency Borrowings, the Administrative Agent may be an Affiliate of CS for purposes of administering such Borrowings, and all references herein to the term “Administrative Agent” shall be deemed to refer to the Administrative Agent in respect of the applicable Borrowing or to all Administrative Agents, as the context requires.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at Eleven Madison Avenue, New York, NY 10010, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control (i) a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise and (ii) any other Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Co-Syndication Agents.

“Aggregate Extended Revolving Credit Outstanding” shall have the meaning provided in Section 5.2(b).

“Aggregate Revolving Credit Outstanding” shall have the meaning provided in Section 5.2(b).

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amendment Agreement” shall mean the Amendment Agreement dated as of June 15, 2009 among Holdings, the Borrowers, the Administrative Agent and the Lenders party thereto to which this Agreement shall be attached.

“Amortization Amount” shall have the meaning provided in Section 5.2(c).

“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan that is (a) a Revolving Credit Loan, 1.75% per annum, (b) an Extended Revolving Credit Loan or a Swingline Loan, 3.25% per annum, (c) a Tranche E Term Loan, 1.50% per annum and (d) a Tranche H Term Loan, 3.00% per annum.  Notwithstanding the foregoing, in the event that the Tranche E Term Loans and/or the Tranche H Term Loans shall at any time be rated at least Ba3 by Moody’s and at least BB- by S&P, as applicable, the term “Applicable ABR Margin” shall mean, from and after such date and until such time as such rating shall no longer be applicable, with respect to each ABR Loan that is a Tranche E Term Loan and/or a Tranche H Term Loan, as applicable, the applicable percentage per annum set forth above minus 0.25%.

“Applicable Eurodollar Margin” shall mean at any date with respect to each Eurodollar Loan that is (a) a Revolving Credit Loan, 3.00% per annum, (b) an Extended Revolving Credit Loan, 4.50% per annum, (c) a Tranche A-1 Term Loan or a Tranche A-2 Term Loan, 3.00% per annum, (d) a Tranche E Term Loan, 2.75%, (e) a Tranche G Term Loan, 3.00% per annum, (f) a Tranche H Term Loan, 4.25% per annum and (g) a Tranche I Term Loan, 4.50%.  Notwithstanding the foregoing, (a) in the event that the Tranche E Term Loans and/or the Tranche H Term Loans shall at any time be rated at least Ba3 by Moody’s and at least BB- by S&P, as applicable, the term “Applicable Eurodollar Margin” shall mean, from and after such date and until such time as such ratings shall no longer be applicable, with respect to each Eurodollar Loan that is a Tranche E Term Loan and/or a Tranche H Term Loan, as applicable, the applicable percentage per annum set forth above minus 0.25% and (b) in the event that the Tranche G Term Loans and/or the Tranche I Term Loans shall at any time be rated at least Ba3 by

Moody’s and at least BB- by S&P, as applicable, the term “Applicable Eurodollar Margin” shall mean, from and after such date and until such time as such ratings shall no longer be applicable, with respect to each Eurodollar Loan that is a Tranche G Term Loan and/or a Tranche I Term Loan, as applicable, the applicable percentage per annum set forth above minus 0.25%.

“Approved Fund” shall have the meaning provided in Section 14.6.

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition of any business units, assets or other properties of the US Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any capital stock of any Subsidiary of the US Borrower owned by the US Borrower or a Restricted Subsidiary).  Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Section 10.4(b) and the transactions permitted by Section 10.4(e) to the extent any Net Cash Proceeds in respect of accounts receivable subject to receivables financing facilities or factoring arrangements thereunder shall exceed $200,000,000 at any one time.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit Q.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the US Borrower designated as such in writing to the Administrative Agent by the US Borrower.

“Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of, without duplication, (i) for the purposes of Section 10.5(j), Section 10.5(m), Section 10.11(b) and the first proviso to Section 10.7 (to the extent, in the case of the first proviso to Section 10.7, that the Consolidated Total Debt to Consolidated EBITDA Ratio at such time and after giving effect to the prepayment, repurchase, redemption or defeasance to be completed on the Reference Date is less than 2.25 to 1.00), $600,000,000; provided, however, that any portion of such $600,000,000 in excess of $90,000,000 can only be used to make investments permitted pursuant to Section 10.5(j) and Section 10.5(m) and in no case shall such portion in excess of $90,000,000 be used, directly or indirectly, to declare or pay any Dividends or make any payments pursuant to Section 10.7, (ii) the aggregate amount of Net Cash Proceeds from Prepayment Events refused by Term Loan Lenders and retained by the US Borrower or the UK Borrower, as the case may be, in accordance with Section 5.2(c)(iv) after the Closing Date and on or prior to the Reference Date, (iii) an amount equal to (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been after the Closing Date and on or prior to the Reference Date (or will be) applied to (A) the prepayment of Loans in accordance with Section 5.2(a)(ii), (B) the payment and or distribution of dividends by the US Borrower to Holdings to pay cash interest of the 2011 Senior Notes in accordance with Section 10.6(f) or (C) the redemption, repurchase or retirement of the 2011 Senior Notes, the PIK Notes or the PIK

Refinancing Preferred Stock in accordance with Section 10.6(g), (iv) the amount of any capital contributions made in cash to the US Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Date, including contributions with the proceeds from any issuance of equity securities by any of the Borrower, the Parent Companies or Holdings, (v) the aggregate amount of all cash dividends and other cash distributions received by the US Borrower or any Restricted Subsidiary so long as such dividends or distributions are then immediately distributed to the US Borrower or a Guarantor from any Minority Investments or Unrestricted Subsidiaries after the Closing Date and on or prior to the Reference Date (other than the portion of any such dividends and other distributions that is used by the US Borrower or any Guarantor to pay taxes), (vi) the aggregate amount of all cash repayments of principal received by the US Borrower or any Guarantor from any Minority Investments or Unrestricted Subsidiaries after the Closing Date and on or prior to the Reference Date in respect of loans made by the US Borrower or any Guarantor to such Minority Investments or Unrestricted Subsidiaries and (vii) the aggregate amount of all net cash proceeds received by the US Borrower or any Restricted Subsidiary so long as such proceeds are then immediately distributed to the US Borrower or a Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary after the Closing Date and on or prior to the Reference Date minus (b) the sum at such time of (i) the aggregate amount of any investments (including loans) made by the US Borrower or any Restricted Subsidiary pursuant to the proviso to Section 10.5(j) or pursuant to Section 10.5(m) after the Restatement Date and on or prior to the Reference Date, (ii) the aggregate amount of Capital Expenditures made by the US Borrower or any of the Restricted Subsidiaries after the Restatement Date and on or prior to the Reference Date pursuant to Section 10.11(b) and (iii) the aggregate price paid by the US Borrower in connection with any prepayment, repurchase or redemption of the Subordinated Notes (other than any such prepayment made pursuant to sub-clause (z) of the proviso of Section 10.7(a)) or the Senior Subordinated Notes pursuant to Section 10.7(a) after the Restatement Date and on or prior to the Reference Date.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the Dollar Equivalent of the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding and (ii) the aggregate applicable Letter of Credit Outstanding at such time.

“Available Excess Cash Flow” shall mean at any time (the “Reference Date”) (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion at such time of such Excess Cash Flow that has been after the Closing Date and on or prior to the Reference Date (A) applied to (i) the prepayment of Loans in accordance with Section 5.2(a)(ii), (ii) the payment and or distribution of dividends by the US Borrower to Holdings to pay cash interest of the 2011 Senior Notes in accordance with Section 10.6(f) or (iii) the redemption, repurchase or retirement of the 2011 Senior Notes, the PIK Notes or the PIK Refinancing Preferred Stock in accordance with Section 10.6(g) or (B) utilized by the US Borrower or any Restricted Subsidiary (i) to make any investments (including loans) pursuant to Section 10.5(j) or Section 10.5(m) after the Closing Date and on or prior to the Reference Date, (ii) to make Capital Expenditures after the Closing Date and on or prior to the Reference Date pursuant to Section 10.11(b) or (iii) in connection with any prepayment, repurchase or redemption of the Subordinated Notes (other than any such prepayment made pursuant to sub-clause (z) of the proviso of Section 10.7(a))or the Senior Subordinated Notes pursuant to Section 10.7(a) after the Closing Date and on or prior to the Reference Date.

“Available Extended Commitment” shall mean an amount equal to the excess, if any, of (a) the Dollar Equivalent of the amount of the Total Extended Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Extended Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate applicable Letter of Credit Outstanding at such time.

“Available Tranche A Commitment” shall mean an amount equal to the excess, if any, of the Tranche A Term Loan Commitment over the aggregate principal amount of all Tranche A-1 Term Loans and Tranche A-2 Term Loans then outstanding.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” shall mean the US Borrower and the UK Borrower.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of Term Loan on the Funding Date (or resulting from conversions on a given date after the Funding Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided, that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans), (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Revolving Credit Loans, the same Interest Period (provided, that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Revolving Credit Loans) and (d) the incurrence of one Type of Extended Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Extended Revolving Credit Loans, the same Interest Period (provided, that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Extended Revolving Credit Loans).

“Brockhues” shall mean Brockhues GmbH & Co. KG.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in The City of New York or London a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on,

Eurodollar Loans denominated in Euro, any day that is a Business Day described in clause (a) and which is also a day on which the TARGET payment system is open for the settlement of payment in Euro; provided, that when used in connection with any Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealing in the London interbank market.

“Calculation Date” means (a) each date on which a Borrowing of Foreign Currency Revolving Credit Loans or a Borrowing of Foreign Currency Extended Revolving Credit Loans is requested, (b) each date on which a Foreign Currency Letter of Credit is issued, (c) if requested by the Administrative Agent, the last Business Day of a calendar month, (d) if at any time the Aggregate Revolving Credit Outstandings exceed 75% of the Total Revolving Credit Commitment or the Aggregate Extended Revolving Credit Outstandings exceed 75% of the Total Extended Revolving Credit Commitment, the last Business Day of each week and (e) if a Default or an Event of Default shall have occurred and be continuing, such additional dates as the Administrative Agent or the Required Lenders shall specify.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Section 13.

“CAM Dollar Lender” shall mean any Lender that has made or holds no Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche G Term Loans or Tranche I Term Loans and has no Revolving Credit Commitment or Extended Revolving Credit Commitment.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 13.1.

“CAM Exchange Date” shall mean the date on which (a) any event referred to in Section 11.5 shall occur in respect of  Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary or (b) an acceleration of the maturity of the Loans pursuant to Section 11 shall occur.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender’s participation in the aggregate Letter of Credit Outstanding immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders and the aggregate Letter of Credit Outstanding immediately prior to such CAM Exchange Date.  For purposes of computing each Lender’s CAM Percentage, all Specified Obligations and Letter of Credit Exposures which are denominated in Foreign Currencies shall be translated into Dollars at the Exchange Rate in effect on the CAM Exchange Date.

“Canadian Guarantee” shall mean the Canadian Guarantee Agreement, made by each of the Canadian Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of Canada or any province or territory thereof and is a party to the Canadian Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Canada or any province or territory thereof and that becomes a party to the Canadian Guarantee after the Funding Date pursuant to Section 9.11.

“Canadian Pledge Agreements” shall mean (a) the Canadian Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Canadian Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein in each case, substantially in the form of Exhibit A-2(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Security Agreement” shall mean the Canadian Security Agreement entered into by the Canadian Guarantors, certain other Restricted Subsidiaries and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit A-3, as the same may be amended, supplemented or otherwise modified from time to time.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the US Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the US Borrower and its Subsidiaries; provided, that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within one year of the sale of any asset to the extent purchased with the proceeds of such sale or (d) expenditures that constitute any part of Consolidated Lease Expense.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Change of Control” shall mean and be deemed to have occurred if (a)(i) KKR, DLJ Merchant Banking, their respective Affiliates and the Management Group shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of Parent (other than as the result of one or more widely distributed offerings of Parent Common Stock, in each case whether by Parent or by KKR, DLJ Merchant Banking, their respective Affiliates or the Management Group) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of Parent that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by KKR, DLJ Merchant Banking, their respective Affiliates and the Management Group, unless, in the case of either clause (i) or (ii) above, KKR, DLJ Merchant Banking, their respective Affiliates and the Management Group have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Parent; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of Parent; and/or (c) any Person, other than any of the Parent Companies and any Person who receives capital stock in PIK Holdco in connection with an investment made pursuant to Section 10.5(g), acquires ownership, directly or indirectly, beneficially or of record, of any equity interest (other than Qualified Preferred Stock or PIK Refinancing Preferred Stock) of any nature in PIK Holdco; and/or (d) any Person, other than any of the Parent Companies, acquires ownership, directly or indirectly, beneficially or of record, of any equity interest (other than PIK Refinancing Preferred Stock) of any nature in Holdings; and/or (e) any Person, other than Holdings (directly) or any of the Parent Companies (indirectly), acquires ownership, directly or indirectly, beneficially or of record, of any equity interest of any nature in the US Borrower; and/or (f) a Change of Control (as defined in any of the Subordinated Note Indenture, the 2011 Senior Notes Indenture, the Senior Subordinated Notes Indenture, the Senior Subordinated Loan Agreement or any PIK Notes Documents) shall have occurred.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Extended Revolving Credit Loans, New Revolving Loans, New Extended Revolving Loans, Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans, New Tranche H Term Loans (or each Series), New Tranche I Term Loans (or each Series), Tranche G Term Loans, Tranche H Term Loans, Tranche I Term Loans, Incremental Refinancing Term Loans (or each Series) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving

Credit Commitment, Extended Revolving Credit Commitment, New Revolving Credit Commitment, New Extended Revolving Credit Commitment, Tranche A Term Loan Commitment, Tranche E Term Loan Commitment, New Tranche H Term Loan Commitment, New Tranche I Term Loan Commitment, Tranche G Term Loan Commitment, Tranche H Term Loan Commitment, Tranche I Term Loan Commitment or Incremental Refinancing Term Loan Commitment.

“Clean-Up Period” shall have the meaning provided in Section 7.4.

“Closing Date” shall mean July 31, 2004.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the Funding Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral Agent” shall mean CS, together with its Affiliates, as the collateral agent for the Lenders and the other Secured Parties under this Agreement and the other Credit Documents.

“Collateral” shall have the meaning provided in the Pledge Agreement, the Security Agreement, any Foreign Security Document or any Mortgage, as applicable.

“Collateral Escrow Agent” shall mean JPMorgan Chase Bank, as the collateral agent for the Administrative Agent under the Financing Escrow Agreement.

“Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate

Level I Status, Level II Status and Level III Status	0.50%

Level IV Status	0.375%

Notwithstanding the foregoing, the term “Commitment Fee Rate” shall mean 0.50%, during the period from and including the Funding Date to but excluding the Initial Financial Statement Delivery Date.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitments, New Tranche H Term Loan Commitment (if applicable), New Tranche I Term Loan Commitment (if applicable), New Revolving Credit Commitment (if applicable), New Extended Revolving Credit Commitment (if applicable) or Incremental Refinancing Term Loan Commitment (if applicable).

“Confidential Information” shall have the meaning provided in Section 14.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the US Borrower dated June 2004, delivered to the Lenders in connection with this Agreement.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of the US Borrower and the Restricted Subsidiaries, excluding extraordinary items, for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements most recently required to be delivered pursuant to Section 9.1(a).

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of (a) Consolidated Earnings, (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, (f) non-cash charges, (g) losses on asset sales, (h) restructuring charges or reserves (including severance, relocation costs and one-time compensation charges and costs relating to the closures of facilities), (i) Transaction Expenses to the extent deducted in determining Consolidated Earnings, (j) any expenses or charges incurred in connection with any issuance of debt or equity securities, (k) any fees and expenses related to Permitted Acquisitions, (l) any deduction for minority interest expense and (m) items arising in connection with litigation related to the timber business of the US Borrower and its Subsidiaries (not exceeding $4,000,000 in the aggregate for any such period and $9,000,000 in the aggregate during the term of this Agreement), less the sum of the amounts for such period of (n) extraordinary gains and non-recurring gains, (o) non-cash gains and (p) gains on asset sales, all as determined on a consolidated basis for the US Borrower and the Restricted Subsidiaries in accordance with GAAP; provided, that (i) except as provided in clause (iv) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by the US Borrower or its Restricted Subsidiaries during such period through dividends or other distributions (it being understood that, to the extent that such income from continuing operations before income taxes and extraordinary items of any such Unrestricted Subsidiaries is excluded, the amounts set forth in clauses (b) through (p) above with respect to any such Unrestricted Subsidiaries shall not be included for purposes of determining Consolidated EBITDA for such period), (ii) there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of each Foreign Joint Venture for such period corresponding to the percentage of capital stock or other equity interests in such Foreign Joint Venture not owned by the US Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures) (it being understood that, to the extent that such income from continuing operations before income taxes and extraordinary items of such Foreign Joint Venture is excluded, the ratable amounts allocable to such non-owned capital stock or equity interests of the amounts set forth in clauses (b) through (p) above with respect to such Foreign Joint Venture shall not be included for purposes of determining Consolidated EBITDA for such period), (iii) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (iv)(x) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the US Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent and (y) for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of by the US Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the sum of (x) cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the US Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the US Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP plus (y) the aggregate amount of all cash Dividends paid by the US Borrower to Holdings for such period pursuant to Section 10.6 to the extent such Dividends were used, either directly or indirectly, to make cash interest payments on any outstanding 2011 Senior Notes; provided, that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the US Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of the US Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Sales” shall mean, for any fiscal year or any Test Period, as the case may be, “net sales” of the US Borrower and the Restricted Subsidiaries as set forth in the Section 9.1 Financials with respect to such Test Period or fiscal year, as applicable.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets as set forth on the most recent consolidated balance sheet of the US Borrower delivered pursuant to Section 9.1(a) or (b), as applicable, and the Restricted Subsidiaries prepared in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all Indebtedness of the US Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date and (ii) all Capitalized Lease Obligations of the US Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the US Borrower and the Restricted Subsidiaries as at such date (other than any such cash attributable to transactions consummated pursuant to Section 10.4(e) in respect of accounts receivable (or any portion thereof) that have not been collected during the Test Period that includes such date of determination) up to a maximum amount of $100,000,000 to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the US Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the US Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the US Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Parent on the Funding Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR, DLJ Merchant Banking or one of their respective Affiliates or Persons nominated by KKR, DLJ Merchant Banking or one of their respective Affiliates or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Continuing Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Second Amendment Effective Date that execute and deliver a signature page to the Second Amendment specifically in the capacity of a “Continuing Lender”.

“Continuing Tranche C Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Third Amendment Effective Date that execute and deliver a signature page to the Third Amendment specifically in the capacity of a “Continuing Tranche C Term Loan Lender”.

“Continuing Tranche D Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Third Amendment Effective Date that execute and deliver a signature page to the Third Amendment specifically in the capacity of a “Continuing Tranche D Term Loan Lender”.

“Continuing Tranche F Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Fourth Amendment Effective Date that execute and deliver a signature page to the Fourth Amendment specifically in the capacity of a “Continuing Tranche F Term Loan Lender.

“Converting Letters of Credit” shall mean each Letter of Credit issued under the Existing Credit Agreement and outstanding immediately prior to the Restatement Date.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Co-Syndication Agents” shall mean UBS Securities LLC and Goldman Sachs Credit Partners L.P.

“Credit Documents” shall mean this Agreement, the Security Documents, the Financing Escrow Agreement, the Amendment Agreement, each Letter of Credit and any promissory notes issued by the US Borrower or the UK Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean each of the US Borrower, the UK Borrower, the Guarantors, the Foreign Subsidiary Guarantors and each other Subsidiary of the US Borrower that is a party to a Credit Document.

“CS” shall mean Credit Suisse and any successor thereto.

“Cumulative Consolidated Net Income Available to Stockholders” shall mean, as of any date of determination, Consolidated Net Income less cash dividends paid by Holdings with respect to its capital stock for the period (taken as one accounting period) commencing on the Funding Date and ending on the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the US Borrower or any of the Restricted Subsidiaries of any Indebtedness (including any issuance by the US Borrower of Permitted Additional Subordinated Notes, any incurrence of Incremental Refinancing Term Loans pursuant to Section 2.15, any incurrence of Indebtedness pursuant to clause (ii) of Section 10.1(n) and any incurrence of Indebtedness pursuant to Section 10.1(q) but excluding any other Indebtedness permitted to be issued or incurred under Section 10.1 that is not expressly included herein).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividends” shall have the meaning provided in Section 10.6.

“DLJ Merchant Banking” shall mean DLJ Merchant Banking Partners III, L.P. and its Affiliates.

“Dollar Borrowing” shall mean a Borrowing denominated in Dollars.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2(b) using the applicable Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section 1.2.

“Dollar Extended Revolving Credit Loan” shall mean an Extended Revolving Credit Loan denominated in Dollars and made pursuant to Section 2.1(b).

“Dollar Letter of Credit” shall mean a Letter of Credit denominated in Dollars and issued pursuant to Section 3.1.

“Dollar Revolving Credit Loan” shall mean a Revolving Credit Loan denominated in Dollars and made pursuant to Section 2.1(b).

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the US Borrower that is organized under the laws of the United States, any state or territory thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Eligible Lender” shall mean, at any time, a Person who, on any date on which interest is payable under this Agreement, is a Person which is (a) beneficially entitled to the interest payable to it under this Agreement and (b)(i) a UK Lender or (ii) a Treaty Lender.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement EMU.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the US Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the Funding Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the US Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurodollar Extended Revolving Credit Loan” shall mean any Extended Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Loan” shall mean any Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan.

“Eurodollar Rate” shall mean, in the case of any Eurodollar Term Loan, Eurodollar Revolving Credit Loan, Eurodollar Extended Revolving Credit Loan (other than the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche G Term Loans, the Tranche I Term Loans, any Foreign Currency Revolving Credit Loan or any Foreign Currency Extended Revolving Credit Loan), with respect to each day during each Interest Period pertaining to such Eurodollar Loan, a rate equal to the higher of (a) 2.0% per annum and (b) (i) the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars in an amount comparable to such Borrowing are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period multiplied by (ii) the Statutory Reserve Rate.  With respect to Eurodollar Borrowings denominated in a Foreign Currency, the Eurodollar Rate for any Interest Period shall be a rate equal to the higher of (a) 2.0% per annum and (b) (i) the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this sentence, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the currency of such Borrowing in an amount comparable to such Borrowing are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Eurodollar Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the US Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the US Borrower and the Restricted Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures, whether incurred in such period or in a subsequent period), (iii) the aggregate amount of all prepayments of Revolving Credit Loans, Extended Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the Total Revolving Credit Commitments or the Total Extended Revolving Credit Commitments, (iv) the aggregate amount of all principal payments of Indebtedness of the US Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans, Extended Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the US Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (vi) increases in Consolidated Working Capital for such period, (vii) payments by the US Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the US Borrower and the Restricted Subsidiaries other than Indebtedness, (viii) the amount of investments made during such period pursuant to Section 10.5 to the extent that such investments were financed with internally generated cash flow of the US Borrower and the Restricted Subsidiaries, (ix) the amount of dividends paid during such period pursuant to clause (b), (c), (d) or (e) of the proviso to Section 10.6 to the extent such dividends were paid with the proceeds of any amount referred to in paragraph (a) of this definition, (x) the aggregate amount of expenditures actually made by the US Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and (xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the US Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness.

“Exchange Rate” shall mean on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg Key Cross-Currency Rates Page for such Foreign Currency.  In the event that such rate does not appear on any Bloomberg Key Cross-Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the US Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (Local Time) on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the US Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of the Closing Date, among the US Borrower, the UK Borrower, Holdings, Credit Suisse, as the Administrative Agent and Collateral Agent and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents, as amended or modified and in effect immediately prior to the Restatement Date.

“Extended Commitment Fee Rate” shall mean, with respect to the Available Extended Commitment on any day, 0.75% per annum.

“Extended Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is an Extending Revolving Credit Lender on the Restatement Date, the amount set forth on Schedule A to the Amendment Agreement (as appended to the Amendment Agreement on the Restatement Date) as such Lender’s Extended Revolving Credit Commitment and (b) in the case of any Lender that becomes a Lender after the Restatement Date, the amount specified as such Lender’s Extended Revolving Credit Commitment in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Extended Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Extended Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Extended Revolving Credit Commitment by (b) the aggregate amount of the Extended Revolving Credit Commitments; provided, that at any time when the Total Extended Revolving Credit Commitment shall have been terminated, each Lender’s Extended Revolving Credit Commitment Percentage shall be its Extended Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Extended Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Dollar Equivalent of the Extended Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.1(b).

“Extended Revolving Credit Maturity Date” shall mean July 30, 2012, or, if such date is not a Business Day, the next preceding Business Day.

“Extending Revolving Credit Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Restatement Date that execute and deliver a signature page to the Amendment Agreement specifically in the capacity of an Extending Revolving Credit Lender.

“Extending Tranche E Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Restatement Date that execute and deliver a signature page to the Amendment Agreement specifically in the capacity of an Extending Tranche E Term Loan Lender.

“Extending Tranche G Term Loan Lenders” shall mean those Lenders under the Credit Agreement immediately prior to the Restatement Date that execute and deliver a signature page to the Amendment Agreement specifically in the capacity of an Extending Tranche G Term Loan Lender.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Senior Secured Facilities Fee Letter dated April 19, 2004 among the US Borrower, CS, UBS Loan Finance LLC, UBS Securities LLC and Goldman Sachs Credit Partners L.P.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the applicable Letter of Credit Outstandings shall have been reduced to zero.

“Final Extended Date” shall mean the date on which the Extended Revolving Credit Commitments shall have terminated, no Extended Revolving Credit

Loans shall be outstanding and the applicable Letter of Credit Outstandings shall have been reduced to zero.

“Financing Escrow Agent” shall mean The Bank of New York.

“Financing Escrow Agreement” shall mean the Financing Escrow Agreement dated as of the Funding Date among the US Borrower, the UK Borrower, PIK Holdco, Knight Erste Beteiligungs GmbH, the Administrative Agent, the administrative agent under the Senior Subordinated Loan Agreement, Allianz Lebensversicherungs-AG, Stuttgart, Allianz Capital Partners GmbH, The Bank of New York, as Financing Escrow Agent, and JPMorgan Chase Bank, as Collateral Escrow Agent.

“First Amendment” shall mean the First Amendment to this Agreement, dated as of October 8, 2004.

“First Amendment Effective Date” shall mean the date on which the First Amendment becomes effective.

“Foreign Currencies” shall mean Euro and Sterling.

“Foreign Currency Borrowing” shall mean a Borrowing comprised of Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche G Term Loans, Tranche I Term Loans, Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans.

“Foreign Currency Extended Revolving Credit Loan” shall mean an Extended Revolving Loan denominated in a Foreign Currency and made pursuant to Section 2.1(b).

“Foreign Currency Letter of Credit” shall mean a Letter of Credit denominated in a Foreign Currency and issued pursuant to Section 3.1.

“Foreign Currency Loan” shall mean a Tranche A-1 Term Loan, Tranche A-2 Term Loan, Tranche G Term Loan, Tranche I Term Loan, Foreign Currency Revolving Loan or Foreign Currency Extended Revolving Loan.

“Foreign Currency Revolving Credit Loan” shall mean a Revolving Loan denominated in a Foreign Currency and made pursuant to Section 2.1(b).

“Foreign Joint Venture” shall mean any Restricted Foreign Subsidiary in which the US Borrower and its Restricted Subsidiaries own, collectively, less than 100% of the equity interests and designated as such in a written notice to the Administrative Agent by the US Borrower; provided, that in the event a Restricted Subsidiary not previously designated by the US Borrower as a Foreign Joint Venture is subsequently re-designated as a Foreign Joint Venture, (x) such re-designation shall be deemed to be an investment on the date of such re-designation in a Foreign Joint Venture in an amount equal to the product of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guarantee provided by such re-designated Restricted Subsidiary) and (ii) the percentage of capital stock or other equity interests in such Foreign Joint Venture owned by the US Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures) and (y) no Default or Event of Default would result from such re-designation.

“Foreign Security Documents” shall mean, collectively, (a) the UK Guarantee, (b) the UK Pledge Agreements, (c) the UK Debenture, (d) the German Guarantee, (e) the German Pledge Agreement, (f) the German Pledge Agreement (Brockhues), (g) the German Assignment of Claims, (h) the German Conditional Security Agreements, (i) the German Negative Pledge Agreement, (j) the German Abstract Acknowledgments of Indebtedness, (k) the Italian Guarantee, (l) the Italian Share Pledge Agreements, (m) the Italian Trademark Pledge Agreement, (n) the Canadian Guarantee, (o) the Canadian Pledge Agreements, (p) the Canadian Security Agreement, (q) the French Pledge Agreements, (r) the Singapore Guarantee, (s) the Singapore Pledge Agreements, (t) the Singapore Security Agreement, (u) the Taiwan Pledge Agreements, (v) the Luxembourg Pledge Agreements, (w) any Mortgage over Mortgaged Property of a Foreign Subsidiary, (x) any security document entered into by a Restricted Foreign Subsidiary pursuant to Section 9.11 or 9.12 and (y) any other security document entered into by a Restricted Foreign Subsidiary, including, without limitation, any other security document entered into by a Restricted Foreign Subsidiary as required by the Amendment Agreement to secure any of the Obligations.

“Foreign Subsidiary” shall mean each Subsidiary of the US Borrower that is not a Domestic Subsidiary, including the UK Borrower.

“Foreign Subsidiary Guarantees” shall mean (a) the UK Guarantee, (b) the German Guarantee, (c) the Italian Guarantee, (d) the Canadian Guarantee, (e) the Singapore Guarantee, (f) any guarantee agreement entered into by a Restricted Foreign Subsidiary pursuant to Section 9.11 or 9.12 and (g) any other guarantee agreement entered into by a Restricted Foreign Subsidiary to guarantee any of the Obligations.

“Foreign Subsidiary Guarantors” shall mean the UK Guarantors, the German Guarantors, the Italian Guarantors, the Canadian Guarantors, the Singapore Guarantors and any other Foreign Subsidiary that becomes a Foreign Subsidiary Guarantor pursuant to Section 9.11.

“Fourth Amendment” shall mean the Fourth Amendment to this Agreement, dated as of March 23, 2007.

“Fourth Amendment Effective Date” shall mean March 23, 2007, the date on which the conditions set forth in Section 3(c) of the Fourth Amendment are satisfied.

“French Pledge Agreements” shall mean (a) the French Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the French Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other

Secured Parties named therein, substantially in the form of Exhibit B(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Funded Debt” shall mean all Indebtedness of the US Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the US Borrower or one of the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the US Borrower, Indebtedness in respect of the Loans.

“Funding Date” shall mean July 30, 2004.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the Funding Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the US Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the US Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Funding Date and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“German Abstract Acknowledgments of Indebtedness” shall mean (x) the agreement between the UK Borrower and the Administrative Agent and (y) the agreement between the US Borrower and the Administrative Agent, in each case substantially in the form of Exhibit C-1(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“German Assignment of Claims” shall mean the agreement entered into by the German Guarantors, certain other Restricted Subsidiaries and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit C-2, as the same may be amended, supplemented or otherwise modified from time to time.

“German Conditional Security Agreements” shall mean the Agreements and all attachments and exhibits thereto, substantially in the form of Exhibit C-6, as the same may be amended, supplemented or otherwise modified from time to time.

“German Guarantee” shall mean the German Guarantee Agreement, made by each of the German Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit C-3, as the same may be amended, supplemented or otherwise modified from time to time.

“German Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of Germany and is a party to the German Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Germany and that becomes a party to the German Guarantee after the Funding Date pursuant to Section 9.11.

“German Negative Pledge Agreement” shall mean the letter and all attachments and exhibits thereto from Rockwood Pigmente Holding GmbH and Silo Pigmente GmbH to the Administrative Agent, substantially in the form of Exhibit C-4, as the same may be amended, supplemented or otherwise modified from time to time.

“German Pledge Agreement” shall mean the German Pledge Agreement entered into among the US Borrower, Rockwood Specialties GmbH and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit C-5, as the same may be amended, supplemented or otherwise modified from time to time.

“German Pledge Agreement (Brockhues)” shall mean the German Pledge Agreement entered into among Silo Pigmente GmbH, Rockwood Pigmente Holding GmbH and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit C-7, as the same may be amended, supplemented or otherwise modified from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee and Collateral Exception Amount” shall mean, at any time: (a)(i) $100,000,000 so long as the Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the most recent period for which Section 9.1 Financials are delivered by the US Borrower to the Lenders under Section 9.1 is less than 2.00 to 1.00, (ii) $75,000,000 if the Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the most recent period for which Section 9.1 Financials are delivered by the US Borrower to the Lenders under Section 9.1 is equal to or greater than 2.00 to 1.00 but less than 3.00 to 1.00 or (iii) $50,000,000 if the Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the most recent period for which Section 9.1 Financials are delivered by the US Borrower to the Lenders under Section 9.1 is greater than or equal to 3.00 to 1.00 minus (b) the sum of (i) the aggregate amount of

Indebtedness incurred or assumed following the Restatement Date prior to such time pursuant to Section 10.1(j) or (k) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12, (ii) the lesser of (x) the aggregate Increased Commitment Amount at such time and (y) $50,000,000, (iii) any Indebtedness incurred following the Restatement Date by any Foreign Joint Venture and (iv) the aggregate fair market value at the time each such investment was made of all outstanding investments made following the Restatement Date pursuant to Section 10.5(j) in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12; provided, that the Guarantee and Collateral Exception Amount shall be increased to the extent that the Indebtedness and Investments deducted from the Guarantee and Collateral Exception Amount prior to the Restatement Date are no longer outstanding; provided further, that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean Holdings and the US Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the US Borrower or any of the Restricted Subsidiaries in the ordinary course of business (and not for speculative purposes) in order to protect the US Borrower, the UK Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.14.

“Increased Commitment Amount” shall have the meaning given to such term in Section 14.1.

“Incremental Refinancing Amount Date” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Revolving Credit Commitments” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Revolving Credit Lender” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Revolving Credit Loan” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Term Loan Commitments” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Term Loan Lender” shall have the meaning given to such term in Section 2.15.

“Incremental Refinancing Term Loan” shall have the meaning given to such term in Section 2.15.

“Incremental Revolving OID” shall have the meaning given to that term in Section 2.15.

“Incremental Revolving Yield Differential” shall have the meaning given to that term in Section 2.15.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such

Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all net obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person; provided, that Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the first full fiscal quarter following the Closing Date.

“Interest Period” shall mean, with respect to any Term Loan, Revolving Credit Loan or Extended Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Italian Guarantee” shall mean the Italian Guarantee Agreement, made by each of the Italian Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit E-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Italian Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of Italy and is a party to the Italian Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Italy and that becomes a party to the Italian Guarantee after the Funding Date pursuant to Section 9.11.

“Italian Share Pledge Agreements” shall mean (a) the Italian Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Italian Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, in each case, substantially in the form of Exhibit E-2(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Italian Trademark Pledge Agreement” shall mean the unilateral pledge letter entered into by Rockwood Italia S.p.A. in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit E-3, as the same may be amended, supplemented or otherwise modified from time to time.

“Joinder Agreement” means an agreement substantially in the form of Exhibit U.

“Judgment Currency” shall have the meaning set forth in Section 14.17.

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 14.17.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L/C Maturity Date” shall mean the date that is (a) with respect to any Letters of Credit issued under the Revolving Credit Commitment, five Business Days prior to the Revolving Credit Maturity Date and (b) with respect to any Letters of Credit under the Extended Revolving Credit Commitment, five Business Days prior to the Extended Revolving Credit Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“L/C Reserve Account” shall have the meaning provided in Section 13.2(a)

“Lender Default” shall mean (a) with respect to the determination as to whether a Lender is a Defaulting Lender for purposes of Section 5.1, Section 5.2 and Section 14.1 (and any definitions used in such sections), (i) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 or (ii) a Lender having notified the Administrative Agent and/or the US Borrower that it does not intend to comply with the obligations under Section 2.1(b), 2.1(d) or 3.3, in the case of either clause (i) or clause (ii) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority and (b) with respect to the determination as to whether a Lender is a Defaulting Lender for purposes of Section 3.7, Section 4.1 and Section 14.7, (i) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3, (ii) the notification by a Lender to any Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or a Lender making a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (iii) the failure, within three Business Days after request by the Administrative Agent, of a Lender to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (iv) the failure of a Lender to otherwise pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (v) a Lender (A)

becoming or being insolvent or having a parent company that has become or is insolvent or (B) becoming the subject of a bankruptcy or insolvency proceeding, or having a receiver, conservator, trustee or custodian appointed for it, or taking any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or having a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Lenders” shall mean (a) the Persons listed on Schedule 1.1(c), (b) effective as of the Third Amendment Effective Date, the Persons listed on Schedule A to the Third Amendment (as appended to the Third Amendment on the Third Amendment Effective Date), (c) effective as of the Fourth Amendment Effective Date, the Persons listed on Schedule A to the Fourth Amendment (as appended to the Fourth Amendment on the Fourth Amendment Effective Date), (d) effective as of the Restatement Date, the Persons listed on Schedules A and B to the Amendment Agreement (as appended to the Amendment Agreement on the Restatement Date) and (e) any other Person that becomes a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or otherwise ceases to have any Loans or Commitments hereunder.

“Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1.

“Letter of Credit Commitment” shall mean $100,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the Dollar Equivalent of the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the Letter of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Letter of Credit Issuer” shall mean CS, any of its Affiliates or any successor pursuant to Section 3.6.  The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, including with respect to Foreign Currency Letters of Credit, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the

Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit issued under the Revolving Credit Commitment and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit issued under the Revolving Credit Commitment and (b) the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit issued under the Extended Revolving Credit Commitment and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit issued under the Extended Revolving Credit Commitment.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Level I Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.00 to 1.00 as of such date.

“Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.50 to 1.00 as of such date.

“Level III Status” shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.00 to 1.00 as of such date.

“Level IV Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 4.00 to 1.00 as of such date.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Extended Revolving Credit Loan, Swingline Loan, Term Loan, New Revolving Loan, New Extended Revolving Loan, New Tranche H Term Loan, New Tranche I Term Loans, Incremental Refinancing Revolving Credit Loan, or Incremental Refinancing Term Loan made by any Lender hereunder.

“Local Time” shall mean (a) with respect to a Loan, Borrowing or Letter of Credit denominated in Dollars, New York time, and (b) with respect to a Eurodollar Loan or Eurodollar Borrowing denominated in any Foreign Currency, London time.

“Luxembourg Pledge Agreements” shall mean the Luxembourg Pledge Agreements entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, substantially in the form of Exhibit M, as the same may be amended, supplemented or otherwise modified from time to time.

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary of any of the Parent Companies, Holdings, the US Borrower or any Subsidiaries at such time.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Material Adverse Change” shall mean any change in the business, assets, operations, properties or financial condition of Holdings, the US Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of Holdings, the US Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings, the US Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of Holdings, the US Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, (a) the UK Borrower and (b) each other Restricted Subsidiary of the US Borrower (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the US Borrower and the Restricted Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the US Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Tranche A-1 Term Loan Maturity Date, the Tranche A-2 Term Loan Maturity Date, Tranche E Term Loan Maturity Date, the Tranche G Term Loan Maturity Date, Tranche H Term Loan Maturity Date, Tranche I Term Loan Maturity Date, Extended Revolving Credit Maturity Date or the Revolving Credit Maturity Date.

“Minimum Borrowing Amount” shall mean (a) with respect to a Dollar Borrowing of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans, $1,000,000, (b) with respect to a Foreign Currency Borrowing of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans, the smallest amount of the applicable Foreign Currency that has a Dollar Equivalent in excess of $1,000,000 and (c) with respect to a Borrowing of Swingline Loans, $100,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the US Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other Security Document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Lenders and the other Secured Parties named therein in respect of that Mortgaged Property, substantially in the form of Exhibit F or, in the case of Mortgaged Properties located outside the United States of America, in such form as agreed between the US Borrower and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event or the issuance after the Funding Date by the US Borrower of any Senior Subordinated Notes or capital stock, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of Holdings, the US Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:

(i)  in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings, the US Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii)  in the case of any Prepayment Event (other than a Debt Incurrence Prepayment Event), the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings, the US Borrower or any of the Restricted Subsidiaries; provided, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii)  in the case of any Prepayment Event (other than a Debt Incurrence Prepayment Event), the amount of any Indebtedness (other than any Indebtedness hereunder) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such

Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)  in the case of any Asset Sale Prepayment Event (other than an Asset Sale Prepayment Event consummated pursuant to Section 10.4(e)), the amount of any proceeds of such Asset Sale Prepayment Event that the US Borrower has reinvested (or intends to reinvest within one year of the date of such Asset Sale Prepayment Event) in the business of the US Borrower or any of the Restricted Subsidiaries (subject to Section 9.14), provided that any portion of such proceeds that has not been so reinvested within such one-year period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the last day of such one-year period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i); provided further that, for purposes of the preceding proviso, such one-year period shall be extended by up to twelve months (or, if less, extended by up to the shortest period of time in excess of one year that such a reinvestment period exists pursuant to, or may be extended under the terms of, any instrument governing any publicly offered or privately placed Indebtedness of Holdings or the US Borrower) from the last day of such one-year period so long as (A) such proceeds are to be reinvested within such additional twelve-month period under the US Borrower’s business plan as most recently adopted in good faith by its Board of Directors and (B) the US Borrower believes in good faith that such proceeds will be so reinvested within such additional twelve-month period, and

(v)  in the case of any Prepayment Event or the issuance by the US Borrower of any Senior Subordinated Notes or capital stock, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by either of the Parent Companies, Holdings, the US Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event or issuance, as the case may be (other than those payable to either of the Parent Companies, Holdings, the US Borrower or any Subsidiary of the US Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Extended Revolving Loan” shall have the meaning provided in Section 2.14.

“New Extended Revolving Loan Commitments” shall have the meaning provided in Section 2.14.

“New Extended Revolving Loan Lender” shall have the meaning provided in Section 2.14.

“New Loan Commitments” shall have the meaning provided in Section 2.14.

“New Revolving Loan” shall have the meaning provided in Section 2.14.

“New Revolving Loan Commitments” shall have the meaning provided in Section 2.14.

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14.

“New Sellers” shall mean mg technologies ag and certain of its subsidiaries that are parties to the Sale and Purchase Agreement.

“New Tranche H Term Loan” shall have the meaning provided in Section 2.14.

“New Tranche H Term Loan Commitments” shall have the meaning provided in Section 2.14.

“New Tranche H Term Loan Lender” shall have the meaning provided in Section 2.14.

“New Tranche I Term Loan” shall have the meaning provided in Section 2.14.

“New Tranche I Term Loan Commitments” shall have the meaning provided in Section 2.14.

“New Tranche I Term Loan Lender” shall have the meaning provided in Section 2.14.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall have the meaning assigned to such term in the applicable Security Documents.

“OID” shall have the meaning given to that term in Section 2.15.

“Original Seller” shall mean Laporte Plc.

“Parent” shall mean Rockwood Holdings, Inc., a Delaware corporation.

“Parent Common Stock” shall mean any class of common stock of Parent outstanding after the Funding Date.

“Parent Companies” shall mean the Parent, PIK Holdco and any direct or indirect wholly owned Subsidiary of Parent or PIK Holdco that is a direct or indirect parent company of Holdings.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the US Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests becoming (i) a Restricted Subsidiary and (ii)(x) in the case of a Restricted Domestic Subsidiary, a US Subsidiary Guarantor or (y) in the case of a Restricted Foreign Subsidiary, a Foreign Subsidiary Guarantor, in each case to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired to the extent required by Sections 9.11, 9.12 and/or 9.15; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the US Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Notes” shall mean senior or senior subordinated notes, issued by the US Borrower, (i) the terms of which (1) do not provide for any scheduled repayment or redemption, mandatory repayment or redemption or sinking fund obligation prior to the date that is 182 days following the date that is eight years after the Funding Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (2) to the extent senior subordinated notes, provide for customary subordination to the Obligations under the Credit Documents, (ii) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the US Borrower and the Subsidiaries than those in the Subordinated Notes, (iii) which shall bear a rate of interest determined by the Board of Directors of the US Borrower to be a market rate of interest at the date of their issuance, (iv) of which no Subsidiary of the US Borrower (other than a Guarantor) is an obligor under such notes that is not an obligor under the Subordinated Notes and (v) the principal amount of which, when taken together with the amount of any New Loan Commitments hereunder (or New Revolving Loans, New Extended Revolving Loans, New Tranche H Term Loans or New Tranche I Term Loans made pursuant thereto), shall not exceed $250,000,000 in the aggregate.

“Permitted Additional PIK Notes” shall mean (a) PIK Notes other than PIK Notes issued as Permitted PIK Debt and (b) PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock issued in connection with any refinancing or replacement of PIK Notes issued under clause (a) of this definition; provided, that the aggregate principal amount of Permitted Additional PIK Notes and Permitted Additional Subordinated Notes outstanding at any time shall not exceed $250,000,000, plus accrued interest thereon as provided in the PIK Notes Documents or the Subordinated Note Indenture, as the case may be.

“Permitted Additional Subordinated Notes” shall mean (i) Subordinated Notes other than Subordinated Notes issued as Permitted Subordinated Debt and/or (ii) Senior Subordinated Notes other than Senior Subordinated Notes issued as Permitted Senior Subordinated Debt; provided, that the aggregate principal amount of Permitted Additional PIK Notes and Permitted Additional Subordinated Notes outstanding at any time shall not exceed $250,000,000, plus accrued interest thereon as provided in the PIK Notes Documents, the Subordinated Note Indenture or the Senior Subordinated Notes Indenture, as the case may be.

“Permitted Amendments” shall mean an extension of the final maturity date of the Extended Revolving Credit Loans and the Extended Revolving Credit Commitments of the Accepting Lenders (provided, that such extensions may not result in having more than two additional final maturity date under this Agreement in any year without the consent of the Administrative Agent) and in, connection therewith, any increase in the Applicable ABR Margin and Applicable Eurodollar Margin with respect to the applicable Loans and/or Commitments of the Accepting Lenders and the payment of additional fees to the Accepting Lenders (such increase and/or payments to be in the form of cash, equity interest or other property to the extent not prohibited by this Agreement).

“Permitted Capital Expenditure Amount” shall have the meaning provided in Section 10.11(a).

“Permitted Investments” shall mean (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Lender or any bank holding company owning any Lender; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the US Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.14; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the US Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings, the US Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the US Borrower or any of its Subsidiaries; provided, that such Lien secures only the obligations of the US Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases and licenses or sub-licenses granted to others not interfering in any material respect with the business of Holdings, the US Borrower and its Subsidiaries, taken as a whole; (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any of the Parent Companies, Holdings, the US Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business; and (l) Liens on accounts receivables, the account into which such accounts receivable are paid and other related rights in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, in each case, in favor of the factoring or financing party in respect of such accounts receivable; provided, that the applicable accounts receivable financing facilities or factoring arrangements are permitted by Section 10.4(e).

“Permitted PIK Debt” shall mean (a) the PIK Notes and (b) the 2011 Senior Notes; provided, that the aggregate principal amount of such PIK Notes and 2011 Senior Notes (together with the aggregate principal amount of the PIK Refinancing Indebtedness and the aggregate liquidation preference of PIK Refinancing Preferred Stock, in each case to the extent replacing the foregoing) outstanding at any time shall not exceed $170,000,000, plus accrued interest and dividends in accordance with the PIK Notes Documents or the 2011 Senior Notes Indenture, as applicable.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the US Borrower or any of the Restricted Subsidiaries after the Funding Date; provided, that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the US Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $20,000,000, the Board of Directors of the US Borrower (which such determination may take into account any retained interest or other investment of the US Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Senior Subordinated Debt” shall mean (a) the Senior Subordinated Loans and (b) the Senior Subordinated Notes to the extent that the Net Cash Proceeds therefrom are applied to prepay the principal of, and accrued interest on, the Senior Subordinated Loans or refinance or replace other Senior Subordinated Notes; provided that the aggregate principal amount of such Senior Subordinated Loans and Senior Subordinated Notes outstanding at any time shall not exceed the sum of $350,000,000 and Є419,076,355.71 plus any redemption or prepayment premiums payable in respect of the Senior Subordinated Loans.

“Permitted Subordinated Debt” shall mean the Subordinated Notes, provided that the aggregate principal amount of such Subordinated Notes outstanding at any time shall not exceed $375,000,000.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PIK Holdco” shall mean Rockwood Specialties Consolidated, Inc., a Delaware corporation.

“PIK Notes” shall mean pay-in-kind loans and notes of PIK Holdco issued pursuant to the documents listed in clauses (a) and (b) of the definition of the PIK Notes Documents.

“PIK Notes Documents” shall mean (a) the PIK Bridge Loan Agreement dated as of November 20, 2000, as amended, supplemented or otherwise modified from time to time, among PIK Holdco, as Borrower, the lenders from time to time parties thereto, Merrill Lynch Capital Corporation, as agent, and Merrill Lynch International, as arranger, pursuant to which the PIK Notes were issued, (b) the PIK Note Purchase Agreement between PIK Holdco and Allianz Lebensversicherungs-AG, Stuttgart, dated as of February 7, 2001, as the same may be amended, supplemented or otherwise modified from time to time and (c) all agreements and instruments governing the issuance or terms of any PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock.

“PIK Proceeds Equity Contribution” shall mean the contribution by Holdings to the US Borrower as common equity of an amount in cash equal to the amount of the Net Cash Proceeds of Permitted Additional PIK Notes (other than Permitted Additional PIK Notes described in clause (b) of the definition thereof) issued by PIK Holdco, with such contribution made using the Net Cash Proceeds of a prior contribution in cash by PIK Holdco to Holdings from the Net Cash Proceeds of the issuance by PIK Holdco of such Permitted Additional PIK Notes.

“PIK Refinancing Indebtedness” shall mean any Indebtedness of PIK Holdco or Holdings issued or given in exchange for, or the proceeds of which are used substantially simultaneously with the issuance thereof to refinance or replace, PIK Notes or Permitted Additional PIK Notes incurred pursuant to the terms of this Agreement, so long as (i) the aggregate principal amount of such Indebtedness does not exceed the aggregate principal amount of the PIK Notes or Permitted Additional PIK Notes for which such Indebtedness is being exchanged, or to be refinanced or replaced with such Indebtedness, plus accrued interest, redemption premiums or dividends in accordance with the PIK Notes Documents, (ii) such Indebtedness has a maturity no earlier than the maturity of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iii) such Indebtedness does not provide for the payment of interest in cash on any date that is earlier than the date upon which interest or dividends may be paid in cash under the terms of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iv) all other terms of such refinancing or replacement Indebtedness are, taken as a whole, no more adverse to the interests of the Lenders than those previously existing with respect to the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced and (v) such refinancing or replacement Indebtedness shall bear a rate of interest determined by the Board of Directors of PIK Holdco or Holdings, as applicable, to be a market rate of interest at the date of such refinancing or replacement and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“PIK Refinancing Preferred Stock” shall mean any preferred capital stock or preferred equity interest of PIK Holdco or Holdings issued or given in exchange for, or the proceeds of which are used substantially simultaneously with the issuance thereof to refinance or replace, PIK Notes or Permitted Additional PIK Notes incurred pursuant to the terms of this Agreement, so long as (i) the aggregate liquidation preference of such preferred capital stock or preferred equity interest does not exceed the aggregate principal amount of the PIK Notes or Permitted Additional PIK Notes for which such preferred capital stock or preferred equity interest is being exchanged, or to be refinanced or replaced with such preferred capital stock or preferred equity interest, plus accrued interest or dividends in accordance with the PIK Notes Documents, (ii) such capital stock or equity interest has a maturity no earlier than the maturity of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iii) such capital stock or equity interest does not provide for the payment of dividends in cash on any date that is earlier than the date upon which interest or dividends may be paid in cash under the terms of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iv) all other terms of such refinancing or replacement capital stock or equity interest are, taken as a whole, no more adverse to the interests of the Lenders than those previously existing with respect to the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced and (v) such refinancing or replacement capital stock or equity interest shall bear a dividend rate determined by the Board of Directors of PIK Holdco or Holdings, as applicable, to be a market dividend rate at the date of such refinancing or replacement and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the US Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement, entered into by Holdings, the US Borrower, the other pledgors party thereto and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Closing Schedule” shall have the meaning provided in Section 9.18.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by CS as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by CS in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the six fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the US Borrower in good faith as a result of reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the US Borrower and its Subsidiaries; provided, that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the US Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Purchase Agreement” shall mean the Business and Share Sale and Purchase Agreement dated September 25, 2000, between the Original Seller and Parent pursuant to which Parent, the US Borrower and the Subsidiaries (i) acquired from the Original Seller (x) all the Original Seller’s assets (including capital stock) primarily used in the conduct of the Original Seller’s Plastics & Compounding, Water Technologies, Timber Treatments, Water Treatments, GD Holmes, Electronics, Pigments and Additives business divisions and (y) all the outstanding capital stock of Laporte Electronics France, S.A. and (ii) assumed certain liabilities of the Original Seller, all as provided in such purchase agreement, for consideration payable to the Original Seller in the aggregate amount of $1,175,000,000 in cash (subject to certain purchase price adjustments in accordance with such purchase agreement).

“Qualified Preferred Stock” shall mean any preferred capital stock or preferred equity interest of any of the Parent Companies (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the Tranche G Term Loan Maturity Date and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the first anniversary of the Tranche G Term Loan Maturity Date and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Credit Documents.

“Quotation Day” shall mean, with respect to any Eurodollar Borrowing denominated in a Foreign Currency and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Real Estate” shall have the meaning given to that term in Section 9.1(f).

“Recalculation Date” shall have the meaning provided in Section 1.2.

“Reference Lender” shall mean CS.

“Refinancing Date” shall mean the date that is 182 days prior to the maturity of the Subordinated Notes.

“Refinancing Series” shall have the meaning given to that term in Section 2.15.

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Amount” shall mean any Tranche A-1 Repayment Amount, any Tranche A-2 Repayment Amount, any Tranche E Repayment Amount, any Tranche G Repayment Amount, any Tranche H Repayment Amount or any Tranche I Repayment Amount.

“Repayment Date” shall mean a Tranche A-1 Repayment Date, a Tranche A-2 Repayment Date, a Tranche E Repayment Date, a Tranche G Repayment Date, any Tranche H Repayment Date or any Tranche I Repayment Date.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Extended Revolving Credit Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the Adjusted Total Extended Revolving Credit Commitment at such date or (b) if the Total Extended Revolving Credit Commitment has been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Dollar Equivalent of the Extended Revolving Credit Loans and Letter of Credit Exposures relating to Letters of Credit issued under the Extended Revolving Credit Commitment (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of the Dollar Equivalent of (i) the Adjusted Total Revolving Credit Commitment at such date, (ii) the Adjusted Total Extended Revolving Credit Commitment at such date, (iii) the Adjusted Total Term Loan Commitment at such date and (iv) the outstanding principal amount of the Term Loans (excluding the Term Loans held by Defaulting Lenders) at such date or (b) if the Total Revolving Credit Commitment, the Total Extended Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the Dollar Equivalent of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the Adjusted Total Revolving Credit Commitment at such date or (b) if the Total Revolving Credit Commitment has been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Dollar Equivalent of the Revolving Credit Loans and Letter of Credit Exposures relating to Letters of Credit issued under the Revolving Credit Commitment (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Required Tranche A Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche A Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche A-1 Term Loans and the Tranche A-2 Term Loans (excluding the Tranche A-1 Term Loans and Tranche A-2 Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche E Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche E Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche E Term Loans (excluding the Tranche E Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche G Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche G Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche G Term Loans (excluding the Tranche G Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche H Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche H Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche H Term Loans (excluding the Tranche H Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche I Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche I Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche I Term Loans (excluding the Tranche I Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restatement Date” shall mean the date on which the conditions to the effectiveness of the amendment and restatement of the Existing Credit Agreement as set forth herein that are specified in the Amendment Agreement shall be satisfied.

“Restricted Domestic Subsidiary” shall mean a Domestic Subsidiary that is a Restricted Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the US Borrower other than an Unrestricted Subsidiary.

“Revolver Refinancing Indebtedness” shall mean Indebtedness issued or incurred under a new revolving credit facility (a “Additional Refinancing Revolver”) that permanently refinances, refunds, extends, renews or replaces all or a portion of the Revolving Credit Commitments or the Extended Revolving Credit Commitments hereunder; provided that (a) the available commitments under such Additional Refinancing Revolver when added to any Revolving Credit Commitments and Extended Revolving Credit Commitments not permanently refinanced with such Additional Refinancing Revolver shall not exceed the sum of the Total Revolving Credit Commitments and the Total Extended Revolving Credit Commitments outstanding immediately prior to the Restatement Date, (b) the US Borrower and the UK Borrower shall be the only borrowers under such Additional Refinancing Revolver and the Subsidiary Guarantors shall be the only guarantors, if any, with respect thereto, (c) such Additional Refinancing Revolver contains covenants and events of default which, taken as a whole, are determined in good faith by the Chief Financial Officer of the US Borrower to be the same in all material respects as (or less restrictive than) the covenants and events of default contained herein, (d) the maturity date of the Additional Refinancing Revolver shall be no shorter than the final maturity of the Revolving Credit Commitments or the Extended Revolving Credit Commitments that it is refinancing, (e) the Indebtedness under such Additional Refinancing Revolver, if secured, is secured only by Liens on the Collateral (and not by any other assets) granted in favor of the Collateral Agent or another agent appointed in connection with such Additional Refinancing Revolver that are subject to the terms of an intercreditor agreement that is reasonably satisfactory to the Collateral Agent and (f) the interest rate applicable to the Additional Refinancing Revolver shall be determined by the US Borrower and the applicable new lenders.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Funding Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the Funding Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments; provided, that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Dollar Equivalent of the Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Maturity Date” shall mean the date that is six years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day.

“Rockwood Group” shall mean the US Borrower and its Restricted Subsidiaries immediately prior to the Acquisition.

“RSGI Dollar Debt Escrow Account” shall mean Dollar Account Number 313122 established with the Financing Escrow Agent, to be administered pursuant to the terms of the Financing Escrow Agreement.

“RSGI Euro Debt Escrow Account” shall mean Euro Account Number 7357879780 established with the Financing Escrow Agent, to be administered pursuant to the terms of the Financing Escrow Agreement.

“Sale and Purchase Agreement” shall mean the Sale and Purchase Agreement, notarized on April 19, 2004, between mg technologies ag, MG North America Holdings Inc., Knight Erste Beteiligungs-GmbH, Knight Zweite Beteiligungs-GmbH, Knight Dritte Beteiligungs-GmbH, Knight Vierte Beteiligungs-GmbH, Knight Fünfte Beteiligungs-GmbH and RW Holding Corp. as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the US Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” shall mean the Second Amendment to this Agreement, dated as of December 10, 2004.

“Second Amendment Effective Date” shall mean the date on which the Second Amendment becomes effective.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Security Agreement” shall mean the Security Agreement entered into by the US Borrower, the other grantors party thereto and the Administrative Agent for the benefit of the Lenders and the other Secured Parties named therein, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Foreign Security Documents, (e) the Mortgages and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Obligations.

“Seller” shall mean any Original Seller or New Seller.

“Senior Secured Debt” shall mean, at any time, Consolidated Total Debt at such time minus any unsecured Indebtedness included therein.

“Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Senior Secured Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Senior Subordinated Loan Agreement” shall mean the Senior Subordinated Loan Agreement dated as of the Funding Date among the US Borrower, as borrower, the several lenders from time to time party thereto, CS, as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, UBS AG, Stamford Branch, as documentation agent, CS, UBS Loan Finance LLC and Goldman Sachs Credit Partners L.P., as initial lenders, and CS, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as lead arrangers, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Senior Subordinated Loans” shall mean (a) subordinated loans made pursuant to the Senior Subordinated Loan Agreement and having a final maturity not earlier than the date that is ten years after the Closing Date and (b) any replacement or refinancing thereof having terms no more materially adverse to the interests of the Lenders than the terms thereof; provided, that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Senior Subordinated Notes” shall mean (a) any Senior Subordinated Notes of the US Borrower issued after the Funding Date pursuant to the Senior Subordinated Notes Indenture to refinance any amounts outstanding under the Senior Subordinated Loan Agreement plus any redemption or prepayment premiums payable in respect thereof and (b) any replacement or refinancing thereof having terms no more materially adverse to the interests of the Lenders than the terms thereof; provided, that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Senior Subordinated Notes Indenture” shall mean any Indenture entered into after the Funding Date pursuant to which the Senior Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Series” shall have the meaning provided in Section 2.14.

“Singapore Guarantee” shall mean the Singapore Guarantee Agreement, made by each of the Singapore Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit J-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Singapore Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of Singapore P.O.C. and is a party to the Singapore Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Singapore P.O.C. and that becomes a party to the Singapore Guarantee after the Funding Date pursuant to Section 9.11.

“Singapore Pledge Agreements” shall mean (a) the Singapore Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Singapore Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, in each case, substantially in the form of Exhibit J-2(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Singapore Security Agreement” shall mean the Singapore Fixed and Floating Charge entered into by the Singapore Guarantors, certain other Restricted Subsidiaries and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit J-3, as the same may be amended, supplemented or otherwise modified from time to time.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Specified Obligations” shall mean Obligations consisting of (a) the principal and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the Consolidated Total Assets of the US Borrower and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the US Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP.

“Stated Amount” of any Letter of Credit shall mean, as of any date of determination, the maximum amount then available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the US Borrower as of any date, the existence of Level I Status, Level II Status, Level III Status or Level IV Status on such date.  Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the “Effective Date”) as of the first day following the last day of the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by the US Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition; provided, that (i) if the US Borrower shall have made any payments in respect of interest or commitment fees during the period (the “Interim Period”) from and including the Effective Date to but excluding the day any change in Status is determined as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by the US Borrower during such Interim Period and (ii) each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio or the Senior Secured Debt to Consolidated EBITDA Ratio, as applicable, pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” shall mean the lawful money of the United Kingdom.

“Subordinated Note Indenture” shall mean any Indenture (including the Indenture dated as of July 23, 2003, among the US Borrower, the guarantors party thereto and The Bank of New York, as trustee), pursuant to which the Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Subordinated Notes” shall mean (a) the 10 5/8% Senior Subordinated Notes due 2011 of the US Borrower issued pursuant to the Subordinated Note Indenture and (b) any replacement or refinancing thereof having terms no more materially adverse to the interests of the Lenders than the terms thereof; provided, that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the US Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Successor UK Borrower” shall have the meaning provided in Section 10.3(b).

“Swingline Commitment” shall mean $75,000,000.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans then outstanding.  The Swingline Exposure of any Lender at any time shall mean the sum of (a) the aggregate principal amount of Swingline Loans then outstanding in respect of which such Lender has made (or is required to have made) payments to the Swingline Lender pursuant to Section 2.1(d) and (b) such Lender’s Extended Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time (excluding the portion thereof consisting of Swingline Loans in respect of which the Lenders have made (or are required to have made) payments to the Swingline Lender pursuant to Section 2.1(d)).

“Swingline Lender” shall mean CS in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Extended Revolving Credit Maturity Date.

“Taiwan Pledge Agreements” shall mean (a) the Taiwan Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Taiwan Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, in each case, substantially in the form of Exhibit K(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Target” shall have the meaning provided in the definition of the term “Acquisition.”

“Term Loan” shall mean any Tranche A-1 Term Loan, Tranche A-2 Term Loan, Tranche E Term Loan, Tranche G Term Loan, Tranche H Term Loan or Tranche I Term Loan (or, as the context may require, any other term loan made hereunder prior to the Restatement Date).

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Tranche A Term Loan Commitment, Tranche E Term Loan Commitment, Tranche G Term Loan Commitment , Tranche H Term Loan Commitment and Tranche I Term Loan Commitment”.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the US Borrower then last ended.

“Third Amendment” shall mean the Third Amendment to this Agreement, dated as of December 13, 2005.

“Third Amendment Effective Date” shall mean the date on which the Third Amendment becomes effective.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment, the Total Revolving Credit Commitment and the Total Extended Revolving Credit Commitment.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the Total Revolving Credit Commitment at such date, (b) the Total Extended Revolving Credit Commitment at such date, (c) the Total Term Loan Commitment at such date and (d) the outstanding principal amount of all Term Loans at such date.

“Total Extended Revolving Credit Commitment” shall mean the sum of the Extended Revolving Credit Commitments of all the Lenders.  The Total Extended Revolving Credit Commitment on the Restatement Date is $[                    ](1).

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.  The Total Revolving Credit Commitment on the Funding Date was $250,000,000.  The Total Revolving Credit Commitment on the Restatement Date is [                      ](2).

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments, New Tranche H Term Loan Commitments (if applicable), New Tranche I Term Loan Commitments (if applicable) and the Incremental Refinancing Term Loan Commitment (if applicable) of all the Lenders.

“Tranche A Loans” shall have the meaning provided in Section 14.6(b)(ii)(B).

“Tranche A-1 Repayment Amount” shall have the meaning provided in Section 2.5(b)(i).

“Tranche A-2 Repayment Amount” shall have the meaning provided in Section 2.5(b)(ii).

“Tranche A-1 Repayment Date” shall have the meaning provided in Section 2.5(b)(i).

“Tranche A-2 Repayment Date” shall have the meaning provided in Section 2.5(b)(ii).

“Tranche A-1 Term Loan” shall have the meaning provided in Section 2.1(a).

“Tranche A-2 Term Loan” shall have the meaning provided in Section 2.1(a).

“Tranche A Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Funding Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Tranche A Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Funding Date, the amount specified as such Lender’s “Tranche A Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate Tranche A Term Loan Commitment on the Funding Date is €209,538,177.86.  It is understood and agreed that any Lender having a Tranche A Term

(1) To be inserted upon effectiveness of Extended Revolving Credit Commitments.

(2) To be inserted upon effectiveness of Extended Revolving Credit Commitments.

Loan Commitment or holding Tranche A-1 Term Loans or Tranche A-2 Term Loans shall have (or hold) a pro rata share of the Tranche A Term Loan Commitment, Tranche A-1 Term Loans and Tranche A-2 Term Loans, as the case may be.

“Tranche A-1 Term Loan Maturity Date” shall mean the date that is seven years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day; provided, however, that the Tranche A-1 Term Loan Maturity Date will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date either (a) the Subordinated Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal in excess of $75,000,000 (except pursuant to asset sale or change of control provisions that are no more materially adverse to the interests of the Lenders than those relating to the Subordinated Notes as in effect on the date hereof) any earlier than) the date that is 182 days following the date that is seven years after the Funding Date or (b) legal defeasance or similar arrangements reasonably satisfactory to the Administrative Agent shall not have been made for the repayment or redemption of the Subordinated Notes in full.

“Tranche A-2 Term Loan Maturity Date” shall mean the date that is seven years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day; provided, however, that the Tranche A-2 Term Loan Maturity Date will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date either (a) the Subordinated Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal in excess of $75,000,000 (except pursuant to asset sale or change of control provisions that are no more materially adverse to the interests of the Lenders than those relating to the Subordinated Notes as in effect on the date hereof) any earlier than) the date that is 182 days following the date that is seven years after the Funding Date or (b) legal defeasance or similar arrangements reasonably satisfactory to the Administrative Agent shall not have been made for the repayment or redemption of the Subordinated Notes in full.

“Tranche C Term Loan Lender” shall mean each Lender with a Tranche C Term Loan Commitment or with outstanding Tranche C Term Loans.

“Tranche D Term Loan Lender” shall mean each Lender with a Tranche D Term Loan Commitment or with outstanding Tranche D Term Loans.

“Tranche E Repayment Amount” shall have the meaning provided in Section 2.5(b)(iii).

“Tranche E Repayment Date” shall have the meaning provided in Section 2.5(b)(iii).

“Tranche E Term Loan” shall mean a Loan made to the US Borrower in Dollars on the Third Amendment Effective Date pursuant to Section 3 of the Third Amendment.  On the Third Amendment Effective Date, the aggregate principal amount of the Tranche E Term Loans shall be $1,139,275,000.00.  On the Restatement Date, the aggregate principal amount of the Tranche E Term Loans shall be $142,041,093.39.

“Tranche E Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche E Term Loans hereunder pursuant to Section 3 of the Third Amendment on the Third Amendment Effective Date.  The amount of each Lender’s Tranche E Term Loan Commitment is set forth on Schedule A to the Third Amendment (as appended to the Third Amendment on the Third Amendment Effective Date) or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche E Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Tranche E Term Loan Lender” shall mean each Lender with a Tranche E Term Loan Commitment or with outstanding Tranche E Term Loans.

“Tranche E Term Loan Maturity Date” shall mean the date that is eight years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day; provided, however, that the Tranche E Term Loan Maturity Date will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date either (a) the Subordinated Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal in excess of $75,000,000 (except pursuant to asset sale or change of control provisions that are no more materially adverse to the interests of the Lenders than those relating to the Subordinated Notes as in effect on the date hereof) any earlier than) the date that is 182 days following the date that is eight years after the Funding Date or (b) legal defeasance or similar arrangements reasonably satisfactory to the Administrative Agent shall not have been made for the repayment or redemption of the Subordinated Notes in full.

“Tranche F Term Loan Lender” shall mean each Lender with a Tranche F Term Loan Commitment or with outstanding Tranche F Term Loans.

“Tranche G Repayment Amount” shall have the meaning provided in Section 2.5(b)(iv).

“Tranche G Repayment Date” shall have the meaning provided in Section 2.5(b)(iv).

“Tranche G Term Loan” shall mean a Loan made to the US Borrower in Euro on the Fourth Amendment Effective Date pursuant to Section 3 of the Fourth Amendment.  On the Fourth Amendment Effective Date, the aggregate principal amount of the Tranche G Term Loans shall be €269,314,259.17. On the Restatement Date, the aggregate principal amount of the Tranche G Term Loans shall be €65,435,999.09.

“Tranche G Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche G Term Loans hereunder pursuant to Section 3 of the Fourth Amendment on the Fourth Amendment Effective Date.  The amount of each Lender’s Tranche G Term Loan Commitment is set forth on Schedule A to the Fourth Amendment (as appended to the Fourth Amendment on the Fourth Amendment Effective Date) or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche G Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Tranche G Term Loan Lender” shall mean each Lender with a Tranche G Term Loan Commitment or with outstanding Tranche G Term Loans.

“Tranche G Term Loan Maturity Date” shall mean the date that is eight years after the Funding Date, or, if such date is not a Business Day, the next preceding Business Day; provided, however, that the Tranche G Term Loan Maturity Date will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date either (a) the Subordinated Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal in excess of $75,000,000 (except pursuant to asset sale or change of control provisions that are no more materially adverse to the interests of the Lenders than those relating to the Subordinated Notes as in effect on the date hereof) any earlier than) the date that is 182 days following the date that is eight years after the Funding Date or (b) legal defeasance or similar arrangements reasonably satisfactory to the Administrative Agent shall not have been made for the repayment or redemption of the Subordinated Notes in full.

“Tranche H Repayment Amount” shall have the meaning provided in Section 2.5(b)(v).

“Tranche H Repayment Date” shall have the meaning provided in Section 2.5(b)(v).

“Tranche H Term Loan” shall mean a Loan made to the US Borrower in Dollars on the Restatement Date pursuant to Section 3 of the Amendment Agreement.  On the Restatement Date, the aggregate principal amount of the Tranche H Term Loans shall be $939,983,906.61.

“Tranche H Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche H Term Loans hereunder pursuant to Section 3 of the Amendment Agreement on the Restatement Date.  The amount of each Lender’s Tranche H Term Loan Commitment is set forth on Schedule A to the Amendment Agreement (as appended to the Amendment Agreement on the Restatement Date) or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche H Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Tranche H Term Loan Lender” shall mean each Lender with a Tranche H Term Loan Commitment or with outstanding Tranche H Term Loans.

“Tranche H Term Loan Maturity Date” shall mean May 15, 2014, or, if such date is not a Business Day, the next preceding Business Day.

“Tranche I Repayment Amount” shall have the meaning provided in Section 2.5(b)(vi).

“Tranche I Repayment Date” shall have the meaning provided in Section 2.5(b)(vi).

“Tranche I Term Loan” shall mean a Loan made to the US Borrower in Euro on the Restatement Date pursuant to Section 4 of the Amendment Agreement.  On the Restatement Date, the aggregate principal amount of the Tranche I Term Loans shall be €195,633,946.04.

“Tranche I Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche I Term Loans hereunder pursuant to Section 4 of the Amendment Agreement on the Restatement Date.  The amount of each Lender’s Tranche I Term Loan Commitment is set forth on Schedule B to the Amendment Agreement (as appended to the Amendment Agreement on the Restatement Date) or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche I Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Tranche I Term Loan Lender” shall mean each Lender with a Tranche I Term Loan Commitment or with outstanding Tranche I Term Loans.

“Tranche I Term Loan Maturity Date” shall mean May 15, 2014, or, if such date is not a Business Day, the next preceding Business Day.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents, the Senior Subordinated Loan Agreement and the Senior Subordinated Notes Indenture, in each case, to the extent they are a party thereto, (b) the Borrowings hereunder, the borrowings under the Senior Subordinated Loan Agreement, the issuance of the Senior Subordinated Notes, the issuance of Letters of Credit and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Security Documents, (d) the Acquisition, (e) the refinancing of the 2003 Credit Agreement and of certain existing Indebtedness of the Target and (f) any other transaction related to or entered into in connection with any of the foregoing.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Parent or any of its Subsidiaries in connection with the Transactions.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed in Maastricht on February 7, 1992 and came into force on November 1, 1993).

“Treaty Lender” shall mean a Person who, by virtue of a double taxation agreement between the United Kingdom and the country of residence of that Person, is (subject only to a prior direction given to the UK Borrower by the United Kingdom Inland Revenue following an application by that Person) eligible to receive payments from the UK Borrower under this Agreement, (a) in the case of an original Lender under this Agreement, without any deduction in respect of taxes or (b) in the case of a Transferee, subject to a deduction in respect of taxes to an extent no greater than that which applied to the original Lender from which the Transferee acquired its Commitments.

“2003 Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of December 8, 2003 among the US Borrower, the UK Borrower, Holdings, PIK Holdco, Parent, the Lenders party thereto and JPMorgan Chase Bank, as administrative agent.

“2011 Senior Notes” shall mean (a) the $70,000,000 initial aggregate principal amount ($112,341,229 aggregate principal amount at maturity) of 12% Senior Discount Notes due 2011 of Holdings issued pursuant to the 2011 Senior Notes Indenture and (b) any replacement or refinancing thereof having terms no more materially adverse to the interests of the Lenders than the terms thereof.

“2011 Senior Notes Indenture” shall mean any Indenture (including the Indenture dated as of July 23, 2003) issued by Holdings, pursuant to which the 2011 Senior Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Type” shall mean (a) as to any Tranche A-1 Term Loan, Tranche A-2 Term Loan, Tranche G Term Loan or Tranche I Term Loan, its nature as a Eurodollar Term Loan, (b) as to any Tranche E Term Loan or Tranche H Term Loans, its nature as an ABR Loan or a Eurodollar Term Loan, (c) as to any Dollar Revolving Credit Loan or Dollar Extended Revolving Credit Loan, its nature as an ABR Loan, a Eurodollar Revolving Credit Loan or a Eurodollar Extended Revolving Credit Loan and (d) as to any Foreign Currency Revolving Credit Loan or Foreign Currency Extended Revolving Credit Loan, its nature as a Eurodollar Revolving Credit Loan or a Eurodollar Extended Revolving Credit Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the Funding Date, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“UK Borrower” shall have the meaning provided in the preamble to this Agreement.

“UK Borrower Debt Escrow Account” shall mean Euro Account Number 8371059780 established by the Financing Escrow Agent, to be administered pursuant to the terms of the Financing Escrow Agreement.

“UK Debenture” shall mean the Debenture entered into by the UK Borrower, the UK Guarantors and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit L-1, as the same may be amended, supplemented or otherwise modified from time to time.

“UK Guarantee” shall mean the UK Guarantee Agreement, made by the US Borrower and each of the UK Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein, substantially in the form of Exhibit L-2, as the same may be amended, supplemented or otherwise modified from time to time.

“UK Guarantors” shall mean (a) each Subsidiary of the US Borrower (other than the UK Borrower and any Unrestricted Subsidiary) on the Funding Date that is a member of the Rockwood Group and that is incorporated under the laws of England and Wales and (b) each Subsidiary of the US Borrower that is incorporated under the laws of England and Wales and that becomes a party to the UK Guarantee after the Funding Date pursuant to Section 9.11.

“UK Lender” shall mean a Person who is (a) a company resident in the United Kingdom for tax purposes, (b) a partnership each of whose members is a company so resident or (c) a company not so resident in the United Kingdom for tax purposes, but which carries on a trade in the United Kingdom through a branch or agency and is subject to corporation tax on interest paid to it under this Agreement.

“UK Pledge Agreements” shall mean (a) the Charge Over Shares, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and the other Secured Parties named therein and (b) the Charge Over Shares, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other Secured Parties named therein, in each case substantially in the form of Exhibit L-3(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the US Borrower that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder); provided, that at such time (or promptly thereafter) the US Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) subsequently re-

designated as an Unrestricted Subsidiary by the US Borrower in a written notice to the Administrative Agent; provided, that (x) such re-designation shall be deemed to be an investment on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guarantee provided by such re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such re-designated Restricted Subsidiary to the US Borrower or any other Restricted Subsidiary immediately prior to such re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written re-designation by the US Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such re-designation.  On or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“US Borrower” shall have the meaning provided in the preamble to this Agreement.

“US Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Unrestricted Subsidiary) on the Funding Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Funding Date pursuant to Section 9.11.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Yield Differential” shall have the meaning given to that term in Section 2.15.

(b)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2.          Exchange Rates.  (a)    Not later than 1:00 p.m. (New York time) on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Foreign Currency to be used for calculating the Dollar Equivalent and (ii) give notice thereof to the Lenders and the US Borrower (on behalf of itself and the UK Borrower).  The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Recalculation Date”), shall remain effective until the next succeeding Recalculation Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b)  Not later than 5:00 p.m. (New York time) on each Recalculation Date and each date on which Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans are made, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of (A) the principal amounts of the Foreign Currency Revolving Credit Loans then outstanding (after giving effect to any Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans, as applicable, made or repaid on such date), (B) the face value of outstanding Foreign Currency Letters of Credit and (C) Unpaid Drawings in respect of Foreign Currency Letters of Credit and (ii) notify the Lenders and the US Borrower (on behalf of itself and the UK Borrower) of the results of such determination.

(c)  For purposes of determining compliance under Sections 10.4, 10.5, 10.6, 10.9, 10.10 and 10.11 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average daily Exchange Rate for such Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period.  For purposes of determining compliance with Sections 10.1 and 10.2, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence.

1.3.          Redenomination of Certain Foreign Currencies.  (a)    Each obligation of any party to this Agreement to make a payment denominated in Sterling on or after the date the United Kingdom adopts the Euro as its lawful currency after the Funding Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to Sterling, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which the United Kingdom adopts the Euro as its lawful currency; provided, that if any Foreign Currency Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Foreign Currency Borrowing, at the end of the then current Interest Period.

(b)  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent, in consultation with the US Borrower and the UK Borrower, may from time to time specify to be appropriate to reflect the adoption of the Euro by the United Kingdom and any relevant market conventions or practices relating to the Euro.

SECTION 2.           Amount and Terms of Credit

2.1.          Commitments.  (a)    Subject to and upon the terms and conditions herein set forth,

(i)  each Lender having a Tranche A Term Loan Commitment severally agrees to make a loan or loans (each a “Tranche A-1 Term Loan” and, collectively, the “Tranche A-1 Term Loans”) to the US Borrower on the Funding Date in Euro, which Tranche A-1 Term Loans shall not exceed for any such Lender such Lender’s pro rata share of all Tranche A-1 Term Loans to be made on the Funding Date (based on the percentage which such Lender’s Tranche A Term Loan Commitment represents of the aggregate Tranche A Term Loan Commitments of all Lenders); provided, that the aggregate principal amount of all Tranche A-1 Term Loans made on the Funding Date shall not exceed €39,129,762.71;

(ii)  each Lender having a Tranche A Term Loan Commitment severally agrees to make a loan or loans (each a “Tranche A-2 Term Loan” and, collectively, the “Tranche A-2 Term Loans”) to the UK Borrower on the Funding Date in Euro, which Tranche A-2 Term Loans shall not exceed for any such Lender such Lender’s pro rata share of all Tranche A-2 Term Loans to be made on the Funding Date (based on the percentage which such Lender’s Tranche A Term Loan Commitment represents of the aggregate Tranche A Term Loan Commitments of all Lenders); provided, that the aggregate principal amount of all Tranche A-2 Term Loans made on the Funding Date shall not exceed €128,500,779.57;

(iii)  each Lender having a Tranche A Term Loan Commitment severally agrees to make a loan or loans on a single date on or prior to September 30, 2004 to the US Borrower and/or the UK Borrower, as directed by the US Borrower in a Notice of Borrowing delivered in accordance with Section 2.3, the amount of which loans shall not exceed for any such Lender such Lender’s pro rata share of all such loans to be made on the applicable date of borrowing (based on the percentage which such Lender’s Tranche A Term Loan Commitment represents of the aggregate Tranche A Term Loan Commitments of all Lenders); provided, that the aggregate principal amount of all such loans made on the date of such borrowing shall not exceed €41,907,635.58.  The portion of such loans, if any, made on the date of such borrowing to the US Borrower shall be “Tranche A-1 Term Loans” and the portion of such loans, if any, made on the date of such borrowing to the UK Borrower shall be “Tranche A-2 Term Loans” for all purposes under this Agreement.  In the event that the US Borrower shall not deliver a Notice of Borrowing with respect to such loans on or prior to September 30, 2004 in accordance with Section 2.3, the US Borrower shall be deemed to have requested on behalf of itself a Tranche A-1 Term Loan in the amount of €41,907,635.58 (and such Tranche A-1 Term Loan shall be funded on September 30, 2004 as stated above), unless the US Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 Noon (Local Time) at least three Business Days prior to September 30, 2004 that no such loans are to be made to the US Borrower or the UK Borrower;

(iv)  each Lender having a Tranche E Term Loan Commitment severally agrees, pursuant to the Third Amendment, to make a Tranche E Term Loan or Tranche E Term Loans on the Third Amendment Effective Date to the US Borrower in Dollars, which Tranche E Term Loans shall not exceed for any such Lender the Tranche E Term Loan Commitment of such Lender as of the Third Amendment Effective Date; provided, that each Continuing Tranche D Term Loan Lender having a Tranche E Term Loan Commitment shall make Tranche E Term Loans on the Third Amendment Effective Date by exchanging its existing term loans designated as “Tranche D Term Loans” under the Credit Agreement immediately prior to the Third Amendment Effective Date for Tranche E Term Loans in the manner contemplated by Section 3 of the Third Amendment;

(v)  each Lender having a Tranche G Term Loan Commitment severally agrees, pursuant to, and in accordance with, the Fourth Amendment, to make a Tranche G Term Loan or Tranche G Term Loans on the Fourth Amendment Effective Date to the US Borrower in Euro, which Tranche G Term Loans shall not exceed for any such Lender the Tranche G Term Loan Commitment of such Lender as of the Fourth Amendment Effective Date, provided that each Continuing Tranche F Term Loan Lender having a Tranche G Term Loan Commitment shall make Tranche G Term Loans on the Fourth Amendment Effective Date by exchanging its existing term loans designated as “Tranche F Term Loans” under the Credit Agreement immediately prior to the Fourth Amendment Effective Date for Tranche G Term Loans in the manner contemplated by Section 3 of the Fourth Amendment;

(vi)  each Lender having a Tranche H Term Loan Commitment severally agrees, pursuant to the Amendment Agreement, to be deemed to have made a Tranche H Term Loan or Tranche H Term Loans on the Restatement Date to the US Borrower in Dollars, which Tranche H Term Loans shall not exceed for any such Lender the Tranche H Term Loan Commitment of such Lender as of the Restatement Date, by converting its existing term loans designated as “Tranche E Term Loans” under the Existing Credit Agreement immediately prior to the Restatement Date for Tranche H Term Loans in the manner contemplated by Section 3 of the Amendment Agreement; and

(vii)  each Lender having a Tranche I Term Loan Commitment severally agrees, pursuant to the Amendment Agreement, to be deemed to have made a Tranche I Term Loan or Tranche I Term Loans on the Restatement Date to the US Borrower in Euro, which Tranche I Term Loans shall not exceed for any such Lender the Tranche I Term Loan Commitment of such Lender as of the Restatement Date, by converting its existing term loans designated as “Tranche G Term Loans” under the Existing Credit Agreement immediately prior to the Restatement Date for Tranche I Term Loans in the manner contemplated by Section 4 of the Amendment Agreement.

Such Term Loans shall be made on the Funding Date (except as provided in clause (iii), clause (iv), clause (v), clause (vi) or clause (vii) above).  On the Restatement Date, the US Borrower shall pay all amounts owing under Section 2.11 as a result of the repayment or conversion of Tranche E Term Loans and Tranche G Term Loans as required above in this Section 2.1(a).  Such Term Loans (i) may, in respect of

Tranche E Term Loans or Tranche H Term Loans and at the option of the US Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) shall, in respect of Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche G Term Loans and Tranche I Term Loans, be incurred and maintained as Eurodollar Term Loans, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed and (iv) shall not exceed in the aggregate the total of all Tranche A Term Loan Commitments, Tranche E Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments or Tranche I Term Loan Commitments, as applicable.  On the Tranche A-1 Term Loan Maturity Date, all Tranche A-1 Term Loans shall be repaid in full.  On the Tranche A-2 Term Loan Maturity Date, all Tranche A-2 Term Loans shall be repaid in full.  On the Tranche E Term Loan Maturity Date, all Tranche E Term Loans shall be repaid in full.  On the Tranche G Term Loan Maturity Date, all Tranche G Term Loans shall be repaid in full.  On the Tranche H Term Loan Maturity Date, all Tranche H Term Loans shall be repaid in full.  On the Tranche I Term Loan Maturity Date, all Tranche I Term Loans shall be repaid in full.

(b)  (i)  Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a “Dollar Revolving Credit Loan” and, collectively, the “Dollar Revolving Credit Loans” and, together with the Foreign Currency Revolving Credit Loans, the “Revolving Credit Loans”) and each Lender having an Extended Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a “Dollar Extended Revolving Credit Loan” and, collectively, the “Dollar Extended Revolving Credit Loans” and, together with the Foreign Currency Extended Revolving Credit Loans, the “Extended Revolving Credit Loans”) to the US Borrower or the UK Borrower, as the case may be, which Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Funding Date and prior to the Revolving Credit Maturity Date or the Extended Revolving Credit Maturity Date, as applicable, (B) may, at the option of the US Borrower or the UK Borrower, as the case may be, be incurred and maintained as, and/or converted into, ABR Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans; provided, that all Dollar Revolving Credit Loans and all Dollar Extended Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure or Extended Revolving Credit Exposure, as applicable, at such time exceeding such Lender’s Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable, at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures or Extended Revolving Credit Exposures, as applicable, at such time exceeding the Total Revolving Credit Commitment or the Total Extended

Revolving Credit Commitment, as applicable, then in effect; provided further, that (x) as of the Restatement Date there shall be no Dollar Revolving Credit Loans outstanding and (y) from and after the Restatement Date, no Dollar Revolving Credit Loans may be requested of or made by any Lender having a Revolving Credit Commitment until the Extended Revolving Credit Exposures shall be equal to no less than the Total Extended Revolving Credit Commitment; provided, however, that if, at such time that the Extended Revolving Credit Exposure equals or exceeds the Total Extended Revolving Credit Commitment, the US Borrower or the UK Borrower requests a Dollar Letter of Credit otherwise permitted in accordance with Section 3, a portion of the outstanding Dollar Extended Revolving Credit Loans shall be automatically deemed to be refinanced and replaced by Revolving Credit Loans under the Revolving Credit Commitment in an amount sufficient to allow such Letter of Credit to be issued at such time under the Extended Revolving Credit Commitments so long as such refinancing shall not result in any Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.

(ii)  Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in a Foreign Currency (each a “Foreign Currency Revolving Credit Loan” and, collectively, the “Foreign Currency Revolving Credit Loans”) or an Extended Revolving Credit Commitment severally agrees to make a loan or loans denominated in a Foreign Currency (each a “Foreign Currency Extended Revolving Credit Loan” and, collectively, the “Foreign Currency Extended Revolving Credit Loans”) to the US Borrower or the UK Borrower, as the case may be, which Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Funding Date and prior to the Revolving Credit Maturity Date or the Extended Revolving Credit Maturity Date, as applicable, (B) shall be incurred and maintained entirely as Eurodollar Foreign Currency Revolving Credit Loans or Eurodollar Foreign Currency Extended Revolving Credit Loans, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure or Extended Revolving Credit Exposure, as applicable, at such time exceeding such Lender’s Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable, at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures or Extended Revolving Credit Exposures, as applicable, at such time exceeding the Total Revolving Credit Commitment or the Total Extended Revolving Credit Commitment, as applicable, then in effect; provided further, that (x) as of the Restatement Date there shall be no Foreign Currency Revolving Credit Loans outstanding and (y) from and after the Restatement Date, no Foreign Currency Revolving Credit Loans may be requested of or made by any Lender having a Revolving Credit Commitment until the Extended Revolving Credit Exposures shall be equal to no less then than the Total Extended Revolving Credit Commitment; provided, however, that if, at such time that the Extended Revolving Credit Exposure equals or exceeds the Total Extended Revolving Credit Commitment, the US Borrower or the UK Borrower requests a Foreign Currency Letter of Credit otherwise permitted in accordance with Section 3, a portion of the outstanding

Foreign Currency Extended Revolving Credit Loans shall be automatically deemed to be refinanced and replaced by Revolving Credit Loans under the Revolving Credit Commitment in an amount sufficient to allow such Letter of Credit to be issued at such time under the Extended Revolving Credit Commitments so long as such refinancing shall not result in any Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.

(iii)  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (A) any exercise of such option shall not affect the obligation of the US Borrower or the UK Borrower as the case may be, to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the US Borrower or the UK Borrower as the case may be, resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply).  On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.  On the Extended Revolving Credit Maturity Date, all Extended Revolving Credit Loans shall be repaid in full.

(c)  Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Funding Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the US Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Extended Revolving Credit Exposures at such time exceeding the Total Extended Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof.  On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full.  The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the US Borrower, the UK Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.

(d)  On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of Extended Revolving Credit Loans, in which case Extended Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender’s Extended Revolving Credit Commitment Percentage, as applicable, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender hereby irrevocably agrees to make such Extended Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Extended Revolving Credit Commitment Percentages, as applicable; provided, that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing the same from and after such date of purchase.

2.2.          Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing of Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans or Swingline Loans shall be in a multiple of the Dollar Equivalent of $100,000 and shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d)).  More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than 20 Borrowings of Eurodollar Loans under this Agreement.

2.3.          Notice of Borrowing.  (a)    The US Borrower (on its own behalf and on behalf of the UK Borrower) shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans (i) prior to 12:00 Noon (Local Time) at least three Business Days prior to the date of Borrowing of Term Loans if all or any of such Term Loans are to be initially Eurodollar Loans and (ii) prior to 10:00 a.m.(New York time) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans.  Such notice (together with each notice of a Borrowing of Revolving Credit Loans or Extended Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the borrower of the Term Loans, which shall be either the US Borrower or the UK Borrower, (ii) the currency in which the Borrowing is to be made, which shall be either Dollars or Euro, (iii) the aggregate principal amount of the Term Loans to be made, (iv) the date of the borrowing (which shall be a Business Day and (other than in the case of the Term Loans made available pursuant to Section 2.1(a)(iii), (iv), (v) and (vi)) shall be the Funding Date) and (v) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Term Loans and, if the Term Loans are to include Eurodollar Term Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)  Whenever the US Borrower or the UK Borrower desires to incur Revolving Credit Loans or Extended Revolving Credit Loans hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office as specified in Section 14.2, (i) prior to 12:00 Noon (Local Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans; provided that for any deemed borrowing of Revolving Credit Loans pursuant to Section 2.1(b)(i) and (ii) such notice will not be required.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the borrower of the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, which shall be either the US Borrower or the UK Borrower, (ii) the currency in which the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, are to be made, which shall be Dollars or a Foreign Currency, (iii) the aggregate principal amount of the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, to be made pursuant to such Borrowing (which, in the case of a Foreign Currency Borrowing, shall be stated in both the applicable Foreign Currency and the Dollar Equivalent thereof), (iii) the date of Borrowing (which shall be a Business Day), (iv) whether the respective Borrowing shall consist of ABR Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans and, if Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, the Interest Period to be initially applicable thereto and (v) the number and location of the account to which funds are to be disbursed.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)  Whenever the US Borrower desires to incur Swingline Loans hereunder, it shall give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York time) on the date of such Borrowing.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) the number and location of the account to which funds are to be disbursed.

(d)  Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the US Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)  Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(f)  Without in any way limiting the obligation of the US Borrower or the UK Borrower, as the case may be, to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the US Borrower or the UK Borrower, as the case may be.  In each such case, the US Borrower and the UK Borrower each hereby waive the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4.          Disbursement of Funds.  (a)    No later than 12:00 Noon (Local Time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided, that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York time) on the date requested.

(b)  Each Lender shall make available all amounts it is to fund under any Borrowing in Dollars or in the applicable Foreign Currency, as the case may be, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to (i) the US Borrower by depositing to the US Borrower’s account that is designated to the Administrative Agent the aggregate of the amounts so made available in Dollars or in the applicable Foreign Currency, as the case may be, and the type of funds received and (ii) the UK Borrower, by depositing to the UK Borrower’s account that is designated to the Administrative Agent the aggregate of the amounts so made available in Dollars or in the applicable Foreign Currency, as the case may be, and the type of funds received.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the US Borrower or the UK Borrower, as the case may be, a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the US Borrower or the UK Borrower, as the case may be, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the US

Borrower or the UK Borrower, as the case may be, and the US Borrower or the UK Borrower, as the case may be, shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the US Borrower or the UK Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the US Borrower or the UK Borrower, as the case may be, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the US Borrower or the UK Borrower, as the case may be, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.

(c)  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the US Borrower or the UK Borrower, as the case may be, may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.          Repayment of Loans; Evidence of Debt.  (a)    The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche A-1 Term Loan Maturity Date, the then-unpaid Tranche A-1 Term Loans, in Euro.  The UK Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche A-2 Term Loan Maturity Date, the then-unpaid Tranche A-2 Term Loans, in Euro.  The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche E Term Loan Maturity Date, the then-unpaid Tranche E Term Loans, in Dollars.  The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche G Term Loan Maturity Date, the then-unpaid Tranche G Term Loans, in Euro.  The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche H Term Loan Maturity Date, the then-unpaid Tranche H Term Loans, in Dollars.  The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche I Term Loan Maturity Date, the then-unpaid Tranche I Term Loans, in Euro.  The US Borrower and the UK Borrower, as the case may be, shall repay to the Administrative Agent in Dollars or the applicable Foreign Currency, as the case may be, for the benefit of the Lenders, on the Revolving Credit Maturity Date, the then-unpaid Revolving Credit Loans.  The US Borrower and the UK Borrower, as the case may be, shall repay to the Administrative Agent in Dollars or the applicable Foreign Currency, as the case may be, for the benefit of the Lenders, on the Extended Revolving Credit Maturity Date, the then-unpaid Extended Revolving Credit Loans.  The US Borrower shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans.

(b)  (i)  The US Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Lenders of Tranche A-1 Term Loans, on each date set forth below (each a “Tranche A-1 Repayment Date”), the principal amount of the Tranche A-1 Term Loans equal to (x) the sum of the outstanding principal amount of Tranche A-1

Term Loans immediately after funding on the Funding Date and, if applicable, the outstanding principal amount of additional Tranche A-1 Term Loans funded after the Funding Date pursuant to Section 2.1(a)(iii) multiplied by (y) the percentage set forth below opposite such Tranche A-1 Repayment Date (each a “Tranche A-1 Repayment Amount”):

Number of Months From Funding Date	Tranche A-1 Repayment Amount

18	5.00%
24	5.00%
30	7.50%
36	7.50%
42	8.33%
48	8.33%
54	8.33%
60	8.33%
66	9.16%
72	9.16%
78	11.66%
Tranche A-1 Term Loan Maturity Date	11.70% or remainder

(ii)  The UK Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Lenders of Tranche A-2 Term Loans, on each date set forth below (each a “Tranche A-2 Repayment Date”), the principal amount of the Tranche A-2 Term Loans equal to (x) the sum of the outstanding principal amount of Tranche A-2 Term Loans immediately after funding on the Funding Date and, if applicable, the outstanding principal amount of additional Tranche A-2 Term Loans funded after the Funding Date pursuant to Section 2.1(a)(iii) multiplied by (y) the percentage set forth below opposite such Tranche A-2 Repayment Date (each a “Tranche A-2 Repayment Amount”):

Number of Months From Funding Date	Tranche A-2 Repayment Amount

18	5.00%
24	5.00%
30	7.50%
36	7.50%
42	8.33%
48	8.33%
54	8.33%
60	8.33%
66	9.16%
72	9.16%
78	11.66%
Tranche A-2 Term Loan Maturity Date	11.70% or remainder

(iii)  The US Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Tranche E Term Loans, on each date set forth below (each a “Tranche E Repayment Date”), the principal amount of the Tranche E Term Loans equal to (x) the outstanding principal amount of Tranche E Term Loans immediately after funding on the Restatement Date multiplied by (y) the percentage set forth below opposite such Tranche E Repayment Date (each a “Tranche E Repayment Amount”):

Number of Months From Funding Date	Tranche E Repayment Amount

60	0.5%
66	0.5%
72	0.5%
78	0.5%
84	0.5%
90	0.5%
Tranche E Term Loan Maturity Date	93.0% or remainder

(iv)  The US Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Lenders of Tranche G Term Loans, on each date set forth below (each a “Tranche G Repayment Date”), the principal amount of the Tranche G Term Loans equal to (x) the outstanding principal amount of Tranche G Term Loans immediately after funding on the Restatement Date multiplied by (y) the percentage set forth below opposite such Tranche G Repayment Date (each a “Tranche G Repayment Amount”):

Number of Months From Funding Date	Tranche G Repayment Amount

60	0.5%
66	0.5%
72	0.5%
78	0.5%
84	0.5%
90	0.5%
Tranche G Term Loan Maturity Date	93.0% or remainder

(v)  The US Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Tranche H Term Loans, on each date set forth below (each a “Tranche H Repayment Date”), the principal amount of the Tranche H Term Loans equal to (x) the outstanding principal amount of Tranche H Term Loans immediately after funding on the Restatement Date multiplied by (y) the percentage set forth below opposite such Tranche H Repayment Date (each a “Tranche H Repayment Amount”):

Number of Months From Funding Date	Tranche H Repayment Amount

60	0.5%
66	0.5%
72	0.5%
78	0.5%
84	0.5%
90	0.5%
96	0.5%
102	0.5%
108	0.5%
114	0.5%
Tranche H Term Loan Maturity Date	95.0% or remainder

(vi)  The US Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Lenders of Tranche I Term Loans, on each date set forth below (each a “Tranche I Repayment Date”), the principal amount of the Tranche I Term Loans equal to (x) the outstanding principal amount of Tranche I Term Loans immediately after funding on the Restatement Date multiplied by (y) the percentage set forth below opposite such Tranche I Repayment Date (each a “Tranche I Repayment Amount”):

Number of Months From Funding Date	Tranche I Repayment Amount

60	0.5%
66	0.5%
72	0.5%
78	0.5%
84	0.5%
90	0.5%
96	0.5%
102	0.5%
108	0.5%
114	0.5%
Tranche I Term Loan Maturity Date	95.0% or remainder

(c)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the US Borrower and the UK Borrower, as the case may be, to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)  The Administrative Agent shall maintain the Register pursuant to Section 14.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, whether such Loan is a Term Loan, a Revolving Credit Loan or Extended Revolving Credit Loan or a Swingline Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrower and the UK Borrower, as the case may be, to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the US Borrower and the UK Borrower, as the case may be, and each Lender’s share thereof.

(e)  The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the US Borrower and the UK Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrower or the UK Borrower to repay (with applicable interest) the Loans made to the US Borrower or the UK Borrower by such Lender in accordance with the terms of this Agreement.

2.6.          Conversions and Continuations.  (a)    The US Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum

Borrowing Amount of the outstanding principal amount of Tranche E Term Loans, Tranche H Term Loans, Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and the US Borrower or the UK Borrower, as the case may be, shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans as Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, as the case may be, for an additional Interest Period; provided, that (i) no partial conversion of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans shall reduce the outstanding principal amount of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the US Borrower or the UK Borrower, as the case may be, by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (Local Time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans to be so converted or continued, the Type of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans to be converted or continued into and, if such Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans are to be converted into or continued as Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans.

(b)  If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans shall be automatically converted on the last day of the then-current Interest Period (i) in respect of Tranche E Term Loans, Tranche H Term Loans, Dollar Revolving Credit Loans and Dollar Extended Revolving Credit

Loans, into ABR Loans, and (ii) in respect of Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche G Term Loans, Tranche I Term Loans, Foreign Currency Revolving Credit Loans and Foreign Currency Extended Revolving Credit Loans, into Eurodollar Loans with an Interest Period of one month.  If upon the expiration of any Interest Period in respect of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, the US Borrower or the UK Borrower, as the case may be, has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, (i) the US Borrower or the UK Borrower, as the case may be, shall be deemed to have elected to convert such Dollar Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, as the case may be, into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period and (ii) the US Borrower or the UK Borrower, as the case may be, shall be deemed to have elected to convert such Foreign Currency Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, as the case may be, into a Borrowing of Eurodollar Loans with an Interest Period of one month effective as of the expiration date of such then-current Interest Period.

2.7.          Pro Rata Borrowings.  Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments.  Each Borrowing of Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8.          Interest.  (a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b)  The unpaid principal amount of each Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate plus, in the case of Foreign Currency Loans, any Additional Cost incurred by such Lender in respect of such Foreign Currency Loans from time to time.

(c)  If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d)  Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first Business Day of such Interest Period, (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.  It is understood and agreed that, in the event that the Acquisition is not consummated on July 31, 2004 and the Loans are prepaid, interest on each Loan made on the Funding Date shall accrue from and including the Funding Date to but excluding the date of the repayment thereof in accordance with this Agreement and such interest shall be payable on the date of such prepayment.

(e)  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)  The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the US Borrower (on its own behalf and on behalf of the UK Borrower) and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.          Interest Periods.  At the time the US Borrower or the UK Borrower, as the case may be, gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (Local Time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, the US Borrower or the UK Borrower, as the case may be, shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the US Borrower or the UK Borrower, as the case may be, be a one, two, three, six or (in the case of Revolving Credit Loans or Extended Revolving Credit Loans, if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period; provided, that the initial Interest Period may be for a period less than one month if agreed upon by the US Borrower and the Administrative Agent.  Notwithstanding anything to the contrary contained above:

(a)  the initial Interest Period for any Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)  if any Interest Period relating to a Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period in respect of a Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)  the US Borrower or the UK Borrower, as the case may be, shall not be entitled to elect any Interest Period in respect of any Eurodollar Term Loan, any Eurodollar Revolving Credit Loan or any Eurodollar Extended Revolving Credit Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10.        Increased Costs, Illegality, etc.  (a)    In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)  on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Borrowing and in the currency in which such Loan is to be denominated are not generally available in the relevant market or (y) by reason of any changes arising on or after the Funding Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the Funding Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)  at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Funding Date that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the US Borrower (on its own behalf and on behalf of the UK Borrower) and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Term Loans, Eurodollar Revolving Credit Loans and Eurodollar Extended Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the US Borrower (on its own behalf and on behalf of the UK Borrower) and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the US Borrower or the UK Borrower with respect to Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the US Borrower or the UK Borrower, (y) in the case of clause (ii) above, the US Borrower or the UK Borrower, as the case may be, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the US Borrower or the UK Borrower, as the case may be, by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the US Borrower or the UK Borrower, as the case may be, shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)  At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the US Borrower or the UK Borrower, as the case may be, may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the US Borrower or the UK Borrower, as the case may be, was notified by a Lender pursuant to Section

2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is a Tranche E Term Loan, a Tranche H Term Loan, a Dollar Revolving Credit Loan or a Dollar Extended Revolving Credit Loan and is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Revolving Credit Loan, Eurodollar Extended Revolving Credit Loan and Eurodollar Term Loan into an ABR Loan; provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)  If, after the Funding Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the Funding Date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the US Borrower or the UK Borrower, as the case may be, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Funding Date.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the US Borrower (on its own behalf and on behalf of the UK Borrower), which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the US Borrower’s or the UK Borrower’s, as the case may be, obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)  Notwithstanding the foregoing, in the case of Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans affected by the circumstances described in Section 2.10(a)(i), as promptly as practicable but in no event later than three Business Days after the giving of the required notice by the Administrative Agent with respect to such circumstances, the Administrative Agent (in consultation with the Lenders) shall negotiate with the US Borrower in good faith in order to ascertain whether a substitute interest rate (a “Substitute Rate”) may be agreed upon for the maintaining of existing Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans.  If a Substitute Rate is agreed upon by the US Borrower and all the Lenders, such Substitute Rate shall apply.  If a Substitute Rate is not so agreed upon by the US Borrower and all the Lenders within such time, each Lender’s Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans, as applicable, shall thereafter bear interest at a rate equal to the sum of (i) the rate certified by such Lender to be its costs of funds (from such sources as it may reasonably select out of those sources then available to it) for such Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans, as applicable, plus (ii) the Applicable Eurodollar Margin plus (iii), in the case of Foreign Currency Loans denominated in Sterling only, any Additional Cost incurred by such Lender in respect of such Sterling Foreign Currency Loans from time to time.

2.11.        Compensation.  If (a) any payment of principal of any Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan is made by the US Borrower or the UK Borrower, as the case may be, to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Term Loan, Eurodollar Revolving Credit Loan or Eurodollar Extended Revolving Credit Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the US Borrower or the UK Borrower, as the case may be, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the US Borrower or the UK Borrower, as the case may be, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the US Borrower or the UK Borrower, as the case may be, or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.        Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the US Borrower or the UK Borrower, as the case may be.

2.14.        Incremental Facilities.  The US Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (x) new Tranche H Term Loan Commitments (the “New Tranche H Term Loan Commitments”) and/or new Tranche I Term Loans Commitments (the “New Tranche I Term Loan Commitments”) and/or (y) new Revolving Credit Commitments (the “New Revolving Credit Commitment”) and/or new Extended Revolving Credit Commitments (the “New Extended Revolving Loan Commitments” and, together with the New Tranche H Term Loan Commitments, the New Tranche I Term Loan Commitment and the New Revolving Credit Commitments, the “New Loan Commitments”), by an aggregate amount not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between $250,000,000 and all such New Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount, and in any event, by an aggregate amount which, when taken together with the principal amount of any Permitted Additional Notes, shall not exceed $250,000,000 in the aggregate.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the US Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided, that the US Borrower shall first offer the Lenders to provide all of the New Loan Commitments prior to offering any other Person that is an eligible assignee pursuant to Section 14.6(b); provided further, that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment.  Such New Loan Commitments shall become effective, as of such Increased Amount Date; provided, that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of New Tranche H Term Loans, New Tranche I Term Loans, New Revolving Loans, or New Extended Revolving Loans, each of the conditions set forth in Section 7.1 and 7.2 shall be satisfied; (3) the US Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 10.9 and 10.10 as of the last day of the most recently ended fiscal quarter after giving effect to such New Loan Commitments and any investment to be consummated in connection therewith; (4) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the US Borrower and Administrative Agent, and each of which shall be recorded in the Register by the US Borrower and Administrative Agent, and shall be subject to the requirements set forth in Section 5.4(b); (5) the US Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable; and (6) the US Borrower shall deliver or cause to be delivered (i) a certificate of the US Borrower and Holdings dated the Increased Amount Date, substantially in the form of Exhibit P, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Section 6.7 and 6.8 and, where applicable, certifying as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection therewith on behalf of such Credit Party, (ii) the executed legal opinions of Simpson Thacher and Bartlett LLP and Tom Riordan, general counsel of the Credit Parties, in each case, substantially in the forms previously delivered in connection with this Agreement and (iii) any other applicable documents reasonably required by the Administrative Agent in connection with any such transaction.  Any New Tranche H Term Loans or New Tranche I Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Tranche H Term Loans or New Tranche H Term Loans, as applicable, for all purpose of this Agreement.

On any Increased Amount Date on which New Revolving Loan Commitments or New Extended Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with New Revolving Loan Commitments or Extended Revolving Credit Commitments, as applicable, shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) or a New Extended Revolving Loan Commitments (each, a “New Extended Revolving Loan Lender”), as applicable, and each of the New Revolving Loan Lenders or New Extended Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, will be held by existing Lenders with Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, and New Revolving Loan Lenders or New Extended Revolving Loan Lenders, as applicable, ratably in accordance with their Revolving Credit Commitments or Extended Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments or New Extended Revolving Credit Commitments to the New Revolving Credit Commitments or Extended Revolving Credit Commitments, (b) each New Revolving Credit Commitment or New Extended Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment or an Extended Revolving Credit Commitment, as applicable, and each Loan made thereunder (a “New Revolving Loan” or a “New Extended Revolving Loan”, as applicable) shall be deemed, for all purposes, a Revolving Credit Loan or an Extended Revolving Credit Loan and (c) each New Revolving Loan Lender and New Extended Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment or New Extended Revolving Loan Commitment, as applicable, and all matters relating thereto.

On any Increased Amount Date on which any New Tranche H Term Loan Commitments or New Tranche I Term Loan Commitments of any Series are effective,

subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Tranche H Term Loan Commitment (each, a “New Tranche H Term Loan Lender”) or New Tranche I Term Loan Commitment (each, a “New Tranche I Term Loan Lender”) of any Series shall make a Loan to the US Borrower (a “New Tranche H Term Loan” or a “New Tranche I Term Loan”, as applicable) in an amount equal to its New Tranche H Term Loan Commitment or New Tranche I Term Loan Commitment, as applicable, of such Series, and (ii) each New Tranche H Term Loan Lender and New Tranche I Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Tranche H Term Loan Commitment or New Tranche I Term Loan Commitment, as applicable, of such Series and the New Tranche H Term Loans or New Tranche I Term Loans, as applicable, of such Series made pursuant thereto.

The terms and provisions of the New Tranche H Term Loans, New Tranche I Term Loans, New Tranche H Term Loan Commitments and New Tranche I Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche H Term Loans or the Tranche I Term Loans, as applicable; provided, however, that (i) the applicable maturity date of each Series shall be no shorter than the final maturity of the Extended Revolving Credit Loans and the Tranche H Term Loans and (ii) the rate of interest applicable to the New Tranche H Term Loans and the New Tranche H Term Loans of each Series shall be determined by the US Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement. The terms and provisions of the New Revolving Loans, New Extended Revolving Loans, New Revolving Credit Commitments and New Extended Revolving Credit Commitments shall be identical to the Revolving Credit Loans, the Extended Revolving Credit Loans, the Revolving Credit Commitments and the Extended Revolving Credit Commitments.

Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

2.15.        Incremental Refinancing Facilities.  The US Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new tranches of (x) Term Loan Commitments (the “Incremental Refinancing Term Loan Commitments”), by an aggregate amount not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent), and integral multiples of $5,000,000 in excess of that amount, the proceeds of which shall be used solely to repay the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans or the Tranche G Term Loans as required by Section 5.2 and (y) Revolving Credit Commitments or Extended Revolving Credit Commitments (the “Incremental Refinancing Revolving Credit Commitments”), by an aggregate amount not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent), and integral multiples of $5,000,000 in excess of that amount, the proceeds of which shall be used solely to permanently replace Revolving Credit Commitments or Extended Revolving Credit Commitments.  Each such notice shall specify the date (each, an “Incremental Refinancing Amount Date”) on which the US

Borrower proposes that the Incremental Refinancing Term Loan Commitments or Incremental Refinancing Revolving Credit Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided, that the US Borrower shall first offer the Lenders to provide all of the Incremental Refinancing Term Loan Commitments or all Incremental Refinancing Revolving Credit Commitments, as applicable, prior to offering any other Person that is an eligible assignee pursuant to Section 14.6(b); provided further, that any Lender offered or approached to provide all or a portion of the Incremental Refinancing Term Loan Commitments or the Incremental Refinancing Revolving Credit Commitments may elect or decline, in its sole discretion, to provide an Incremental Refinancing Term Loan Commitment or Incremental Refinancing Revolving Credit Commitment, as applicable.  Such Incremental Refinancing Term Loan Commitments and such Incremental Refinancing Revolving Credit Commitments, as applicable, shall become effective, as of such Incremental Refinancing Amount Date; provided, that (1) no Default or Event of Default shall exist on such Incremental Refinancing Amount Date before or after giving effect to such Incremental Refinancing Term Loan Commitments or such Incremental Refinancing Revolving Credit Commitments, as applicable; (2) both before and after giving effect to the making of any Series of Incremental Refinancing Term Loans or any Incremental Refinancing Revolving Credit Commitments, each of the conditions set forth in Section 7.1 and 7.2 shall be satisfied; (3) the US Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 10.9 and 10.10 as of the last day of the most recently ended fiscal quarter after giving effect to such Incremental Refinancing Term Loan Commitments or such Incremental Refinancing Revolving Credit Commitments; (4) the Incremental Refinancing Term Loan Commitments and the Incremental Refinancing Revolving Credit Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the US Borrower and Administrative Agent, and each of which shall be recorded in the Register by the US Borrower and Administrative Agent, and shall be subject to the requirements set forth in Section 5.4(b); (5) the US Borrower shall make any payments required pursuant to Section 2.11 in connection with the Incremental Refinancing Term Loan Commitments or Incremental Refinancing Revolving Credit Commitments, as applicable; and (6) the US Borrower shall deliver or cause to be delivered (i) a certificate of the US Borrower and Holdings dated the Incremental Refinancing Amount Date, substantially in the form of Exhibit P, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Section 6.7 and 6.8 and, where applicable, certifying as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection therewith on behalf of such Credit Party, (ii) the executed legal opinions of Simpson Thacher and Bartlett LLP and Tom Riordan, general counsel of the Credit Parties, in each case, substantially in the forms previously delivered in connection with this Agreement and (iii) any other applicable documents reasonably required by the Administrative Agent in connection with any such transaction.  Any Incremental Refinancing Term Loans or Incremental Refinancing Revolving Credit Commitments made on an Incremental Refinancing Amount Date shall be designated a separate series (a “Refinancing Series”) of Incremental Refinancing Term Loans or

Incremental Refinancing Revolving Credit Commitments, as applicable, for all purpose of this Agreement.

The terms and provisions of any Term Loans made under the Incremental Refinancing Term Loan Commitments shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to those of the Tranche H Term Loans; provided, however, that (i) the applicable maturity date of each Refinancing Series shall be no shorter than the final maturity of the Tranche H Term Loans and (ii) the rate of interest applicable to the Incremental Refinancing Term Loans of each Refinancing Series shall be determined by the US Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided further, that if the initial yield on any Incremental Refinancing Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the Eurodollar Rate (including any applicable Eurodollar Rate floor) plus the Applicable Eurodollar Margin applicable to the Incremental Refinancing Term Loans and (y) if the Incremental Refinancing Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, either Borrower or any Subsidiary for doing so (the amount of such fee, expressed as a percentage of the Incremental Refinancing Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Incremental Refinancing Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Eurodolloar Rate plus the Applicable Eurodollar Margin then in effect for any Eurodollar Rate Tranche H Term Loan or Tranche I Term Loan, then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Refinancing Term Loans (and if the Eurodollar Rate margins on the Incremental Refinancing Term Loans are subject to a leveraged-based pricing grid, appropriate increases to the other Applicable Margins for the Term Loans, consistent with the foregoing, shall be made).

On any Incremental Refinancing Amount Date on which any Incremental Refinancing Term Loan Commitments of any Refinancing Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a Incremental Refinancing Term Loan Commitment (each, a “Incremental Refinancing Term Loan Lender”) of any Refinancing Series shall make a Loan to the US Borrower (a “Incremental Refinancing Term Loan”) in an amount equal to its Incremental Refinancing Term Loan Commitment of such Refinancing Series, and (ii) each Incremental Refinancing Term Loan Lender of any Refinancing Series shall become a Lender hereunder with respect to the Incremental Refinancing Term Loan Commitment of such Refinancing Series and the Incremental Refinancing Term Loans of such Refinancing Series made pursuant thereto.

The terms and provisions of any Incremental Refinancing Revolving Credit Loans made under the Incremental Refinancing Revolving Credit Commitments shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to those of the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable; provided, however, that (i) the applicable maturity date of such Refinancing Series shall be no shorter than the final maturity of the Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable and (ii) the rate of interest applicable to the Incremental Refinancing Revolving Credit Loans of each Refinancing Series shall be determined by the US Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement.

On any Incremental Refinancing Amount Date on which any Incremental Refinancing Revolving Credit Commitments of any Refinancing Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a Incremental Refinancing Revolving Credit Commitment (each, a “Incremental Refinancing Revolving Credit Lender”) of any Refinancing Series shall commit to make Extended Revolving Credit Loans to the US Borrower (“Incremental Refinancing Revolving Credit Loans”) in an amount equal to its Incremental Refinancing Revolving Credit Commitment of such Refinancing Series, and (ii) each Incremental Refinancing Revolving Credit Lender of any Refinancing Series shall become a Lender hereunder with respect to the Incremental Refinancing Revolving Credit Commitment of such Refinancing Series.

Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.15.

SECTION 3.       Letters of Credit

3.1.          Letters of Credit.  (a)    Subject to and upon the terms and conditions herein set forth, (i) the US Borrower or the UK Borrower, at any time and from time to time on or after the Funding Date and prior to the L/C Maturity Date, may request that the Letter of Credit Issuer issue for the account of the US Borrower or the UK Borrower, as the case may be, a standby letter of credit or letters of credit in Dollars (each a “Dollar Letter of Credit” and, collectively, the “Dollar Letters of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion and (ii) the US Borrower or the UK Borrower, at any time and from time to time on or after the Funding Date and prior to the L/C Maturity Date, may request that the Letter of Credit Issuer issue for the account of the US Borrower or the UK Borrower, as the case may be, a standby letter of credit or letters of credit in a Foreign Currency (each a “Foreign Currency Letter of Credit” and, collectively, the “Foreign Currency Letters of Credit” and, together with the Dollar Letters of Credit, the “Letters of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.  Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that, from and after the Restatement Date, (a) all Letter of Credit Exposure with respect to Converting Letters of Credit and any related Unpaid Drawings shall be deemed for all purposes hereunder to be issued under the Extended Revolving Credit Commitment, (b) there shall be an automatic adjustment to the participations held by each Lender thereunder pursuant to Section 3.3 so that the undivided participation and interest of the Lenders in each such Converting Letter of Credit and any related Unpaid Drawing is deemed to be made in respect of the Extended Revolving Credit Commitment as if such

Converting Letter of Credit were made on or after the Restatement Date and (c) all Letters of Credit issued after the Restatement Date shall be issued under the Extended Revolving Credit Commitment; provided, however, that if, the Extended Revolving Credit Exposure equals or exceeds the Total Extended Revolving Credit Commitment and all possible automatic refinancings of Extended Revolving Loans have occurred pursuant to Section 2.1(b)(i) or (ii), as applicable, then Letters of Credit may be issued under the Revolving Credit Commitment.

(b)  Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, when added to the Letter of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which would cause (A) the aggregate amount of the Lenders’ Revolving Credit Exposures at such time to exceed the Total Revolving Credit Commitment then in effect or (B) the aggregate amount of the Lenders’ Extended Revolving Credit Exposures at such time to exceed the Total Extended Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided, that any Letter of Credit may, upon request of the US Borrower or the UK Borrower, as the case may be, provide for the automatic renewal thereof for additional consecutive periods of one year or less (which in no event shall extend beyond the L/C Maturity Date), subject to any conditions specified in such Letter of Credit; and provided further, that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) each Letter of Credit shall be denominated in Dollars or in a Foreign Currency; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the US Borrower, the UK Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.

(c)  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the US Borrower (on its own behalf and on behalf of the UK Borrower) shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided, that, after giving effect to such termination or reduction, the Letter of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2.          Letter of Credit Requests.  (a)    Whenever the US Borrower or the UK Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer)

Business Days’ written notice thereof.  Each notice shall be executed by the US Borrower or the UK Borrower, as the case may be, and shall be in the form of Exhibit N (each a “Letter of Credit Request”). The Administrative Agent shall promptly notify each Lender of such issuance.

(b)  The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the US Borrower or the UK Borrower, as the case may be, that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3.          Letter of Credit Participations.  (a)    Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment or an Extended Revolving Credit Commitment, as applicable (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage or Revolving Credit Commitment Percentage, as applicable, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the US Borrower or the UK Borrower, as the case may be, under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(c) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b)  In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c)  In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the US Borrower or the UK Borrower, as the case may be, shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent who will notify each applicable L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of such unreimbursed payment in Dollars or in the applicable Foreign Currency, as the case may be, and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage or

Extended Revolving Credit Commitment Percentage, as applicable, of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (Local Time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the amount of such payment on such Business Day in immediately available funds (or, if such notification is given after 11:00 a.m. (Local Time) on any Business Day, such amount shall be made available on the immediately following Business Day).  If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate.  The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of any such payment.

(d)  Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of such reimbursement obligation, in Dollars or the applicable Foreign Currency, as the case may be, and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(e)  The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)  any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)  the existence of any claim, set-off, defense or other right that the US Borrower or the UK Borrower, as the case may be, may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the US Borrower or the UK Borrower and the beneficiary named in any such Letter of Credit);

(iii)  any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)  the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4.          Agreement to Repay Letter of Credit Drawings.  (a)    The US Borrower or the UK Borrower, as the case may be, hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in Dollars or in the applicable Foreign Currency, as the case may be, in immediately available funds at the Administrative Agent’s Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount (including the Dollar Equivalent thereof) so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (Local Time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR as in effect from time to time; provided, that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the US Borrower or the UK Borrower, as the case may be, shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (Local Time) on the date of such drawing that the US Borrower or the UK Borrower, as the case may be, intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the US Borrower or the UK Borrower, as the case may be, shall be deemed to have given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans, as applicable, (each of which shall initially be ABR Loans) or Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans (each of which shall be Eurodollar Loans with an Interest Period of one month denominated in Sterling or Euro), as the case may be, on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan or Extended Revolving Credit Loan, as applicable, to be made in respect thereof, and (x) in respect of Dollar Letters of Credit, each L/C Participant shall be irrevocably obligated to make a Dollar Revolving Credit Loan or a Dollar Extended Revolving Credit Loan, as applicable, in each case that is an ABR Loan to the US Borrower or the UK Borrower, as the case may be, in the amount of its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the applicable Unpaid Drawing by 12:00 noon (Local Time) on such Business Day by making the amount of such Dollar Revolving Credit Loan or Dollar Extended Revolving Credit Loan, as applicable, available to the Administrative Agent at the Administrative Agent’s Office and (y) in respect of Foreign Currency Letters of Credit, each L/C Participant shall be irrevocably obligated to make a Foreign Currency Revolving Credit Loan or a Foreign Currency Extended Revolving Credit Loan, as applicable, in each case that is a Eurodollar Loan with an Interest Period of one month to the US Borrower or the UK Borrower, as the case may be, denominated in Sterling or Euro, as the case may be, in the amount of its Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, of the applicable Unpaid Drawing by 12:00 noon (London time) on such Business Day by making the amount of such Foreign Currency Revolving Credit Loan or Foreign Currency Extended Revolving Credit Loan, as applicable, available to the Administrative Agent at the Administrative Agent’s Office.  Such Dollar Revolving Credit Loans or Dollar Extended Revolving Credit Loans, Foreign Currency Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans, as the case may be, shall be made without regard to the Minimum Borrowing Amount.  The Administrative Agent shall use the proceeds of such Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, solely for the purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b)  The US Borrower’s and the UK Borrower’s obligations under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the US Borrower, the UK Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, that the US Borrower or the UK Borrower, as the case may be, shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.5.          Increased Costs.  If after the Funding Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Funding Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the US Borrower or the UK Borrower, as the case may be, by the Letter of Credit Issuer or such L/C Participant, as the case may be, (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the US Borrower or the UK Borrower, as the case may be, shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Funding Date.  A certificate submitted to the US Borrower or the UK Borrower, as the case may be, by the Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the US Borrower and the UK Borrower absent clearly demonstrable error.

3.6.          Successor Letter of Credit Issuer.  The Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the US Borrower.  If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the US Borrower shall appoint from among the Lenders with Extended Revolving Credit Commitments a successor issuer of

Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment.  At the time such resignation shall become effective, the US Borrower and the UK Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(d) and (e).  The acceptance of any appointment as the Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the US Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement and the other Credit Documents.  After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

3.7.          Defaulting Lenders and Letters of Credit.  If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then:

(a)  all or any part of such Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Extended Revolving Credit Commitment Percentage but only to the extent (x) the sum of all non-Defaulting Lenders’ Extended Revolving Credit Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Extended Revolving Credit Commitments and (y) no Default or Event of Default exists and is continuing;

(b)  if the reallocation described in clause (a) above cannot, or can only partially, be effected, the US Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 5.2(b) for so long as such Letter of Credit Exposure is outstanding;

(c)  if the US Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to Section 3.7(b), the US Borrower shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(d)  if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 3.7(a), then the fees payable to the Lenders pursuant to

Sections 4.1(c) or (d) shall be adjusted in accordance with such non-Defaulting Lenders’ Extended Revolving Credit Commitment Percentages; or

(e)  if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 3.7(a), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and Letter of Credit Fees payable under Sections 4.1(c) or (d) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is cash collateralized and/or reallocated.

So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 3.7(c).

SECTION 4.       Fees; Commitments

4.1.          Fees.  (a)    The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a Revolving Credit Commitment (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Funding Date to but excluding the Final Date.  Such commitment fee shall be payable in arrears (i) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.  In addition, the US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Euro, for the account of each Lender having a Tranche A Term Loan Commitment (in each case pro rata according to the respective Tranche A Term Loan Commitments of all such Lenders), a commitment fee for each day from and including the Funding Date to but excluding the earlier of September 30, 2004 and the date of any Borrowing of Tranche A-1 Term Loans or Tranche A-2 Term Loans pursuant to Section 2.1(a)(iii).  Such commitment fee shall be payable in arrears on the earlier of September 30, 2004 and the date of any Borrowing of Tranche A-1 Term Loans or Tranche A-2 Term Loans pursuant to Section 2.1(a)(iii), and shall be computed for each day during such period at a rate per annum equal to 0.50% on the Available Tranche A Commitment in effect on such day.  Notwithstanding the foregoing, the US Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(b)  The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having an

Extended Revolving Credit Commitment (in each case pro rata according to the respective Extended Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Restatement Date to but excluding the Final Extended Date.  Such commitment fee shall be payable in arrears (i) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Final Extended Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Extended Commitment Fee Rate on the Available Extended Commitments in effect on such day.  Notwithstanding the foregoing, the US Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(c)  The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Eurodollar Margin for Extended Revolving Credit Loans, or with respect to Letters of Credit issued under the Revolving Credit Commitments, the Applicable Eurodollar Margin for Revolving Credit Loans, in each case, minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Extended Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

(d)  The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Extended Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

(e)  The US Borrower (on behalf of itself and the UK Borrower) agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the US Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

4.2.          Voluntary Reduction of Revolving Credit Commitments and Extended Revolving Credit Commitments.  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative

Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the US Borrower (on behalf of itself and the UK Borrower) shall have the right, without premium or penalty, on any day, permanently to terminate or reduce (i) the Revolving Credit Commitments and/or the Foreign Currency Revolving Commitments in whole or in part; provided, that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment or the Foreign Currency Revolving Commitment, as the case may be, of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Dollar Equivalent of $1,000,000 and in integral multiples of the Dollar Equivalent of $100,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment or (ii) the Extended Revolving Credit Commitments and/or the Foreign Currency Extended Revolving Commitments in whole or in part; provided, that (a) any such reduction shall apply proportionately and permanently to reduce the Extended Revolving Credit Commitment or the Foreign Currency Extended Revolving Commitment, as the case may be, of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Dollar Equivalent of $1,000,000 and in integral multiples of the Dollar Equivalent of $100,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Extended Revolving Credit Exposures shall not exceed the Total Extended Revolving Credit Commitment.

4.3.          Mandatory Termination of Commitments.  (a)    €167,630,542.28 of the Tranche A Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Funding Date.  €41,907,635.58 of the Tranche A Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on September 30, 2004. All of the Tranche E Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Third Amendment Effective Date.  All of the Tranche G Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Fourth Amendment Effective Date.  All of the Tranche H Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Restatement Date.  All of the Tranche I Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Restatement Date.

(b)  The Total Revolving Credit Commitment, including the Total Foreign Currency Revolving Commitment, shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

(c)  The Total Extended Revolving Credit Commitment, including the Total Foreign Currency Extended Revolving Commitment, shall terminate at 5:00 p.m. (New York time) on the Extended Revolving Credit Maturity Date.

(d)  The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

(e)  In the event, that the US Borrower or the UK Borrower incur any Revolver Refinancing Indebtedness or Incremental Refinancing Revolving Credit Commitments, the portion of the Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, permanently refinanced with such Revolver Refinancing Indebtedness or such Incremental Refinancing Revolving Credit Commitments shall be reduced by the amount of the new Revolver Refinancing Indebtedness or the new Incremental Refinancing Revolving Credit Commitments.

SECTION 5.           Payments

5.1.          Voluntary Prepayments.  The US Borrower and the UK Borrower shall have the right to prepay Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the US Borrower (on its own behalf and on behalf of the UK Borrower) shall give the Administrative Agent at the Administrative Agent’s Office (or, in the case of a Swingline Loan, the Swingline Lender) written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Term Loans, Eurodollar Revolving Credit Loans and Eurodollar Extended Revolving Credit Loans) the specific Borrowing(s) pursuant to which such prepayment shall be applied, which notice shall be given by the US Borrower no later than (i) in the case of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans, 10:00 a.m. (Local Time) one Business Day prior to, or (ii) in the case of Swingline Loans, 10:00 a.m. (Local Time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans, Revolving Credit Loans or Extended Revolving Credit Loans shall be in a multiple of the Dollar Equivalent of $100,000 and in an aggregate principal amount of the Dollar Equivalent of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of the Dollar Equivalent of $100,000 and in an aggregate principal amount of at least the Dollar Equivalent of $100,000; provided, that no partial prepayment of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans; and (c) any prepayment of Eurodollar Term Loans, Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the US Borrower or the UK Borrower, as the case may be, with the applicable provisions of Section 2.11.  Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.1 shall be (a) applied to Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans, Tranche G Term Loans, Tranche H Term Loans or Tranche I Term Loans in such manner as the US Borrower (on its own behalf and on behalf of the UK Borrower) may determine and (b) applied to reduce Tranche A-1 Repayment Amounts, Tranche A-2 Repayment Amounts, Tranche E Repayment Amounts, Tranche G Repayment Amounts,

Tranche H Repayment Amounts or Tranche I Repayment Amounts in such order as the US Borrower (on its own behalf and on behalf of the UK Borrower) may determine; provided, however, that any prepayment pursuant to this Section 5.1 made prior to July 30, 2011 in respect of (i) Tranche E Term Loans or Tranche H Term Loans shall be applied on a pro rata basis collectively to both such tranches and (ii) Tranche G Term Loans or Tranche I Term Loans shall be applied on a pro rata basis collectively to both such tranches; provided further, that with respect to any prepayment of Term Loans pursuant to this Section 5.1 made with the Net Cash Proceeds from any incurrence of Indebtedness pursuant to clause (ii) of Section 10.1(n) which are not required to be applied in accordance with Section 5.2, the US Borrower (on its own behalf and on the behalf of the UK Borrower) may apply such proceeds, at its election, to the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans and/or the Tranche G Term Loans in such manner as it may determine and, following the repayment of the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans and the Tranche G Term Loans in full, in such manner as it may determine.  At the US Borrower’s election (on its own behalf and on behalf of the UK Borrower) in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan, Revolving Credit Loan or Extended Revolving Credit Loan of a Defaulting Lender.  All voluntary prepayments of all but not less than all of the Tranche H Term Loans and/or the Tranche I Term Loans effected on or prior to the first anniversary of the Restatement Date with the proceeds of a substantially concurrent issuance or incurrence of new bank loans which (x) are incurred for the primary purpose of refinancing the Tranche H Term Loans or Tranche I Term Loans, as the case may be, and decreasing the Applicable ABR Margin or Applicable Eurodollar Margin with respect thereto, (y) otherwise have terms and conditions (and are in an aggregate principal amount) substantially the same as those of the Tranche H Term Loans or Tranche I Term Loans, as the case may be, as in effect prior to the prepayment thereof and (z) are not otherwise in connection with a transaction and any transactions related thereto not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction and related transactions), shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment.

5.2.          Mandatory Prepayments.  (a)    Term Loan Prepayments.  (i)  On each occasion that a Prepayment Event occurs, the US Borrower and the UK Borrower shall, within five Business Days after the occurrence of such Prepayment Event, offer to prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that if such Prepayment Event is a Debt Incurrence Prepayment Event arising pursuant to clause (ii) of Section 10.1(n), a prepayment pursuant to this Section 5.2(a)(i) shall only be required from and after such time as there is $250,000,000 of Indebtedness outstanding under such clause and such prepayment shall be in an amount equal to 50% of the Net Cash Proceeds from such Prepayment Event.  For avoidance of doubt, no prepayment shall be required pursuant to this Section 5.2(a)(i) for any Prepayment Events that have occurred prior to the Fourth Amendment Effectiveness Date.

(ii)  Not later than the date that is six months after the last day of any fiscal year (commencing with the fiscal year ending December 31, 2004), if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is greater than or equal to 3.50 to 1.00, the US Borrower and the UK Borrower shall offer to prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (w) 50% of Excess Cash Flow for such fiscal year, minus (x) the amount of any such Excess Cash Flow that the US Borrower has, after the end of such fiscal year and prior to such date, reinvested in the business of the US Borrower or any of its Subsidiaries (subject to Section 9.14), minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year and minus (z) an amount equal to $10,000,000 for such fiscal year.

(b)  Aggregate Revolving Credit Outstandings and Aggregate Extended Revolving Credit Outstandings.  If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Revolving Credit Outstandings”) exceeds 103% of the Total Revolving Credit Commitment as then in effect or the aggregate amount of the Lenders’ Extended Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Extended Revolving Credit Outstandings”) exceeds 103% of the Total Extended Revolving Credit Commitment as then in effect, the US Borrower and/or the UK Borrower, as the case may be, shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect or the Aggregate Extended Revolving Credit Outstandings exceed the Total Extended Revolving Credit Commitment then in effect, as applicable, the US Borrower and/or the UK Borrower, as the case may be, shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the US Borrower and the UK Borrower hereunder (including obligations in respect of Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(c)  Application to Repayment Amounts.  Each prepayment of Term Loans required by Section 5.2(a) shall (unless otherwise indicated below) be initially allocated pro rata among the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans, the Tranche G Term Loans, the Tranche H Term Loans and the Tranche I Term Loans and each such prepayment of Term Loans (including those prepayments described below) shall be applied to reduce the applicable Repayment Amounts in such order as the US Borrower (on its own behalf and on behalf of the UK Borrower) may determine up to an amount equal to the aggregate amount of the applicable Repayment Amounts required to be made by the US Borrower or the UK Borrower pursuant to Section 2.5(b)(i), (ii), (iii), (iv), (v) or (vi), as the case may be, during the two year period immediately following the date of the prepayment (such amount being, the “Amortization Amount”); provided, that to the extent that the amount of the prepayment exceeds the Amortization Amount, such excess shall be applied ratably to reduce the then remaining Repayment Amounts under such Term Facility; provided further, that, notwithstanding anything to the contrary contained herein, with respect to any prepayment of Term Loans required by Section 5.2(a) that results from a Debt Incurrence Prepayment Event in respect of any incurrence of Incremental Refinancing Term Loans pursuant to Section 2.15, any incurrence of Indebtedness pursuant to clause (ii) of Section 10.1(n) and any incurrence of Indebtedness pursuant to Section 10.1(q), such prepayment shall be initially allocated pro rata among the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche E Term Loans and the Tranche G Term Loans until such time as all such Term Loans have been repaid in full and, other than with respect to a Debt Incurrence Prepayment Event in respect of any incurrence of Indebtedness pursuant to Section 10.1(q), thereafter, pro rata among the remaining Term Loans.  With respect to each such prepayment, (i) the US Borrower (on its own behalf and on behalf of the UK Borrower) will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Term Loan Lender, (ii) each Tranche E Term Loan Lender, each Tranche G Term Loan Lender, each Tranche H Term Loan Lender and each Tranche I Term Loan Lender will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent within fifteen Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the US Borrower and the UK Borrower shall not prepay any such Tranche E Term Loans, Tranche G Term Loan, Tranche H Term Loans and Tranche I Term Loans until the date that is specified in the immediately following clause), (iii) the US Borrower and the UK Borrower will make all such prepayments not so refused upon the earlier of (x) such fifteenth Business Day and (y) such time as the Administrative Agent has received notice from each Lender that it consents to or refuses such prepayment and (iv) any prepayment so refused may be retained by the US Borrower or the UK Borrower, as the case may be; provided, that any prepayment so refused that relates to Net Cash Proceeds from a Debt Incurrence Prepayment Event in respect of the issuance of Permitted Additional Subordinated Notes shall be allocated pro rata to the then outstanding Tranche A-1 Term Loans and Tranche A-2 Term Loans and shall be applied as set forth above in this paragraph (c).

(d)  Application to Term Loans.  With respect to each prepayment of Term Loans required by Section 5.2(a), the US Borrower (on its own behalf and on behalf of the UK Borrower) may, subject to Section 5.2(c), designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that (i) Eurodollar Term Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Term Loans with Interest Periods ending on such date of required prepayment and all Term Loans that are ABR Loans have been paid in full; (ii) if any prepayment of Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans, such Borrowing shall immediately be converted into ABR Loans; and (iii) in the case of a prepayment of Tranche E Term Loans or Tranche G

Term Loans required by Section 5.2(a), the prepayment amount shall be applied on a pro rata basis to the then outstanding Loans of the applicable Class, regardless of Type and, in the case of Eurodollar Term Loans of the applicable Class, the Interest Period therefor.  In the absence of a designation by the US Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)  Application to Revolving Credit Loans and Extended Revolving Credit Loans.  With respect to each prepayment of Revolving Credit Loans or Extended Revolving Credit Loans elected by the US Borrower pursuant to Section 5.1 or required by Section 5.2(b), the US Borrower (on its own behalf and on behalf of the UK Borrower) may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Dollar Revolving Credit Loans, Foreign Currency Revolving Credit Loans, Dollar Extended Revolving Credit Loans or Foreign Currency Extended Revolving Credit Loans to be prepaid; provided, that (w) Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Revolving Credit Loans or all Eurodollar Extended Revolving Credit Loans, as applicable, with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (x) if any prepayment by the US Borrower of Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Dollar Equivalent of the Revolving Credit Loans or Extended Revolving Credit Loans, as applicable, made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Revolving Credit Loans or Eurodollar Extended Revolving Credit Loans, as applicable, such Borrowing shall immediately be converted into ABR Loans; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(a) or Section 5.2(b) of Revolving Credit Loans or Extended Revolving Credit Loans shall be applied to the Revolving Credit Loans or Extended Revolving Credit Loans of any Defaulting Lender.  In the absence of a designation by the US Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)  Eurodollar Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the US Borrower or the UK Borrower, as the case may be, at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the Obligations;

provided, that the US Borrower or the UK Borrower, as the case may be, may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)  Minimum Amount.  No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds the Dollar Equivalent of $15,000,000 in the aggregate.

(h)  Foreign Asset Sales.  Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States or the United Kingdom, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or the United Kingdom (the US Borrower and the UK Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the US Borrower (on its own behalf and on behalf of the UK Borrower) has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have a material adverse tax cost consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary; provided, that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the US Borrower or the UK Borrower, as the case may be, applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the US Borrower or the UK Borrower, as the case may be, rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3.          Method and Place of Payment.  (a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the US Borrower or the UK Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than

12:00 Noon (Local Time) on the date when due and shall be made (i) in the case of amounts payable in Dollars, in immediately available funds at the Administrative Agent’s Office and (ii) in the case of amounts payable in a Foreign Currency, in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the US Borrower or the UK Borrower, as the case may be, to the Administrative Agent to make a payment from the funds in the US Borrower’s or the UK Borrower’s, as the case may be, account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All payments under each Credit Document (whether of principal, interest or otherwise) shall be made (i) in the case of the principal of and interest on each Loan, in the currency in which such Loan is denominated, (ii) in the case of reimbursement obligations in respect of Letters of Credit, in the currency in which such Letter of Credit is denominated, (iii) in the case of any indemnification or expense reimbursement payment, in Dollars or Euro, as requested by the Person entitled to receive such payment, or (iv) in all other cases, in Dollars, in each case except as otherwise expressly provided herein.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (Local Time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)  Any payments under this Agreement that are made later than 2:00 p.m. (Local Time) shall be deemed to have been made on the next succeeding Business Day at the Administrative Agent’s discretion.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.          Net Payments.  (a)    All payments made by the US Borrower and the UK Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes)

interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the US Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”) if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4.  Whenever any Non-Excluded Taxes are payable by the US Borrower or the UK Borrower, as the case may be, as promptly as possible thereafter such US Borrower or UK Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such US Borrower or the UK Borrower showing payment thereof.  In addition, if the US Borrower or the UK Borrower, as the case may be, fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the US Borrower or the UK Borrower, as the case may be, shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)  Each Non-U.S. Lender shall:

(i)  deliver to the US Borrower and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the US Borrower and is not a controlled foreign corporation related to the US Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the US Borrower under this Agreement;

(ii)  deliver to the US Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the US Borrower; and

(iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the US Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the US Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b); provided, that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.  Notwithstanding anything to the contrary, no Lender or Participant shall be required to deliver any form or certification that it is not legally able to deliver.

(c)  The US Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Participant”), on the date such Non-U.S. Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the US Borrower or the UK Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non U.S. Lender or Non U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(d)  Where a Lender is not, or has ceased to be, an Eligible Lender on the due date for payment of any sum under this Agreement, the increased amount due under Section 5.4(a) hereof shall be limited to the amount the UK Borrower would have had to pay if:

(i)  where that Lender had been a UK Lender before ceasing to be an Eligible Lender, the Lender had remained a UK Lender;

(ii)  where that Lender had been a Treaty Lender before ceasing to be an Eligible Lender, the Lender had remained a Treaty Lender and an appropriate direction had been given by the United Kingdom Inland Revenue authorizing the UK Borrower to make payment with deduction of tax at a reduced rate in accordance with the provisions of the relevant double taxation agreement; or

(iii)  where that Lender had not been a Eligible Lender, the Lender had been a UK Lender;

this Section 5.4(d) shall not apply to the extent that the UK Borrower would have been required to make a deduction or withholding on account of tax regardless of whether such Lender is an Eligible Lender.

This Section 5.4(d) shall not apply in circumstances where a Lender ceases to be an Eligible Lender due to a change in the Requirement of Law or double taxation treaty or in its application or interpretation, in each case taking effect after the Funding Date.

(e)  If the US Borrower or the UK Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such US Borrower or UK Borrower in challenging such taxes at such US Borrower’s or UK Borrower’s expense if so requested by such US Borrower or UK Borrower.  If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the US Borrower or the UK Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by such US Borrower or UK Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse such US Borrower or UK Borrower for such amount (together with any interest received thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  A Lender or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the US Borrower or the UK Borrower in connection with this paragraph (e) or any other provision of this Section 5.4.

(f)  Each Lender represents and agrees that, on the Funding Date and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the US Borrower has consented to such arrangement prior thereto.

5.5.          Computations of Interest and Fees.  (a)    Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on (i) Foreign Currency Revolving Credit Loans and Foreign Currency Extended Revolving Credit Loans denominated in Sterling and (ii) ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)  Fees and Letter of Credit Outstanding shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

SECTION 6.           Conditions Precedent to Initial Borrowing

Subject to Section 7.3 and, in the case of Sections 6.1(e) to 6.1(w) inclusive, Sections 6.2(b) to 6.2(h) inclusive, Sections 6.2(k) and 6.2 (l) and Sections 6.3(c) to 6.3 (k) inclusive (unless, in the case of Section 6.3(c), the UK Borrower shall be a borrower hereunder on the Funding Date) and Sections 6.6 to 6.8 inclusive (in each case, to the extent they relate to the UK Borrower (unless the UK Borrower shall be a borrower hereunder on the Funding Date) and/or any Foreign Subsidiary Guarantor), subject to Section 9.18 (but only to the extent set forth on Schedule 9.18), the earlier of the initial Borrowing and the initial issuance of any Letter of Credit under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1.          Credit Documents.  The Administrative Agent shall have received each of the following:

(a)  this Agreement, executed and delivered by a duly authorized officer of each of Holdings, the US Borrower, the UK Borrower and each Lender;

(b)  the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;

(c)  the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(d)  the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(e)  a Mortgage in respect of each Mortgaged Property, executed and delivered by a duly authorized officer of each mortgagor party thereto;

(f)  the UK Guarantee, executed and delivered by a duly authorized officer of the UK Borrower;

(g)  the UK Pledge Agreements, executed and delivered by a duly authorized officer of the US Borrower;

(h)  the UK Debenture, executed and delivered by a duly authorized officer of the UK Borrower;

(i)  the German Abstract Acknowledgements of Indebtedness, executed and delivered by a duly authorized officer of each guarantor party thereto;

(j)  the German Assignment of Claims, executed and delivered by a duly authorized officer of each guarantor party thereto;

(k)  the German Guarantee, executed and delivered by a duly authorized officer of each guarantor party thereto;

(l)  the German Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(m)  the German Negative Pledge Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(n)  [Reserved];

(o)  the Canadian Guarantee, executed and delivered by a duly authorized officer of each guarantor party thereto;

(p)  the Canadian Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto;

(q)  the Canadian Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(r)  the French Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto;

(s)  the Taiwan Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto;

(t)  the Italian Guarantee, executed and delivered by a duly authorized officer of each guarantor party thereto;

(u)  the Italian Share Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto;

(v)  the Italian Trademark Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto; and

(w)  the Luxembourg Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto.

6.2.          Collateral.  (a)    All outstanding equity interests in whatever form of the US Borrower and each Restricted Subsidiary owned by or on behalf of any Credit Party (other than a Restricted Foreign Subsidiary) shall have been pledged pursuant to the Pledge Agreement (except that the Restricted Subsidiaries shall not be required to pledge more than 65% of the outstanding equity interests of any Restricted Foreign Subsidiary) and all certificates representing securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(b)  All outstanding equity interests in whatever form of the UK Borrower shall, except to the extent pledged pursuant to the Pledge Agreement, have been pledged pursuant to the UK Pledge Agreements and all certificates representing securities pledged under the UK Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(c)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the German Pledge Agreement shall have been pledged pursuant to the German Pledge Agreement and all certificates representing securities pledged under the German Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(d)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Canadian Pledge Agreements shall have been pledged pursuant to the Canadian Pledge Agreements and all certificates representing securities pledged under the Canadian Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(e)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the French Pledge Agreements shall have been pledged pursuant to the French Pledge Agreements and all certificates representing securities pledged under the French Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(f)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Taiwan Pledge Agreements shall have been pledged pursuant to the Taiwan Pledge Agreements and all duly endorsed certificates representing securities pledged under the Taiwan Pledge Agreements, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(g)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Italian Share Pledge Agreements shall have been pledged pursuant to the Italian Share Pledge Agreements and all certificates representing securities pledged under the Italian Share Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(h)  All outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Luxembourg Pledge Agreements shall have been pledged pursuant to the Luxembourg Pledge Agreements and all certificates representing securities pledged under the Luxembourg Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(i)  All Indebtedness of Holdings, the US Borrower and each Subsidiary that is owing to any Credit Party party to the Pledge Agreement shall be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank, shall have been delivered to the Collateral Escrow Agent and shall be held in escrow pursuant to the terms of the Financing Escrow Agreement.

(j)  All documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and to perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been delivered to the Administrative Agent for filing, registration or recording pending the Closing Date.

(k)  All documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by each of the Foreign Security Documents and to perfect such Liens to the extent required by, and with the priority required by, each of the Foreign Security Documents shall have been delivered to the Administrative Agent for filing, registration or recording pending the Closing Date.

(l)  The Administrative Agent shall have received, in respect of each Mortgaged Property owned by the US Borrower or a US Subsidiary Guarantor a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 (and subject to the release on the Closing Date of the liens thereon in respect of the Existing Credit Agreement), together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request.

It is understood and agreed that the pledges described in clauses (a) through (i) inclusive of this Section 6.2 shall become effective immediately and automatically upon the occurrence of the Closing Date, but that prior to the Closing Date, such pledges (and the Liens created thereby) shall not be effective.

6.3.          Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the US Borrower, substantially in the form of Exhibit O-1, (b) Tom Riordan,

General Counsel to the US Borrower, substantially in the form of Exhibit O-2, (c) Latham & Watkins LLP, English legal counsel to the Administrative Agent, substantially in the form of Exhibit O-3, (d) Latham & Watkins LLP, German legal counsel to the Administrative Agent, substantially in the form of Exhibit O-4, (e) Borden Ladner Gervais, Canadian legal counsel to the Borrower, substantially in the form of Exhibit O-5, (f) Latham & Watkins, LLP French legal counsel to the Administrative Agent substantially in the form of Exhibit O-6, (g) Lee and Li, Taiwan legal counsel to the Administrative Agent, substantially in the form of Exhibit O-7, (h) Norton Rose Milan, Italian legal counsel to the Administrative Agent, substantially in the form of Exhibit O-8, (i) Burness, Scotland legal counsel to the Administrative Agent, substantially in the form of Exhibit O-9, (j) Arendt & Medernach, Luxembourg legal counsel to the Administrative Agent, substantially in the form of Exhibit O-10 and (k) local counsel to the US Borrower in each jurisdiction where a Mortgaged Property in the United States of America is located, substantially in the form of Exhibit O-11.  The US Borrower, the UK Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4.          Receipt of Senior Subordinated Notes and Senior Subordinated Loan Agreement Proceeds.  Gross proceeds of not less than $350,000,000 and Є419,076,355.71 from the issuance of the Senior Subordinated Notes under the Senior Subordinated Notes Indenture in a public offering or in a Rule 144A or other private placement and/or borrowings under the Senior Subordinated Loan Agreement shall have been deposited on the Funding Date in the RSGI Dollar Debt Escrow Account and the RSGI Euro Debt Escrow Account, respectively, to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement.

6.5.          Equity Contributions.  The Acquisition Equity Contribution shall have been made and the full amount of the proceeds thereof shall have been deposited on the Funding Date in escrow accounts held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement.

6.6.          Closing Certificates.  The Administrative Agent shall have received a certificate of each Credit Party (other than the Singapore Guarantors), dated the Funding Date, substantially in the form of Exhibit P, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.7 and 6.8 and, where applicable, certifying as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party.

6.7.          Corporate Proceedings of Each Credit Party.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or equivalent governing body) of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party, (b) in the case of the US Borrower and the UK Borrower, the extensions of credit contemplated hereunder and (c) the granting of the Liens contemplated to be granted under the Security Documents.

6.8.          Corporate Documents.  The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

6.9.          Fees.  The fees in the amounts previously agreed in writing by the Agents and the Lenders to be received by the Lenders on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent) for which invoices have been presented on or prior to the Funding Date shall, in each case, have been deposited on the Funding Date in an escrow account held by the Financing Escrow Agent on behalf and for the account of the Administrative Agent (or its nominee) pursuant to the terms of the Financing Escrow Agreement.

6.10.        Escrow Agreements; Acquisition.  The full amount of the proceeds of the Tranche A-1 Term Loans made on the Funding Date funded pursuant to Section 2.1(a)(v)(x) shall be deposited on the Funding Date in the RSGI Euro Debt Escrow Account to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement.  The full amount of the proceeds of the Tranche A-2 Term Loans made on the Funding Date shall be deposited on the Funding Date in the UK Borrower Debt Escrow Account to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement.  The Administrative Agent shall have received the Financing Escrow Agreement executed and delivered by a duly authorized officer of each Person party thereto, which shall provide, among other things, that as a condition precedent to the release of all funds held in the RSGI Euro Debt Escrow Account, the RSGI Dollar Debt Account and the UK Borrower Debt Escrow Account the Acquisition shall have been, or simultaneously with the initial release of funds thereunder shall be, consummated in accordance in all material respects with applicable law and the Sale and Purchase Agreement without any amendment or waiver of any provision relating to conditionality to closing thereunder.  The Administrative Agent shall have received the Acquisition Escrow Agreement executed and delivered by a duly authorized officer of each Person party thereto.

6.11.        Patriot Act.  The Administrative Agent shall have received, at least five Business Days prior to the Funding Date, all documents and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and requested by the Administrative Agent at least ten Business Days prior to the Funding Date.

SECTION 7.           Conditions Precedent to All Credit Events; Certain Funds Period; Clean-Up Period; Conditions Precedent to Restatement Date

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1.          No Default; Representations and Warranties.  Subject to Section 7.3 and Section 7.4, at the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) (it being understood that no such representation or warranty made on the Funding Date shall be deemed to be not true and correct solely as a result of the fact that the Funding Date shall not occur simultaneously with the Closing Date).

7.2.          Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), each Extended Revolving Credit Loan (other than any Extended Revolving Credit Loan made pursuant to Section 3.4(a))  and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)  Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

7.3.          Certain Funds Period.  Once each of the conditions precedent set forth in Section 6.1(a), 6.4, 6.5 and 6.10 shall have been satisfied and if each of the conditions precedent set forth in Sections 6.2(m) and 6.9 shall be satisfied contemporaneously with the initial Borrowings hereunder, the Lenders shall only be entitled to (a) decline to make available any Term Loan to be made on the Funding Date or any Revolving Credit Loan to be made on the Funding Date or (b) exercise any right to cancel or terminate any Term Loan Commitment to make a Term Loan on the Funding Date or any Revolving Credit Commitment to make a Revolving Credit Loan on the Funding Date, in each case to finance the Acquisition, the refinancing of the 2003 Credit Agreement, the refinancing of certain existing Indebtedness of the Target, the payment of

Transaction Expenses and any other transactions relating to the foregoing, if any of the following events, circumstances or conditions shall be present:

(i)  all outstanding equity interests in whatever form of each Restricted Subsidiary owned directly by the US Borrower (after giving effect to the Acquisition) shall not have been pledged pursuant to the Pledge Agreement pending the Closing Date (except that the US Borrower shall not be required to pledge more than 65% of the equity interests of any Restricted Foreign Subsidiary to support the obligations of the US Borrower) or all certificates representing such pledged securities, accompanied by instruments of transfer and undated stock powers endorsed in blank, shall not have been delivered to the Collateral Escrow Agent to be held in escrow pursuant to the terms of the Financing Escrow Agreement;

(ii)  any failure of any condition precedent set forth in Section 6.1 clauses (b) through (d) inclusive, 6.2(a) (except, in the case of Section 6.2(a), to the extent any actions are required to be taken by a Foreign Subsidiary), 6.2(i), 6.2(j), 6.3(a), 6.3(b), 6.3(c) (in the case of Section 6.3(c), only if the UK Borrower shall be a borrower hereunder on the Funding Date), 6.6, 6.7, 6.8 (except, in the case of Sections 6.6, 6.7 and 6.8, to the extent such Sections relate to a Foreign Subsidiary, other than the UK Borrower if the UK Borrower shall be a borrower hereunder on the Funding Date) or 6.11 to be satisfied to the extent that such condition relates directly to (x) the US Borrower or (y) any Restricted Subsidiary that is a member of the Rockwood Group that is legally able to satisfy such condition, provided that, in the case of this clause (y), each Restricted Subsidiary that is a member of the Rockwood Group shall have used reasonable efforts to avoid any such legal prohibition;

(iii)  any default of any covenant in the first sentence of Section 9.17;

(iv)  any event described in Section 11.5 shall occur with respect to the US Borrower or the UK Borrower, provided that, in the case of any such event with respect to the UK Borrower, the Lenders shall not be required to make any Loan to the UK Borrower but instead shall be required to make such Loan to the US Borrower subject to the terms of Section 6 and this Section 7.3;

(v)  the US Borrower or the UK Borrower shall fail to pay any amounts due and payable under this Agreement, any other Credit Document or the Fee Letter;

(vi)  any Credit Document or any material provision thereof shall cease to be in full force and effect with respect to the US Borrower or any Restricted Subsidiary that is a member of the Rockwood Group (other than (x) pursuant to the terms hereof or thereof, (y) as a result of acts or omissions of the Administrative Agent or any Lender or (z) as a result of any legal prohibition affecting any Restricted Subsidiary that is a member of the Rockwood Group; provided, that, in the case of this clause (z), each Restricted Subsidiary that is a member of the Rockwood Group shall have used reasonable efforts to avoid any such legal prohibition) or any of the US Borrower or any

Restricted Subsidiary that is a member of the Rockwood Group shall deny or disaffirm in writing its obligations under any Credit Document (other than pursuant to the terms hereof or thereof);

(vii)  any breach by the US Borrower (with respect to itself) or by any Restricted Subsidiary that is a member of the Rockwood Group (other than, in the case of any Restricted Subsidiary that is a member of the Rockwood Group, as a result of any legal prohibition affecting such Restricted Subsidiary; provided, that such Restricted Subsidiary shall have used reasonable efforts to avoid any such legal prohibition) of any covenant in Section 10.1, 10.2, 10.6 or 10.7; or

(viii)  any breach by the US Borrower (with respect to itself) or by any Restricted Subsidiary that is a member of the Rockwood Group (other than, in the case of any Restricted Subsidiary that is a member of the Rockwood Group, as a result of any legal prohibition affecting such Restricted Subsidiary; provided, that such Restricted Subsidiary shall have used reasonable efforts to avoid any such legal prohibition) of any representation or warranty in Section 8.1 or 8.2.

Further, the Lenders shall not be entitled to exercise any right of set-off against the proceeds of the Term Loans or any Revolving Credit Loan made on the Funding Date to finance the Acquisition, the refinancing of the 2003 Credit Agreement, the refinancing of certain existing Indebtedness of the Target, the payment of Transaction Expenses and any other transaction related to any of the foregoing.

Notwithstanding the foregoing, if any condition precedent to the initial Borrowing set forth in Section 6 of this Agreement is not satisfied but as a result of the foregoing provisions of this Section 7.3 the Lenders are nonetheless required to make Loans on the Funding Date, there shall be, subject to Section 7.4, an Event of Default under Section 11 on the day following the Closing Date and all rights and remedies shall be available to the Lenders to the extent they would have been available but for this Section 7.3 (even though they were not available prior to such date).

7.4.          Clean-Up Period.  From the period from the Funding Date until the date which falls (a) 25 days after the Funding Date, in the case of circumstances affecting the US Borrower and any Subsidiary that is a member of the Rockwood Group or (b) 90 days after the Funding Date, in the case of circumstances affecting any other Subsidiary (such period described in clauses (a) and (b), the “Clean-Up Period”), a breach of representation or warranty or a breach of covenant or a Default or an Event of Default hereunder shall not be deemed to be a breach of representation or warranty or a breach of covenant or a Default or an Event of Default hereunder, as the case may be, if and for so long as, during such Clean-Up Period, the circumstances giving rise to the relevant breach of representation or warranty or breach of covenant or Default or Event of Default:

(i)  are capable of being cured and, if Holdings, the US Borrower or any Subsidiary that is a member of the Rockwood Group or (after the date that is 30 days after the Funding Date) any other Restricted Subsidiary is aware of the relevant circumstances at the time and there exists no legal prohibition affecting any Restricted Subsidiary which would prevent such cure, reasonable efforts are being made to cure the same;

(ii)  have not been procured by or approved by Holdings, the US Borrower or any Subsidiary that is a member of the Rockwood Group or (if arising after the date that is 30 days after the Funding Date) any other Restricted Subsidiary that is not a member of the Rockwood Group unless such other Restricted Subsidiary was legally bound to take such action; and

(iii)  do not have a Material Adverse Effect;

provided, that if the relevant circumstances are continuing at the end of the applicable Clean-Up Period there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be, on such date.

7.5.          UK Borrower.  Notwithstanding any of the foregoing provisions in this Section 7 (but subject to the proviso contained in Section 7.3(iv)), the agreement of each Lender to make any Loan to the UK Borrower on any date and the obligation of the Letter of Credit Issuer to issue Letters of Credit for the account of the UK Borrower on any date is subject to the satisfaction of the conditions set forth in Section 6.3(c) and Sections 6.6 to 6.8 inclusive (in each case, to the extent they relate to the UK Borrower) on or prior to such date.

7.6.          Revolving Credit Loans and Extended Revolving Credit Loans.  In the case of any Revolving Credit Loan, at the time of the applicable Credit Event the Extended Revolving Credit Exposures shall be equal to no less than the Total Extended Revolving Credit Commitment.

7.7.          Conditions Precedent to Restatement Date.  The effectiveness  of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions set forth in Section 6 of the Amendment Agreement.

SECTION 8.           Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each of Holdings, the US Borrower and the UK Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1.          Corporate Status.  Each of Holdings, the US Borrower, the UK Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2.          Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.          No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Senior Subordinated Notes Indenture, the Senior Subordinated Loan Agreement, the Subordinated Note Indenture, and the 2011 Senior Notes Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which any of Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries.

8.4.          Litigation.  There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of any of Holdings, the US Borrower or the UK Borrower, threatened with respect to any of Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5.          Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.          Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with

(a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7.          Investment Company Act.  Neither Holdings nor the US Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.          True and Complete Disclosure.  (a)  None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any of Holdings, the US Borrower, the UK Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Funding Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)  The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9.          Financial Condition; Financial Statements.  The (a) unaudited and audited historical consolidated financial information of the US Borrower as set forth in the Confidential Information Memorandum, (b) audited financial statements of the Target for each of the fiscal years ended September 30, 2001 and September 30, 2002, the three months ended December 31, 2002 and the twelve months ended December 31, 2003 and (c) audited balance sheet of the US Borrower and the related audited statements of operations and cash flows (in each case to be provided pursuant to Section 9.1(a) and (b)), in each case present or will, when provided, present fairly in all material respects the combined financial position of each of the US Borrower and the Target (as applicable) at the respective dates of said information, statements and results of operations for the respective periods covered thereby.  The audited financial statements referred to in this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.  There has been no Material Adverse Change since December 31, 2003, other than solely as a result of changes in general economic conditions.

8.10.        Tax Returns and Payments.  Each of Holdings, the US Borrower, the UK Borrower and the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith.  Each of, Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the US Borrower) in accordance with GAAP for the payment of, all material federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.  To the extent that any breach of any of the representations or warranties in this Section 8.10 relates to a period, event or action prior to the Closing Date in respect of which Holdings, the US Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by any Seller pursuant to either Acquisition Agreement, there shall be deemed to be no breach thereof; provided, that such a breach will exist if the applicable Seller does not satisfy its indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by Holdings, the US Borrower and/or the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the applicable Seller promptly of such circumstances).

8.11.        Compliance with ERISA.  Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of Holdings, the US Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has any of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the US Borrower contained in the Confidential Information Memorandum.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to

(a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the US Borrower.  To the extent that any breach of any of the representations or warranties in this Section 8.11 relates to a period, event or action prior to the Closing Date in respect of which Holdings, the US Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by any Seller pursuant to either Acquisition Agreement, there shall be deemed to be no breach thereof; provided, that such a breach will exist if the applicable Seller does not satisfy its indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by Holdings, the US Borrower and/or the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the applicable Seller promptly of such circumstances).

8.12.        Subsidiaries.  Holdings does not have any Subsidiaries other than the US Borrower and its Subsidiaries.  Schedule 8.12 lists each Subsidiary of the US Borrower (and the direct and indirect ownership interest of the US Borrower therein), in each case existing on the Funding Date (after giving effect to the Acquisition).  To the knowledge of the US Borrower, after due enquiry, each Material Subsidiary as of the Funding Date (after giving effect to the Acquisition) has been so designated on Schedule 8.12.

8.13.        Patents, etc.  Holdings, the US Borrower, the UK Borrower  and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14.        Environmental Laws.  (a)    Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which Holdings, the US Borrower and each of the Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) each of Holdings, the US Borrower and the UK Borrower will comply and cause each of the Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b)  None of Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15.        Properties.  Each of Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries have good title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.           Affirmative Covenants

Each of the US Borrower and the UK Borrower and, with respect to Section 9.12(c) and 9.15 only, Holdings, hereby covenants and agrees that on the Funding Date and thereafter, for so long as this Agreement is in effect and until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1.          Information Covenants.  The US Borrower will furnish to each Lender and the Administrative Agent:

(a)  Annual Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) the US Borrower and the Restricted Subsidiaries and (ii) the US Borrower and its Subsidiaries, in each case as at the end of such fiscal year prepared in accordance with GAAP, and the related consolidated statement of operations and cash flows for such fiscal year, each prepared in accordance with GAAP, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the US Borrower, the UK Borrower or any of the Material Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the US Borrower, the UK Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)  Quarterly Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the US Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) the US Borrower and the Restricted Subsidiaries and (ii) the US Borrower and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of such quarterly period in the prior fiscal year, each prepared in accordance with GAAP, all of which shall be certified by an Authorized Officer of the US Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(c)  Budgets.  Within 60 days after the commencement of each fiscal year of the US Borrower, consolidated budgets of each of the US Borrower, the US Borrower and its Restricted Subsidiaries, the UK Borrower and the UK Borrower and its Restricted Subsidiaries in reasonable detail for the fiscal year as customarily prepared by management of the US Borrower and the UK Borrower for their internal use, setting forth the principal assumptions upon which such budgets are based.

(d)  Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the US Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the US Borrower and the Subsidiaries were in compliance with the provisions of Sections 10.9 and 10.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Funding Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.  At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the US Borrower setting forth in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer and the chief legal officer of the US Borrower (x) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Funding Date or the date of the most recent certificate delivered pursuant to this subsection (d)(ii), as the case may be, and (y) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (x) above to the extent necessary to protect and perfect the security interests under the Security Documents.

(e)  Notice of Default or Litigation.  Promptly after an Authorized Officer of any of the US Borrower, the UK Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or

Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action any of the US Borrower or the UK Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against any of the US Borrower, the UK Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f)  Environmental Matters.  The US Borrower and the UK Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)  any pending or threatened Environmental Claim against any of the US Borrower, the UK Borrower or any of the Subsidiaries or any Real Estate;

(ii)  any condition or occurrence on any Real Estate that (x) results in noncompliance by any of the US Borrower, the UK Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any of Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries or any Real Estate;

(iii)  any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)  the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by any of the US Borrower, the UK Borrower or any of the Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)  Other Information.  Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by any of the US Borrower, the UK Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that any of the US Borrower, the UK Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of any of Holdings, the US Borrower, the UK Borrower and/or any of the Subsidiaries (including any Senior Subordinated Notes and Subordinated Notes, (in each case whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h)  Pro Forma Adjustment Certificate.  Not later than the consummation of the acquisition of any Acquired Entity or Business by the US Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment and not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the US Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the US Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(i)  Collection of Accounts Receivable.  Promptly following written request of the same from the Administrative Agent, but no more frequently than on one occasion during each 10-Business Day period following the delivery of each officer’s certificate referred to in Section 9.1(d), such information regarding the collection by the US Borrower or any of the Restricted Subsidiaries or, to the extent that such information is available to the US Borrower or any of the Restricted Subsidiaries with the use of commercially reasonable efforts, any other Person of accounts receivable that have been subjected to a transaction consummated pursuant to Section 10.4(e).

9.2.          Books, Records and Inspections.  Each of  the US Borrower and the UK Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the US Borrower, the UK Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of the US Borrower, the UK Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the US Borrower, the UK Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3.          Maintenance of Insurance.  Each of the US Borrower and the UK Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the US Borrower believes (in the good faith judgment of the management of the US Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4.          Payment of Taxes.  Each of the US Borrower and the UK Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the US Borrower, the UK Borrower or any of the Restricted Subsidiaries; provided, that neither the US Borrower, the UK Borrower nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the US Borrower) with respect thereto in accordance with GAAP.

9.5.          Consolidated Corporate Franchises.  Each of the US Borrower and the UK Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the US Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6.          Compliance with Statutes, Obligations, etc.  Each of the US Borrower and the UK Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.          ERISA.  Promptly after any of the US Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the US Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the US Borrower setting forth details as to such occurrence and the action, if any, that the US Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by US Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability

(including the giving of written notice thereof); that a proceeding has been instituted against the US Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the US Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the US Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the US Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8.          Good Repair.  Each of the US Borrower and the UK Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9.          Transactions with Affiliates.  Each of the US Borrower and the UK Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to the US Borrower, the UK Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to KKR, DLJ Merchant Banking and/or their respective Affiliates for management, consulting and financial services rendered to the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries and investment banking fees paid to KKR, DLJ Merchant Banking and/or their respective Affiliates for services rendered to the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the Board of Directors (in their capacity as such) of the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries and (c) transactions permitted by Section 10.6.

9.10.        End of Fiscal Years; Fiscal Quarters.  The US Borrower will, for financial reporting purposes, cause (a) its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the US Borrower’s past practice; provided, however, that the US Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the US Borrower and the Administrative Agent will, and are hereby authorized by the

Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.        Additional Guarantors and Grantors.  (a)    Except as provided in Section 10.1(j) or (k), the US Borrower will, except to the extent prohibited by applicable law or to the extent that it would result in material adverse tax consequences for Parent and its Subsidiaries, taken as a whole, cause (i) any direct or indirect Domestic Subsidiary (other than any Unrestricted Subsidiary) formed or otherwise purchased or acquired after the Funding Date (including pursuant to a Permitted Acquisition) and (ii) any Subsidiary (other than any Unrestricted Subsidiary) that is not a Domestic Subsidiary on the Funding Date but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement.  The US Borrower will, and will cause each of the Restricted Subsidiaries to, use commercially reasonable efforts to structure the ownership of any such Domestic Subsidiary so as to avoid any such legal prohibition or material adverse tax consequences described in the immediately preceding sentence that may result from such ownership structure.

(b)  Each of the US Borrower and the UK Borrower will, except to the extent prohibited by applicable law or to the extent that it would result in material adverse tax consequences for Parent and its Subsidiaries, taken as a whole, cause (i) any direct or indirect Subsidiary of the US Borrower (other than any Unrestricted Subsidiary or Foreign Joint Venture) incorporated under the laws of any of England and Wales, Scotland, Germany, Italy, Canada or Singapore that is formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any member of the Rockwood Group (other than an Unrestricted Subsidiary or Foreign Joint Venture) that is not incorporated under the laws of any such country on the Closing Date but subsequently becomes incorporated under such laws, in each case to execute a supplement to the applicable Foreign Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or guarantee and security arrangements in relation to the Obligations of the UK Borrower, as the case may be, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the guarantee and collateral arrangements entered into pursuant to the Foreign Subsidiary Guarantees and the Foreign Security Documents), in order to become a Foreign Subsidiary Guarantor and a grantor under the applicable Foreign Security Documents; provided, that the US Borrower and the UK Borrower shall not be required to comply with the requirements of subclause (i) above with respect to any Permitted Acquisition of such direct or indirect Subsidiary of the US Borrower to the extent that the aggregate amount of (x) all Indebtedness incurred pursuant to Section 10.1(j) and (k) and outstanding at such time pursuant to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso to Section 10.1(j)(i)(y) or 10.1(k)(i)(y), respectively, and (y) the fair market value at the time such investment was made of all investments made pursuant to Section 10.5(j) as to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso thereto, does not exceed the Guarantee and Collateral Exception Amount in effect at such time.

(c)  Each of the US Borrower and the UK Borrower will cause each Foreign Subsidiary that is a Restricted Foreign Subsidiary or that is required to become a Restricted Foreign Subsidiary for an investment to constitute a Permitted Acquisition, in each case that makes an investment constituting a Permitted Acquisition pursuant to Section 10.5(j) to enter into guarantee and security arrangements in relation to the Obligations of the UK Borrower in respect of the capital stock and/or assets acquired pursuant to such Permitted Acquisition to the extent the target of such Permitted Acquisition is incorporated under the laws of (or has assets located in) any of England and Wales, Scotland, Germany, Italy, Canada or Singapore, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the guarantee and collateral arrangements entered into pursuant to the Foreign Subsidiary Guarantees and the Foreign Security Documents, and to comply with Section 9.15 in respect of such arrangements; provided, that (i) no such Restricted Foreign Subsidiary shall be required to enter into such arrangements to the extent that such arrangements would (x) be prohibited by the law of the jurisdiction of incorporation or formation of such Restricted Subsidiary or of the entity whose capital stock is acquired or (y) have material adverse tax consequences for any of the Parent Companies, Holdings, the US Borrower or any of the Restricted Subsidiaries and (ii) the US Borrower and the UK Borrower shall not be required to comply with the requirements of this clause (c) with respect to any Permitted Acquisition of any such Restricted Foreign Subsidiary to the extent that the aggregate amount of (x) all Indebtedness incurred pursuant to Section 10.1(j) and (k) and outstanding at such time pursuant to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso to Section 10.1(j)(i)(y) or 10.1(k)(i)(y), respectively, and (y) the fair market value at the time such investment was made of all investments made pursuant to Section 10.5(j) as to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso thereto, does not exceed the Guarantee and Collateral Exception Amount in effect at such time.

9.12.        Pledges of Additional Stock and Evidence of Indebtedness.  (a)    The US Borrower will, except to the extent prohibited by applicable law or to the extent that it would result in material adverse tax consequences for Parent and its Subsidiaries, taken as a whole, pledge, and, if applicable, will cause each Domestic Subsidiary to pledge, to the Administrative Agent, for the benefit of the Secured Parties, (i) all the capital stock of each Domestic Subsidiary (other than any Unrestricted Subsidiary) and each Foreign Subsidiary (other than an Unrestricted Subsidiary or any capital stock representing in excess of 65% of the issued and outstanding capital stock in any Foreign Subsidiary) held by the US Borrower or a Domestic Subsidiary, in each case, formed or otherwise purchased or acquired after the Funding Date, in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) all evidences of Indebtedness in excess of $5,000,000 received by the US Borrower or any of the Domestic Subsidiaries (other than any Unrestricted

Subsidiary) in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the Pledge Agreement, substantially in the form of Annex A thereto and (iii) any global promissory notes executed after the Funding Date evidencing Indebtedness of any of Holdings, the US Borrower and each Subsidiary that is owing to any of the US Borrower or any Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case pursuant to a supplement to the Pledge Agreement, substantially in the form of Annex A thereto; provided, that the US Borrower and any such Domestic Subsidiary shall not be required to comply with the requirements of this clause (a) with respect to any Permitted Acquisition of (1) any such Foreign Subsidiary or (2) any such Domestic Subsidiary to the extent in the case of this subclause (2) that Indebtedness is incurred pursuant to Section 10.1(j) or (k) in connection therewith, in each case, to the extent that the aggregate amount of (x) all Indebtedness incurred pursuant to Section 10.1(j) and (k) and outstanding at such time pursuant to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso to Section 10.1(j)(i)(y) or 10.1(k)(i)(y), respectively, and (y) the fair market value at the time such investment was made of all investments made pursuant to Section 10.5(j) as to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso thereto, does not exceed the Guarantee and Collateral Exception Amount in effect at such time.  The US Borrower will, and will cause each of the Restricted Subsidiaries to, use commercially reasonable efforts to structure the ownership of any such Domestic Subsidiary so as to avoid any such legal prohibition or material adverse tax consequences described in the immediately preceding sentence that may result from such ownership structure.

(b)  The US Borrower will pledge, and, if applicable, will cause each Subsidiary (other than any Foreign Joint Venture or any Subsidiary of such a Foreign Joint Venture) to pledge, to the Administrative Agent, for the benefit of the Lenders to the UK Borrower, (i) all the capital stock of each Subsidiary of the UK Borrower and of any Foreign Subsidiary Guarantor owned or held by the US Borrower or any Restricted Subsidiary, in each case formed or otherwise purchased or acquired after the Closing Date to the extent such Subsidiary is incorporated under the laws of any of England and Wales, Scotland, Germany, Italy, Canada or Singapore, in each case pursuant to a supplement to the applicable Foreign Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or pledge arrangements in relation to the Obligations of the UK Borrower, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Foreign Security Documents) and (ii) all evidences of Indebtedness with a Dollar Equivalent in excess of $5,000,000 received by any of the Foreign Subsidiary Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the applicable Foreign Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or pledge arrangements in relation to the Obligations of the UK Borrower, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Foreign Security Documents); provided, that the US Borrower and any such Subsidiary shall not be required to comply with the requirements of subclause (i) above with respect to any Permitted Acquisition of any such Subsidiary of the UK Borrower or of any such Foreign Subsidiary Guarantor to the extent that the aggregate amount of (x) all Indebtedness incurred pursuant to Section 10.1(j) and (k) and outstanding at such time pursuant to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso to Section 10.1(j)(i)(y) or 10.1(k)(i)(y), respectively, and (y) the fair market value at the time such investment was made of all investments made pursuant to Section 10.5(j) as to which the US Borrower or the UK Borrower, as the case may be, has utilized (and at such time continues to utilize) the proviso thereto, does not exceed the Guarantee and Collateral Exception Amount in effect at such time.

(c)  Holdings will pledge to the Administrative Agent, for the benefit of the Lenders, all capital stock of the US Borrower acquired by it after the Funding Date (including any capital stock issued in connection with (i) PIK Proceeds Equity Contributions, (ii) loans and advances made pursuant to Section 10.5(c)(i) and (iii) dividends paid by the Borrower solely in its capital stock pursuant to Section 10.6) and the US Borrower will pledge to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreement or the UK Pledge Agreements, as the case may be, all capital stock of the UK Borrower acquired by it after the Funding Date.

(d)  The US Borrower and the UK Borrower agree that all Indebtedness in excess of $5,000,000 of any of the US Borrower and each Subsidiary that is owing to any Credit Party party to the Pledge Agreement shall be evidenced by one or more global promissory notes.

9.13.        Use of Proceeds.  The US Borrower and the UK Borrower will use the Letters of Credit and the proceeds of all Revolving Credit Loans, all Extended Revolving Credit Loans and Swingline Loans solely for general corporate purposes.  The US Borrower and the UK Borrower will use the proceeds of all Term Loans (other than any Term Loans funded under the Tranche A Term Loan Commitment pursuant to Section 2.1(a)(i) or Section 2.1(a)(ii), as applicable, after the Funding Date, any Tranche E Term Loans funded pursuant to Section 2.1(a)(iv) on the Third Amendment Effective Date, any Tranche G Term Loans funded pursuant to Section 2.1(a)(v) on the Fourth Amendment Effective Date, any Tranche H Term Loans deemed made pursuant to Section 2.1(a)(vi) on the Restatement Date and any Tranche I Term Loans deemed made pursuant to Section 2.1(a)(vii) on the Restatement Date), together with the proceeds of the Acquisition Equity Contribution and the borrowings under the Senior Subordinated Loan Agreement, to pay the consideration for the Acquisition, to refinance the 2003 Credit Agreement, PIK Notes (and related fees and prepayment premiums) of PIK Holdco and certain existing Indebtedness of the Target and to pay Transaction Expenses.  The US Borrower and the UK Borrower will use the proceeds of all Tranche A-1 Term Loans and/or Tranche A-2 Term Loans that are funded after the Funding Date pursuant to Section 2.1(a)(iii) solely for general corporate purposes.  The US Borrower will (i) use the proceeds of all Tranche E Term Loans funded on the Third Amendment Effective Date solely to repay in full the outstanding principal amount of those existing term loans designated as “Tranche D Term Loans” under the Credit Agreement immediately prior to the Third Amendment Effective Date and to pay fees and expenses in connection with such prepayments and with the Third Amendment, (ii) use the proceeds of all Tranche G Term Loans funded on the Fourth Amendment Effective Date solely to repay in full the outstanding principal amount of those existing term loans designated as “Tranche F Term Loans” under the Credit Agreement immediately prior to the Fourth Amendment Effective Date and to pay fees and expenses in connection with such prepayments and with the Fourth Amendment, (iii) use the aggregate amount of all Tranche H Term Loans deemed made on the Restatement Date solely to convert a portion of the outstanding principal amount of those existing term loans designated as “Tranche E Term Loans” under the Credit Agreement immediately prior to the Restatement Date, (iv) use the aggregate amount of all Tranche I Term Loans deemed made on the Restatement Date solely to convert a portion of the outstanding principal amount of those existing term loans designated as “Tranche G Term Loans” under the Credit Agreement immediately prior to the Restatement Date and (v) use the proceeds of all Incremental Refinancing Term Loans to solely repay Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans and Tranche G Term Loans as required by Section 5.2.

9.14.        Changes in Business.  The US Borrower, the UK Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the US Borrower, the UK Borrower and the Subsidiaries, taken as a whole, on the Funding Date and other business activities incidental or related to any of the foregoing.

9.15.        Further Assurances.  (a)    Each of Holdings, the US Borrower and the UK Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to effectuate the transactions contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement, any Foreign Security Document or any Mortgage, all at the expense of Holdings, the US Borrower and the Restricted Subsidiaries.

(b)  If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $5,000,000 are acquired by the US Borrower, the UK Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement or any Foreign Security Document that become subject to the Lien of the Security Agreement or the applicable Foreign Security Documents, as the case may be, upon acquisition thereof) that are of the nature secured by the Security Agreement, any Foreign Security Document or any Mortgage, as the case may be, the US Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the US Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the

Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.  Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the Mortgagor, to such Subsidiary) substantially in the form of Exhibit O-12.

(c)  The US Borrower further agrees that, as promptly as practicable after the Funding Date it shall cause Brockhues to enter into the German Conditional Security Agreements substantially in the form attached hereto as Exhibit C-6 immediately upon satisfaction of either of the following conditions:

(i)  Silo Pigmente GmbH and Rockwood Pigmente Holding GmbH hold together 100% of the partners’ interests (or, following the change of legal status of Brockhues to a stock corporation, 100% of the shares) in Brockhues; or

(ii)  the legal obligation in the Federal Republic of Germany changes to the effect that in the reasonable judgment of the US Borrower, in consultation with the Administrative Agent, the execution of the German Conditional Security Agreements by Brockhues is possible without running material legal risks under German law.

9.16.        UK Borrower.  The US Borrower shall ensure that the UK Borrower is on the Funding Date, and shall at all times thereafter be, a direct wholly owned Subsidiary of the US Borrower, and Holdings and the US Borrower agree that the UK Borrower is not permitted to be sold, transferred or otherwise disposed of pursuant to Section 10.4.

9.17.        Sale and Purchase Agreement.  The US Borrower and any applicable Restricted Subsidiary shall not amend or waive any of the terms of the Sale and Purchase Agreement in any way that would reasonably be expected to be materially adverse to the interests of the Lenders.  The US Borrower and any applicable Restricted Subsidiary shall consult with the Agents in connection with any litigation or arbitration proceeding to which it is a party involving the Sale and Purchase Agreement.

9.18.        Post-Closing Obligations.  (a)    To the extent any of the documents listed in Sections 6.1(e) to 6.1(w) inclusive, Sections 6.2(b) to 6.2(h) inclusive, Sections 6.2(k) and 6.2 (l), Sections 6.3(c) to 6.3(k) inclusive and Sections 6.6 to 6.8 inclusive shall not be delivered on or prior to the Funding Date or any of the other documents or actions required to be delivered or taken pursuant to Section 6 shall not be delivered or taken on or prior to the Funding Date, each of the US Borrower and the UK Borrower (as applicable) shall, on or prior to the Funding Date, prepare a schedule (the “Post-Closing Schedule”), substantially in the form of Exhibit T, identifying such documents that are not delivered and/or actions that are not taken and shall (i) deliver, or cause the applicable Subsidiaries to deliver, the documents listed on the Post-Closing Schedule to the Administrative Agent within 30 days following the Funding Date and (ii) take, or cause the applicable Subsidiaries to take, each of the actions specified in Section 6.2 within 30 days following the Funding Date; provided, that, without the consent of any Lender, the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion) within 30 days following the Funding Date extend such 30 day period on a one-time basis for an additional period not to exceed 30 days.  It is understood and agreed that any period available for the delivery of documents and the taking of actions provided by this Section 9.18 shall not be in addition to, and shall run concurrently with, any Clean-Up Period provided in Section 7.4.

(b)  Each of Holdings, the US Borrower and the UK Borrower shall, as promptly as practicable after the Funding Date (but in any event, no later than October 31, 2004), cause (i) the Singapore Guarantee and the Singapore Security Agreement to be executed by the Singapore Guarantors and the other Restricted Subsidiaries party thereto, (ii) the Singapore Pledge Agreements to be executed by the US Borrower and (iii) Section 9.15(a) to be complied with in respect of such collateral.  Concurrently with the delivery of the Singapore Guarantee, the Singapore Security Agreement and the Singapore Pledge Agreements, the Administrative Agent shall have received an executed legal opinion of Allen & Gledhill (or such other counsel acceptable to the Administrative Agent, acting reasonably), in form and substance acceptable to the Administrative Agent, acting reasonably, delivered to the Administrative Agent and for the benefit of the Lenders to the US Borrower and the UK Borrower.  Concurrently with the delivery of the Singapore Pledge Agreements, all outstanding equity interests in whatever form owned by or on behalf of each pledgor under the Singapore Pledge Agreements shall have been pledged pursuant to the Singapore Pledge Agreements and the Administrative Agent shall have received all certificates representing securities pledged under the Singapore Pledge Agreements, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(c)  The US Borrower agrees that, as promptly as practicable after the Funding Date (but in any event, no later than October 31, 2004), it shall cause Rockwood Specialties GmbH to exercise its voting rights in each of Silo Pigmente GmbH and Rockwood Pigmente Holding GmbH to the effect that:

(i)  a partners’ resolution of Brockhues shall be passed to resolve that Silo Pigmente GmbH and Rockwood Pigmente Holding GmbH may pledge all of the partners’ interests in Brockhues owned by them in favor of the Administrative Agent; and

(ii)  Silo Pigmente GmbH and Rockwood Pigmente Holding GmbH shall pledge all of the partners’ interests in Brockhues owned by them in the form substantially set forth in Exhibit C-7 hereto following the partners’ resolution described in clause (i) above.

SECTION 10.         Negative Covenants

Each of Holdings (with respect to Section 10.3(B) and Section 10.6 only), the US Borrower and the UK Borrower hereby covenant and agree that on the Funding Date and thereafter, for so long as this Agreement is in effect and until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

10.1.        Limitation on Indebtedness.  The US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)  Indebtedness arising under the Credit Documents and arising under any Revolver Refinancing Indebtedness;

(b)  Indebtedness of (i) the US Borrower to any Subsidiary of the US Borrower and (ii) any Subsidiary to the US Borrower or any other Restricted Subsidiary of the US Borrower;

(c)  Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d)  except as provided in clauses (j) and (k) below, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the US Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the US Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided, that there shall be no Guarantee Obligations (a) by a Restricted Foreign Subsidiary of any Indebtedness of the US Borrower and (b) in respect of the Permitted Subordinated Debt, Permitted Senior Subordinated Debt or Permitted Additional Notes, unless such Guarantee Obligations are made by a Guarantor (other than Holdings) and such Guarantee is unsecured and subordinated (other than in the case of Permitted Additional Notes which are senior notes) to the Obligations to the same extent as the applicable Permitted Subordinated Debt or Permitted Senior Subordinated Debt, as the case may be;

(e)  Guarantee Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(f)  (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 10.11, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Fourth Amendment Effective Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $75,000,000 at any time outstanding, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above; provided further, that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g)  Indebtedness outstanding on the Closing Date and listed on Schedule 10.1, and any refinancing, refunding, renewal or extension thereof; provided, that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h)  Indebtedness in respect of Hedge Agreements;

(i)  Indebtedness in respect of (i) Permitted Subordinated Debt, and (ii) Permitted Senior Subordinated Debt and (iii) Permitted Additional Notes, in each case, subject, in the case of any Guarantee Obligations in respect thereof, to clause (d) above;

(j)  (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the US Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided, that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the US Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary), (y)(A) the capital stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.11 or Section 9.12 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement, the applicable Foreign Guarantee and/or the applicable Foreign Security Documents and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable; provided, that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and (z) in respect of any such Indebtedness incurred on and after the Fourth Amendment Effective Date, the aggregate amount of such Indebtedness and all Indebtedness incurred under clause (k) below, when taken together, does not exceed $450,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k)  (i) Indebtedness of the US Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition; provided, that (x) such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the US Borrower, (y)(A) the US Borrower or such Restricted Subsidiary pledges the capital stock of such acquired Person to the Administrative Agent to the extent required under Section 9.11 or Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee, the Security Agreement, the applicable Foreign Guarantee and/or the applicable Foreign Security Documents and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable; provided, that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies, and (z) in respect of any such Indebtedness incurred on and after the Fourth Amendment Effective Date, the aggregate amount of such Indebtedness and all Indebtedness assumed or permitted to exist under clause (j) above, when taken together, does not exceed $450,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(l)  (i) Indebtedness of Restricted Foreign Subsidiaries existing as of the Fourth Amendment Effective Date and any refinancing, refunding, renewal or extension thereof; provided, that the principal amount thereof is not increased above the principal amount thereof outstanding as of the Fourth Amendment Effective Date and (ii)(x) Indebtedness of Restricted Foreign Subsidiaries incurred after the Fourth Amendment Effective Date in an aggregate amount at any time outstanding not to exceed $150,000,000;

(m)  (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n)  (i) additional Indebtedness incurred and outstanding pursuant to this clause (n) prior to the Restatement Date, (ii) additional Indebtedness incurred after the Restatement Date in an aggregate amount not to exceed $1,000,000,000 at any time outstanding; provided, that with respect to any Indebtedness incurred pursuant to this subclause (ii) of this clause (n) on or after the Restatement Date the Net Cash Proceeds therefrom are (A) applied, immediately after the receipt thereof, to the prepayment of Term Loans in accordance with Section 5.2 to the extent required thereby or (B) to the extent not required to be so applied, used solely for Permitted Acquisitions or other general corporate purposes of the Borrowers and the Subsidiaries; provided, further that any Net Cash Proceeds of such Indebtedness applied, immediately after the receipt thereof, to the prepayment of Term Loans in accordance with Section 5.2 will not reduce the portion of such $1,000,000,000 available pursuant to this subclause (ii) of this clause (n) and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in sub-clauses (i) and (ii) above; provided, that in the case of any such refinancing, refunding, renewal or extension relating to Indebtedness under sub-clause (i), the principal amount thereof is not increased above the principal amount thereof outstanding as of the Restatement Date;

(o)  Indebtedness in respect of Permitted Additional Subordinated Notes to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2;

(p)  the incurrence by the US Borrower or any Restricted Subsidiary of Indebtedness represented by letters of credit, bank guarantees or other similar instruments; provided, that such Indebtedness shall not exceed $50,000,000 in the aggregate at any time outstanding; and

(q)  Indebtedness incurred by the US Borrower to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans and Tranche G Term Loans in accordance with Section 5.2; provided, that (A) the terms of such Indebtedness will not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Tranche I Term Loan Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of  default) and (B) no Subsidiary of the US Borrower (other than the UK Borrower) is a borrower or guarantor with respect to such Indebtedness unless such Subsidiary is a Credit Party which shall have previously or substantially concurrently guaranteed the Obligations.

10.2.        Limitation on Liens.  The US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the US Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)  Liens arising under the Credit Documents;

(b)  Permitted Liens;

(c)  Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided, that such Liens attach at all times only to the assets so financed;

(d)  Liens existing on the Closing Date and listed on Schedule 10.2;

(e)  the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) and (g) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f)  Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided, that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g)  (i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the US Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary or any such Indebtedness of the US Borrower or any other Restricted Subsidiary;

(h)  (i) Liens existing as of the Fourth Amendment Effective Date and any replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby and (ii) additional Liens incurred after the Fourth Amendment Effective Date so long as the aggregate principal amount of the obligations so secured does not exceed $75,000,000 at any time outstanding;

(i)  Liens securing Indebtedness permitted pursuant to Section 10.1(p); provided, that if such Liens shall exist on any Collateral, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the Collateral Agent that is reasonably satisfactory to the Collateral Agent;

(j)  Liens securing Revolver Refinancing Indebtedness permitted pursuant to Section 10.1(a); and

(k)  Liens securing Indebtedness permitted pursuant to Section 10.1(q); provided, that such Liens may be either a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien on the Collateral securing the Obligations (but may not be secured by any other assets that are not Collateral) and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the Collateral Agent that is reasonably satisfactory to the Collateral Agent.

10.3.        Limitation on Fundamental Changes.  (A) Except as expressly permitted by Section 10.4 or 10.5, each of the US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)  any Subsidiary of the US Borrower or any other Person may be merged or consolidated with or into the US Borrower; provided, that (i) the US Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the US Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the US Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the US Borrower) shall expressly assume all the obligations of the US Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (viii) the US Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further, that if the foregoing are satisfied, the Successor Borrower (if other than the US Borrower) will succeed to, and be substituted for, the US Borrower under this Agreement;

(b)  any Subsidiary of the UK Borrower or any other Person may be merged or consolidated with or into the UK Borrower, provided, that (i) the UK Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the UK Borrower) shall be a corporation organized or existing under the laws of England and Wales (the UK Borrower or such Person, as the case may be, being herein referred to as the “Successor UK Borrower”), (ii) the Successor UK Borrower (if other than the UK Borrower) shall expressly assume all the obligations of the UK Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the US Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) the US Borrower, each Guarantor and each Foreign Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee or Foreign Subsidiary Guarantee, as the case may be, confirmed that its Guarantee or Foreign Subsidiary Guarantee, as the case may be, shall apply to the Successor UK Borrower’s obligations under this Agreement, (vi) each grantor and each pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Security Document confirmed that its obligations thereunder shall apply to the Successor UK Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor UK Borrower’s obligations under this Agreement, and (viii) the UK Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation, such supplement to this Agreement or any Security Document and such amendment or restatement to any applicable Mortgage, as the case may be, comply with this Agreement; provided further, that if the foregoing are satisfied, the Successor UK Borrower (if other than the UK Borrower) will succeed to, and be substituted for, the UK Borrower under this Agreement;

(c)  any Subsidiary of the US Borrower (other than the UK Borrower) or any other Person may be merged or consolidated with or into any one or more Subsidiaries of the US Borrower (other than the UK Borrower); provided, that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the US Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger or consolidation involving one or more Guarantors and/or Foreign Subsidiary Guarantors, as the case may be, a Guarantor or Foreign Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than a Guarantor or Foreign Subsidiary Guarantor, as the case may be) shall execute a supplement to the Guarantee Agreement, the Pledge Agreement and the Security Agreement and any applicable Mortgage or the analogous Foreign Security Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor or Foreign Subsidiary Guarantor, as the case may be, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the US Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the US Borrower shall have delivered to the Administrative Agent an Officers’ Certificate stating that such merger or consolidation and such supplements to any Security Document comply with this Agreement;

(d)  any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower, the UK Borrower, a Guarantor, a Foreign Subsidiary Guarantor or any other Restricted Subsidiary of the US Borrower;

(e)  any Guarantor or any Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower, the UK Borrower or any other Guarantor or Foreign Subsidiary Guarantor; and

(f)  any Restricted Subsidiary (other than the UK Borrower) may liquidate or dissolve if (x) the US Borrower determines in good faith that such liquidation or dissolution is in the best interests of the US Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

(B) Holdings will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of the US Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent, (d) the performance of the Credit Documents to which it is a party, (e) making any Dividend permitted by Section 10.6 or holding any cash received in connection with Dividends made by the US Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6, (f) the performance of the 2011 Senior Notes Indenture, (g) the issuance of PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock and the performance under such PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock, (h) so long as no Default or Event of Default has occurred and is continuing, the prepayment, repurchase, retirement or redemption of the 2011 Senior Notes, PIK Refinancing Indebtedness and/or PIK Refinancing Preferred Stock (x) from the proceeds of Dividends received in accordance with Section 10.6(g) and (y) from the amount of any capital contributions made in cash to Holdings from and including the Business Day immediately following the Closing Date through and including the date of such redemption, repurchase or retirement, including contributions with the proceeds from any issuance of equity securities by any of the Parent Companies or Holdings and (i) activities incidental to the businesses or activities described in clauses (a) to (h) of this Section 10.3(B).  Holdings will not own or acquire any assets (other than shares of capital stock of the US Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Documents, liabilities under its guarantee of the Subordinated Notes and the Senior Subordinated Notes (provided, that Holdings shall not guarantee the Subordinated Notes or the Senior Subordinated Notes unless (x) Holdings also has guaranteed the Obligations pursuant to the Guarantee, (y) such guarantee of the Subordinated Notes or the Senior Subordinated Notes is unsecured and subordinated to such guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Notes or the Senior Subordinated Notes, as the case may be, and (z) such guarantee of the Subordinated Notes or the Senior Subordinated Notes provides for the release and termination thereof, without action by any party, upon any release and termination of such guarantee of the Obligations), liabilities under the 2011 Senior Notes Indenture, liabilities in respect of PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

10.4.        Limitation on Sale of Assets.  Each of the US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation of any assets of the US Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the US Borrower, a Guarantor or a Restricted Foreign Subsidiary) any shares owned by it of any Restricted Subsidiary’s capital stock, except that:

(a)  the US Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b)  the US Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair value, provided, that in the case of any such sale, transfer or other disposition on and after the Restatement Date (i) the amount of any such sale, transfer or disposal, together with the aggregate amount of any previous sales, transfers and disposals made by the US Borrower and the Restricted Subsidiaries, taken as a whole, pursuant to this clause (b) on and after the Restatement Date, shall not exceed in the aggregate an amount equal to 20% of Consolidated Total Assets as of March 31, 2009, (ii) any consideration in excess of $5,000,000 received by the US Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (b) that is in the form of Indebtedness shall be pledged to the Administrative Agent pursuant to Section 9.12, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $25,000,000 the US Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c)  the US Borrower and the Restricted Subsidiaries may make sales of assets to the US Borrower or to any Restricted Subsidiary; provided, that any such sales to Restricted Foreign Subsidiaries shall be for fair value;

(d)  any Restricted Subsidiary may effect any transaction permitted by Section 10.3;

(e)  in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the US Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities or factoring arrangements; provided, that the aggregate amount of accounts receivable subject to such receivables financing facilities or factoring arrangements at any one time shall not exceed $200,000,000 or any greater amount so long as any Net Cash Proceeds in respect of accounts receivable in excess of $200,000,000 subject to such receivables financing facilities or factoring arrangements at any one time are promptly applied to prepay the Term Loans in the manner set forth in Sections 5.2(c) and (d); and

(f)  the sale of the Groupe Novasep segment.

10.5.        Limitation on Investments.  The US Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person, except:

(a)  extensions of trade credit and asset purchases in the ordinary course of business;

(b)  Permitted Investments;

(c)  loans and advances to officers, directors and employees of Parent or any of its Subsidiaries (i) to finance the purchase of capital stock of Parent (provided, that the amount of such loans and advances used to acquire such capital stock shall be contributed by Holdings to the US Borrower in cash as common equity using the proceeds of prior contributions of common equity by Parent to PIK Holdco and by PIK Holdco to Holdings, respectively) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $25,000,000;

(d)  investments existing on the Closing Date and listed on Schedule 10.5, and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all investments pursuant to this clause (d) is not increased at any time above the amount of such investments existing on the Closing Date;

(e)  investments in Hedge Agreements permitted by Section 10.1(h);

(f)  investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g)  investments to the extent that payment for such investments is made solely with capital stock of any of the Parent Companies;

(h)  investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(i)  investments in any Guarantor (other than Holdings), the US Borrower, the UK Borrower or any Foreign Subsidiary Guarantor, and investments (other than investments representing a Permitted Acquisition or any other acquisition, by merger or otherwise, of any assets or capital stock or other equity interests of any Person who is not, immediately prior to such acquisition, a Restricted Subsidiary) by any Restricted Subsidiary that is not a US Subsidiary Guarantor or a Foreign Subsidiary Guarantor in another Restricted Subsidiary that is not a US Subsidiary Guarantor or a Foreign Subsidiary Guarantor;

(j)  investments constituting Permitted Acquisitions; provided, that, in the case of any Permitted Acquisition on or after the Restatement Date the aggregate amount of any such investment, as valued at the fair market value of such investment at the time each such investment is made, made by the US Borrower or any Restricted Subsidiary in any Restricted Foreign Subsidiary, to the extent that such Restricted Foreign Subsidiary does not become a Foreign Subsidiary Guarantor pursuant to Section 9.11 and does not enter into the guarantee and collateral arrangements contemplated thereby, shall not exceed the Available Amount at the time of such investment plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made);

(k)  investments in the equity interests of one or more newly formed persons that are received in consideration of the contribution by the US Borrower or its applicable Restricted Subsidiaries of assets (including capital stock) to such person or persons; provided, that, in the case of any such investment made on or after the Fourth Amendment Effective Date (i) the fair market value of such assets, determined on arms-length basis, so contributed pursuant to this paragraph (k) shall not in the aggregate exceed $150,000,000, (ii) with respect to investments in Foreign Joint Ventures, the sum of all investments in Foreign Joint Ventures made pursuant to this Section 10.5(k) prior to the date thereof and all investment in Foreign Joint Ventures made pursuant to Section 10.5(m)(ii) below prior to the date thereof, when taken together, as valued at the fair market value of such investment at the time each such investment is made, does not exceed $250,000,000 plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made) in the aggregate and (iii) in respect of each such contribution, an Authorized Officer of the US Borrower shall certify, in a form to be agreed upon by the US Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(l)  investments made to repurchase or retire common stock of Parent owned by any employee stock ownership plan or key employee stock ownership plan of the Parent Companies, Holdings or the US Borrower;

(m)  (i) additional investments (including investments in Minority Investments and Unrestricted Subsidiaries) made under this clause (m) prior to the Restatement Date or (ii) such additional investments (including investments in Minority Investments and Unrestricted Subsidiaries) made thereafter, as valued at the fair market value of such investment at the time each such investment is made, in an aggregate amount at the time of such investment not in excess of the Available Amount at such time plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made); provided, that with respect to investments in Foreign Joint Ventures made on or after the Restatement Date, the sum of all investments in Foreign Joint Ventures made pursuant to Section 10.5 (k) above prior to the date thereof and all investment in Foreign Joint Ventures made pursuant to this Section 10.5(m)(ii) prior to the date thereof, when taken together, as valued at the fair market value of such investment at the time each such investment is made, does not exceed $250,000,000 plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made) in the aggregate;

(n)  investments permitted under Section 10.6; and

(o)  contributions to a “rabbi” trust within the meaning of Revenue Procedure 92-64 or contributions to a trust which is qualified under Section 401(a) of the Code or other grantor trust subject to the claims of creditors in the case of a bankruptcy of the US Borrower.

10.6.        Limitation on Dividends.  Neither Holdings nor the US Borrower will declare or pay any dividends (other than, (a) in respect of Holdings, dividends payable solely in its capital stock or rights, warrants or options to purchase its capital stock and (b) in respect of the US Borrower, dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an investment permitted by Section 10.5) any shares of any class of the capital stock of Holdings or the US Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “Dividends”); provided, that, so long as no Default or Event of Default exists or would exist after giving effect thereto subject to the last sentence of this Section, (a) each of Holdings and the US Borrower may redeem in whole or in part any of its capital stock for another class of capital stock or rights to acquire its capital stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock; provided, that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock redeemed thereby, (b) Holdings may repurchase shares of its capital stock (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) held by officers, directors and employees of Parent and its Subsidiaries, with the proceeds of dividends from the US Borrower which shall also be permitted, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, (c) the US Borrower and the Restricted Subsidiaries may make investments permitted by Section 10.5, (d) each of Holdings and the US Borrower may pay dividends to, seriatim, Holdings and any Parent Company; provided, that (i) the aggregate amount of such dividends (without duplication) paid pursuant to this clause (d) shall not at any time exceed 50% of Cumulative Consolidated Net Income Available to Stockholders at such time less the amount of dividends previously paid pursuant to this clause (d) following the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1 and (ii) at the time of the payment of any such dividends and after giving effect thereto, the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of such payment of such dividends shall be less than 3.50:1.00, (e) each of the US Borrower and Holdings may declare and pay dividends and/or make distributions on its capital stock, as applicable, the proceeds of which will be used by Parent solely to pay taxes of Parent, PIK Holdco, Holdings, the US Borrower and the Subsidiaries as part of a consolidated tax filing group, along with franchise taxes, administrative and similar expenses related to its existence and ownership of PIK Holdco, Holdings, the US Borrower, as applicable; provided, that the amount of such dividends does not exceed in any fiscal year the amount of such taxes and expenses payable for such fiscal year (it being understood that such expenses shall in no event exceed $5,000,000 in the aggregate per fiscal year, except that such expenses may exceed $5,000,000 in fiscal year 2007; provided, that such expenses for the period from the Fourth Amendment Effective Date to December 31, 2007 shall in no event exceed $5,000,000 in the aggregate), (f) the US Borrower may declare and pay dividends and/or make distributions on its capital stock, the proceeds of which will be used by Holdings on and after August 15, 2007 solely to pay cash interest, if any, of the 2011 Senior Notes as and to the extent that payment of such interest in cash is required by the 2011 Senior Notes Indenture, (g) the US Borrower and Holdings may declare and pay dividends and/or make distributions on its capital stock, as applicable, from Available Excess Cash Flow, the proceeds of which will be used by Holdings and PIK Holdco solely to redeem, repurchase or retire 2011 Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness if (x) at the time of the payment of such dividends and after giving effect thereto the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of such payment of such dividends shall be less than 2.25 to 1.00 and (y) the US Borrower applies an amount equal to the proceeds used for such redemption, repurchase or retirement of 2011 Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness to prepay Term Loans outstanding hereunder in accordance with Section 5.1 hereof on the date of any such redemption, repurchase or retirement of 2011 Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness (except to the extent that the US Borrower has already applied not less than 50.0% of the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the date of such redemption, repurchase or retirement of 2011 Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness pursuant to Section 5.1 or Section 5.2 hereof) and (h) Holdings may issue PIK Refinancing Indebtedness or PIK

Refinancing Preferred Stock in exchange for, or declare and pay dividends and/or make distributions on its capital stock from the proceeds of the issuance by Holdings of any PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock to the extent such proceeds are utilized by PIK Holdco substantially simultaneously with such issuance to redeem, repurchase or retire, PIK Notes or Permitted Additional PIK Notes of PIK Holdco that are being refinanced or replaced by such PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock.  Notwithstanding anything contained in this Section 10.6 to the contrary, on and after the Restatement Date until after the first anniversary of the Restatement Date, neither Holdings nor the US Borrower will be permitted to declare or pay any Dividends that would otherwise be permitted by subsections (d) and (g) described above.

10.7.        Limitations on Debt Payments and Amendments.  (a)    Neither the US Borrower nor any Restricted Subsidiary will prepay, repurchase or redeem or otherwise defease any Senior Subordinated Notes or any Subordinated Notes as applicable (it being understood that any payment of principal prior to May 15, 2011, in the case of Subordinated Notes shall be deemed a prepayment for purposes of this Section 10.7); provided, however, that the US Borrower may prepay, repurchase or redeem Senior Subordinated Notes and/or Subordinated Notes (x) so long as no Default or Event of Default has occurred and is continuing, for an aggregate price not in excess of the Available Amount at the time of such prepayment, repurchase or redemption; provided, that to the extent the Available Amount so utilized is attributable to Excess Cash Flow in accordance with clause (a)(iii) of the definition of “Available Amount”, the US Borrower applies an amount equal to the proceeds used for such prepayment, repurchase or redemption of Senior Subordinated Notes and/or Subordinated Notes to prepay Term Loans outstanding hereunder in accordance with Section 5.1 hereof on the date of any such prepayment, repurchase or redemption of Senior Subordinated Notes and/or Subordinated Notes (except to the extent that the US Borrower has already applied not less than 50.0% of the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the date of such prepayment, repurchase or redemption of Senior Subordinated Notes and/or Subordinated Notes pursuant to Section 5.1 or Section 5.2 hereof), (y) so long as no Event of Default described in Section 11.1 or 11.5 has occurred and is continuing,  with the proceeds of subordinated Indebtedness that (1) is permitted by Section 10.1 and (2) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of the Senior Subordinated Notes and/or Subordinated Notes, as the case may be or (z) so long as no Default or Event of Default has occurred and is continuing, in the case of the Subordinated Notes only, at any time on or after May 15, 2007 (it being understood that any such prepayment, repurchase or redemption pursuant to this sub-clause (z) shall be made without utilization of the Available Amount).

(b)  The US Borrower will not waive, amend, modify, terminate or release the Senior Subordinated Notes Indenture, the Senior Subordinated Loan Agreement or the Subordinated Note Indenture, to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect; provided, that this clause (b) shall not prohibit the repayment of obligations under the Senior Subordinated Loan Agreement with the Net Cash Proceeds from the issuance of the Senior Subordinated Notes.

10.8.                        Limitations on Sale Leasebacks.  The US Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9.                        Senior Secured Debt to Consolidated EBITDA Ratio.  The US Borrower will not permit the Senior Secured Debt to Consolidated EBITDA Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
Restatement Date to and including March 31, 2010	4.40 to 1.00
April 1, 2010 to and including September 30, 2010	4.25 to 1.00
October 1, 2010 and thereafter	4.00 to 1.00

10.10.                  Consolidated EBITDA to Consolidated Interest Expense Ratio.  The US Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period ending during any period set forth below to be less than the applicable ratio set forth below opposite such period:

Period	Ratio
October 1, 2004 to March 31, 2005	1.60 to 1.00
April 1, 2005 to September 30, 2005	1.70 to 1.00
October 1, 2005 to March 31, 2007	1.75 to 1.00
April 1, 2007 to March 31, 2008	1.85 to 1.00
April 1, 2008 to December 31, 2008	1.95 to 1.00
January 1, 2009 and thereafter	2.00 to 1.00

10.11.                  Capital Expenditures.  The US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures), that would cause the aggregate amount of such Capital Expenditures made by the US Borrower and the Restricted Subsidiaries in any fiscal year of the US Borrower set forth below to exceed the sum of (a) the greater of (i) the amount set forth in the table below opposite such fiscal year and (ii) an amount equal to 10% multiplied by Consolidated Net Sales for such fiscal year (such greater amount, the “Permitted Capital Expenditure Amount”) and (b) the Available Amount as of the last day of such fiscal year (provided, that no portion of the Available Amount may be used for Capital Expenditures until the entire amount of the sum of (i) the Permitted Capital Expenditure Amount for such year and (ii) the carry-forward amount (as defined below in this Section 10.11) for such year shall have been used to make Capital Expenditures).

Period	Amount
January 1, 2004 to December 31, 2004	$275,000,000
January 1, 2005 to December 31, 2005	$275,000,000
January 1, 2006 to December 31, 2006	$240,000,000

Period	Amount
January 1, 2007 to December 31, 2007	$225,000,000
January 1, 2008 to December 31, 2008	$225,000,000
January 1, 2009 to December 31, 2009	$225,000,000
January 1, 2010 to December 31, 2010	$225,000,000
January 1, 2011 and thereafter	$225,000,000

To the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by the US Borrower and the Restricted Subsidiaries during any fiscal year are less than the Permitted Capital Expenditure Amount for such fiscal year, 100% of such unused amount (each such amount, a “carry-forward amount”) may be carried forward to the immediately succeeding fiscal year and utilized to make such Capital Expenditures in such succeeding fiscal year in the event the amount set forth above for such succeeding fiscal year has been used (it being understood and agreed that (a) no carry-forward amount may be carried forward beyond the first two fiscal years immediately succeeding the fiscal year in which it arose, (b) no portion of the carry-forward amount available for any fiscal year may be used until the entire amount of the Permitted Capital Expenditure Amount for such fiscal year (without giving effect to such carry-forward amount) shall have been used to make Capital Expenditures and (c) if the carry-forward amount available for any fiscal year is the sum of amounts carried forward from each of the two immediately preceding fiscal years, no portion of such carry-forward amount from the earlier of the two immediately preceding fiscal years may be used until the entire portion of such carry-forward amount from the more recent immediately preceding fiscal year shall have been used for such Capital Expenditures made in such fiscal year).

SECTION 11.         Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.                        Payments.  The US Borrower or the UK Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2.                        Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3.                        Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), Section 9.16, Section 9.18 or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the US Borrower from the Administrative Agent or the Required Lenders; or

11.4.                        Default Under Other Agreements.  Any of Holdings, the US Borrower, the UK Borrower  or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $30,000,000 in the aggregate, for Holdings, the US Borrower, the UK Borrower  and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or (except in the case of Indebtedness consisting of any Hedge Agreement) any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness (other than Indebtedness consisting of any Hedge Agreement) shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or

11.5.                        Bankruptcy, etc.  Any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary shall commence a voluntary case concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of the UK Borrower and any Foreign Subsidiary that is a Specified Subsidiary, the bankruptcy and/or insolvency legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case is commenced against any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case; or an involuntary case is commenced against any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or similar person is appointed for, or takes charge of, all or substantially all of the property of any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary; or any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary; or there is commenced against any of the US Borrower, the UK Borrower or any Specified Subsidiary any such proceeding that remains undismissed for a period of 60 days; or any of the Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any of the Holdings, the US Borrower, the UK Borrower or any

Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any of Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6.                        ERISA.  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any of Holdings, the US Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7.                        Guarantee.  The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee (other than pursuant to the terms thereof); or

11.8.                        Pledge Agreement.  The Pledge Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement (other than pursuant to the terms thereof); or

11.9.                        Security Agreement.  The Security Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement (other than pursuant to the terms thereof); or

11.10.                  Mortgages.  Any Mortgage or any material provision of any Mortgage shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any Mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any Mortgagor’s obligations under any Mortgage (other than pursuant to the terms thereof); or

11.11.                  Foreign Guarantees.  Any Foreign Guarantee or any material provision of any Foreign Guarantee shall cease to be in full force or effect or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Foreign Guarantee (other than pursuant to the terms thereof); or

11.12.                  Foreign Security Documents.  Any Foreign Security Document or any material provision of any Foreign Security Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Foreign Security Document (other than pursuant to the terms thereof); or

11.13.                  Subordination.  The Obligations of the US Borrower and the UK Borrower, or the obligations of Holdings or any Subsidiaries pursuant to the Guarantee or any of the Foreign Subsidiary Guarantees, shall cease to constitute senior Indebtedness under the subordination provisions of any document or instrument evidencing the Subordinated Notes, the Senior Subordinated Notes, any loans under the Senior Subordinated Loan Agreement or any other permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

11.14.                  Judgments.  One or more judgments or decrees shall be entered against the US Borrower, the UK Borrower or any of the Restricted Subsidiaries involving a liability of $30,000,000 or more in the aggregate for all such judgments and decrees for the US Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.15.                  Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, in each case subject to Section 7.4, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the US Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the US Borrower and the UK Borrower, except as otherwise specifically provided for in this Agreement (provided, that, if an Event of Default specified in Section 11.5 shall occur with respect to the US Borrower, the UK Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice):  (i) declare the Total Term Loan Commitment, the Total Revolving Credit Commitment and the Total Extended Revolving Credit Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all

Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the US Borrower and the UK Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the US Borrower and the UK Borrower to pay (and the US Borrower and the UK Borrower agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the US Borrower, the UK Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the US Borrower’s and the UK Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

SECTION 12.         The Administrative Agent

12.1.                        Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  Neither Co-Syndication Agent, in its capacity as such, shall have any obligations, duties or responsibilities under this Agreement.

12.2.                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3.                        Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor or any other Credit Party to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the US Borrower or the UK Borrower.

12.4.                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the US Borrower and/or the UK Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the US Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6.                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.                        Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the US Borrower or the UK Borrower and without limiting the obligation of the US Borrower and the UK Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8.                        Administrative Agent in its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9.                        Successor Agent.  The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the US Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the US Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10.                  Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  For the avoidance of doubt, the foregoing shall have no effect on any obligations of the Borrowers hereunder.

SECTION 13.         Collateral Allocation Mechanism

13.1.                        Implementation of CAM.  (a)    On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 11, (ii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 14.6) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Credit Party in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Specified Obligations of each Credit Party in respect of each such Credit Facility and each L/C Reserve Account established pursuant to Section 13.2 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, in the case of any CAM Dollar Lender that has prior to the date thereof notified the Administrative Agent and the US Borrower in writing that it has elected to have this clause (iii) apply to it, the interests in the Loans to be received by such CAM Dollar Lender in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to such CAM Dollar Lender in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder; provided, that such CAM Exchange will not affect the aggregate amount of the Obligations of the US Borrower and the UK Borrower to the Lenders under the Credit Documents.  Each Lender and each Credit Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Credit Facility.  Each Credit Party agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Credit Facilities; provided, however, that the failure of any Credit Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)  As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Credit Document in respect of the Specified Obligations, and each distribution made by the Administrative Agent pursuant to any Credit Document in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

13.2.                        Letters of Credit.  (a)    In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall constitute an Unpaid Drawing, each Lender in respect of Unpaid Drawings on Letters of Credit shall, before giving effect to the CAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds and in the currency that such Letters of Credit are denominated, an amount equal to such Lender’s Revolving Credit Commitment Percentage or Extended Revolving Credit Commitment Percentage, as applicable, (as notified to such Lender by the Administrative Agent), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s Unpaid Drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an Extended Revolving Credit Loan or, with respect to Letters of Credit issued under the Revolving Credit Commitments, a Revolving Credit Loan, that is an ABR Loan in a principal amount equal to such amount, as the case may be.  The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above.  The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the Letter of Credit Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of the US Borrower or the UK Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 3.

(b)  In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Letter of Credit Issuer withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Letter of Credit Issuer in satisfaction of the reimbursement obligations of the Lenders under Section 3 (but not of the US Borrower and the UK Borrower under Section 3, respectively).  In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 13.2, the Letter of Credit Issuer shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 13.1.  Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)  In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)  With the prior written approval of the Administrative Agent and the Letter of Credit Issuer, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the  Administrative Agent, for the account of the Letter of Credit Issuer on demand, its CAM Percentage of such drawing.

(e)  Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments.  Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

13.3.                        Net Payments Upon Implementation of CAM Exchange.  Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the CAM Exchange, the US Borrower or the UK Borrower is required to withhold Non-Excluded Taxes from amounts payable to the Administrative Agent, any Lender or any Participant hereunder, the amounts so payable to the Administrative Agent, such Lender or such Participant shall be increased to the extent necessary to yield to the Administrative Agent, such Lender or such Participant (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the US Borrower and the UK Borrower shall not be required to increase any such amounts payable to such Lender or Participant under this Section 13.3 (but, rather, shall be required to increase any such amounts payable to such Lender or Participant to the extent required by Section 5.4) if such Lender or Participant was prior to or on the CAM Exchange Date already a Lender or Participant with respect to such US Borrower or UK Borrower.  If a Non-U.S. Lender (or Non-U.S. Participant), in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the US Borrower under this Agreement, the US Borrower shall not be required to increase any such amounts payable to such Non-U.S. Lender (or Non-U.S. Participant) if such Non-U.S. Lender (or Non-U.S. Participant) fails to comply with the requirements of paragraph (b) of Section 5.4.  Upon a CAM Exchange, a Lender (or Participant) will use commercially reasonable efforts, and complete any procedural formalities necessary, to become an Eligible Lender with respect to the UK Borrower and, if such Lender (or Participant) fails to do so, the UK Borrower shall not be required to increase any such amounts payable to such Lender (or Participant).  If the US Borrower or the UK Borrower, as the case may be, fails to pay any such Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such US Borrower or UK Borrower shall indemnify the Administrative Agent, the Lenders and the Participants for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent, such Lenders or such Participants as a result of any such failure.

SECTION 14.         Miscellaneous

14.1.                        Amendments and Waivers.  Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Revolving Credit Lenders”, “Required Extended Revolving Credit Lenders”, “Required Tranche A Lenders”, “Required Tranche E Lenders”, “Required Tranche G Lenders”, “Required Tranche H Lenders”, “Required Tranche I Lenders” or consent to the assignment or transfer by the US Borrower or the UK Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) change any Revolving Credit Commitment or Extended Revolving Credit Commitment to a Term

Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment or an Extended Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee Agreement), release all or substantially all of the Foreign Subsidiary Guarantors under any Foreign Subsidiary Guarantee (except as permitted by any Foreign Subsidiary Guarantee) or release all or substantially all of the Collateral under the Pledge Agreement, the Security Agreement, the Foreign Security Documents and the Mortgages, in each case without the prior written consent of each Lender, or (viii) decrease any Tranche A-1 Repayment Amount, extend any scheduled Tranche A-1 Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche A-1 Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche A Lenders, or (ix) decrease any Tranche A-2 Repayment Amount, extend any scheduled Tranche A-2 Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche A-2 Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche A Lenders, or (x) decrease any Tranche E Repayment Amount, extend any scheduled Tranche E Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche E Term Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche E Term Loan Lenders, or (xi) decrease any Tranche G Repayment Amount, extend any scheduled Tranche G Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche G Term Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche G Term Loan Lenders, or (xii) decrease any Tranche H Repayment Amount, extend any scheduled Tranche H Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche H Term Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche H Term Loan Lenders, (xiii) decrease any Tranche I Repayment Amount, extend any scheduled Tranche I Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche I Term Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche I Term Loan Lenders; and; provided further, that at any time that no Default or

Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased to finance a Permitted Acquisition, with the consent of such Lender, the US Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, so long as (i) the Increased Commitment Amount at such time, when added to the amount of Indebtedness incurred pursuant to Section 10.1(k) and outstanding at such time, does not exceed the limits set forth therein, (ii) the US Borrower or its applicable Restricted Subsidiary shall pledge the capital stock of any person acquired pursuant thereto to the Administrative Agent for the benefit of the Lenders to the extent required under Section 9.12 and (iii) to the extent determined by the Administrative Agent to be necessary to ensure pro rata borrowings commencing with the initial borrowing after giving effect to such increase, the US Borrower shall prepay any Eurodollar Loans outstanding immediately prior to such initial borrowing; as used herein, the “Increased Commitment Amount” means, at any time, the aggregate amount of all increases pursuant to this proviso made at or prior to such time less the aggregate amount of all voluntary reductions of the Revolving Credit Commitments made prior to such time and provided further, that without the consent of any Lender, the relevant Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any other Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the US Borrower, the UK Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the US Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  Upon any sale or other transfer to any Person (other than the US Borrower and any Restricted Domestic Subsidiary) by any Credit Party of any Collateral that is permitted under the Credit Agreement, the relevant Credit Party, together with the Administrative Agent and/or Collateral Agent, shall be permitted, without consent of any Lender, to amend, modify or waive any provision of the Pledge Agreement, the Security Agreement, the Foreign Security Documents or the Mortgages, as applicable, to the extent necessary to effect release of the security interest in such Collateral.

14.2.                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the US Borrower, the UK Borrower and the Administrative Agent, and as set

forth on Schedule 1.1(c) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The US Borrower and the UK Borrower:	Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, NJ 08540
	Attention:	Tom Riordan
	Fax:	+1-609-514-8722

with a copy to:

Kohlberg Kravis Roberts & Co., L.P.
9 West 57th Street
Suite 4200
New York, NY 10019
	Attention:	Brian Carroll
	Fax:	+1-212-750-0003

The Administrative Agent:	Credit Suisse
Eleven Madison Avenue
New York, NY 10010
	Attention:	Carloyn Tee
	Fax:	+1-212-325-8304

provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and, with regard to Letters of Credit, the Letter of Credit Issuer.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures  may be limited to particular notices or communications.

14.3.                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5.        Payment of Expenses and Taxes.  The US Borrower and the UK Borrower agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the US Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided, that the US Borrower and the UK Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees, trustees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees.  The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

14.6.        Successors and Assigns; Participations and Assignments.  (a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that

(i) other than as provided in Section 10.3, the US Borrower and the UK Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the US Borrower or the UK Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld; it being understood that, without limitation, the US Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the US Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the US Borrower; provided, that no consent of the US Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B) the Administrative Agent and, in the case of an assignment of a Extended Revolving Credit Commitment, the Letter of Credit Issuer; provided, that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent of $5,000,000 or, in the case of a Tranche E Term Loan Commitment, Tranche G Term Loan Commitment, Tranche H Term Loan Commitment,

Tranche I Term Loan Commitment, Tranche E Term Loan, Tranche G Term Loan, Tranche H Term Loan or Tranche I Term Loan, the Dollar Equivalent of $1,000,000 unless each of the US Borrower and the Administrative Agent otherwise consents; provided, that no such consent of the US Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans; provided further, however, that any assignment of any right or interest in a Tranche A-1 Term Loan, a Tranche A-2 Term Loan or a Tranche A Term Loan Commitment (collectively, “Tranche A Loans”) shall be accompanied by, and shall not be permitted to be made independently of, an assignment of a proportionate amount of such Lender’s other Tranche A Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (x) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC or (y) manually executed and delivered together with a processing and recordation fee of $3,500; provided, that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent.

For the purpose of this Section 14.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the US Borrower and the UK Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the US Borrower, the UK Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the US Borrower, the UK Borrower, the Letter of Credit Issuer and by the Administrative Agent on behalf of any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, without the consent of the US Borrower, the UK Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the US Borrower, the UK Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1 that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the US Borrower and the UK Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender; provided, such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the US Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the US Borrower and the UK Borrower, to comply with Section 5.4(b) as though it were a Lender.

(d)  Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment, the US Borrower and the UK Borrower hereby agree that, upon request of any Lender at any time and from time to time after the US Borrower has made its initial borrowing hereunder, the US Borrower or the UK Borrower, as the case may be, shall provide to such Lender, at the US Borrower’s or the UK Borrower’s own expense, a promissory note, substantially in the form of Exhibit R-1, R-2, R-3, R-4, R-5, R-6, R-7 or R-8, as the case may be, evidencing the Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche E Term Loans, Tranche G Term Loans, Tranche H Term Loans, Tranche I Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e)  Subject to Section 14.16, the US Borrower and the UK Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the US Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the US Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the US Borrower and its Affiliates in connection with such Lender’s credit evaluation of the US Borrower and its Affiliates prior to becoming a party to this Agreement; provided, that neither the Administrative Agent nor any Lender shall provide to any Transferee or prospective Transferee any of the Confidential Information unless such person shall have previously executed a Confidentiality Agreement in the form of Exhibit S.

14.7.        Replacements of Lenders under Certain Circumstances.  The US Borrower (on its own behalf and on behalf of the UK Borrower) shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the US Borrower and/or the UK Borrower, as applicable, shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts, pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided, that the US Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the US Borrower, the UK Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

14.8.        Adjustments; Set-off.  (a)    If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the US Borrower or the UK Borrower, any such notice being expressly waived by the US Borrower and the UK Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the US Borrower or the UK Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the US Borrower or the UK Borrower, as the case may be.  Each Lender agrees promptly to notify the US Borrower or the UK Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

14.9.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the US Borrower and the Administrative Agent.

14.10.      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11.      Integration.  This Agreement and the other Credit Documents represent the agreement of the US Borrower, the UK Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13.      Submission to Jurisdiction; Waivers.  The US Borrower and the UK Borrower each hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the US Borrower at its address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

14.14.      Acknowledgments.  The US Borrower and the UK Borrower each hereby acknowledge that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the US Borrower or the UK Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the US Borrower or the UK Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the US Borrower, the UK Borrower and the Lenders.

14.15.     WAIVERS OF JURY TRIAL.  THE US BORROWER, THE UK BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16.      Confidentiality.  The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the US Borrower or the UK Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates; provided, that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the US Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the US Borrower or any Subsidiary of the US Borrower.  Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit S.

14.17.      Judgment Currency.  (a)    The obligations of the US Borrower and the UK Borrower hereunder and under the other Loan Documents to make payments in Dollars or in the Foreign Currencies, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Credit Documents.  If, for the purpose of obtaining or enforcing judgment against the US Borrower, the UK Borrower or any other Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the US Borrower and the UK Borrower each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)  For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

14.18.      Permitted Amendments.  (a)    The US Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers to all Lenders holding Extended Revolving Credit Commitments to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the US Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which each such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days no more than 30 Business Days after the date of such notice).  Only those Lenders holding Extended Revolving Credit Commitments that consent to such Permitted Amendment (“Accepting Lenders”) will have the maturity of their Extended Revolving Credit Commitments extended and be entitled to receive any increase in the Applicable ABR Margin or Applicable Eurodollar Margin and any fees, in each case, as provided therein.

(b)  The US Borrower, the UK Borrower, Holdings and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, the Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders in a manner consistent with the other Loans and Commitments under this Agreement).  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 14.18 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and officer’s certificates consistent with those delivered on the Restatement Date.

14.19.      Effect of the Amendment and Restatement.  (a)  On the Restatement Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement, except to evidence (i) the incurrence by the Borrowers of the Obligations under and as defined in the Existing Credit Agreement (whether or not such Obligations are contingent as of the Restatement Date), (ii) the representations and warranties made by the Borrowers prior to the Restatement Date (which representations and warranties made prior to the Restatement Date shall not be superseded or rendered ineffective by this Agreement as they pertain to the period prior to the Restatement Date) and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Restatement Date (including any failure, prior to the Restatement Date, to comply with the covenants contained in Existing Credit Agreement).  The parties hereto acknowledge and agree that (a) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the Obligations under the

Existing Credit Agreement or the other Credit Documents as in effect prior to the Restatement Date and which remain outstanding as of the Restatement Date, (b) the Obligations under the Existing Credit Agreement and the other Security Documents are in all respects continuing (as amended and restated hereby and which are in all respects hereinafter subject to the terms herein) and (c) the Liens and security interests as granted under the applicable Credit Documents securing payment of such Obligations are in all respects continuing and in full force and effect and are reaffirmed hereby.

(b)  On and after the Restatement Date, (i) all references to the Existing Credit Agreement or the Credit Agreement in the Credit Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement or the Credit Agreement in any Credit Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Restatement Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement as amended and restated hereby.

(c)  This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Credit Document, all terms and conditions of the Credit Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Credit Document.

(d)  Except to the extent specifically amended on the Restatement Date, this amendment and restatement shall not alter, modify or in any way amend the schedules and exhibits to the Existing Credit Agreement (and such schedules and exhibits shall continue to be schedules and exhibits hereto).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ROCKWOOD SPECIALTIES GROUP, INC.

By:	/s/ Thomas J. Riordan
Name: Thomas J. Riordan
Title: Senior Vice President, Law and Administration

ROCKWOOD SPECIALTIES LIMITED

By:	/s/ Thomas J. Riordan
Name: Thomas J. Riordan
Title: Director

ROCKWOOD SPECIALTIES INTERNATIONAL, INC.

By:	/s/ Thomas J. Riordan
Name: Thomas J. Riordan
Title: Senior Vice President, Law and Administration

CREDIT SUISSE, Cayman Islands Branch, as Administrative Agent, Collateral Agent, Letter of Credit Issuer and Swingline Lender

By:	/s/ Karl M. Studer
Name: Karl M. Studer
Title: Director

By:	/s/ Jay Chall
Name: Jay Chall
Title: Director

[Signature Page to Amended and Restated Credit Agreement]